Exhibit 2.1
Execution Copy
CONFIDENTIAL

EQUITY PURCHASE AGREEMENT
among
KAMCO HOLDINGS, INC.
and its shareholders,
SGT, INC.,
KBRWYLE TECHNOLOGY SOLUTIONS, LLC
and
Kamal S. Ghaffarian, in his capacity as Sellers’ Representative and
Sellers’ Guarantor

Dated as of February 22, 2018

TABLE OF CONTENTS
Page
ARTICLE I Definitions and Interpretations    2

SECTION 1.01	Definitions 2

SECTION 1.02	Interpretation and Construction 18
ARTICLE II Closing    19

SECTION 2.01	Closing 19

SECTION 2.02	Sale of the Transferred Equity Interests 19

SECTION 2.03	Purchase Price 19

SECTION 2.04	Post-Closing Purchase Price Determination 20

SECTION 2.05	Withholding Taxes 23

SECTION 2.06	Closing Deliveries by the Selling Parties and the Company 23

SECTION 2.07	Closing Deliveries by Buyer 25

SECTION 2.08	Escrow 25

SECTION 2.09	Closing Bonus Payments and Nonqualified Deferred Compensation Plan 26

SECTION 2.10	Post-Closing Listed Matter Adjustment 27
ARTICLE III Representations and Warranties of Selling Parties    29

SECTION 3.01	Authority 29

SECTION 3.02	Consents and Approvals; Absence of Violation or Conflicts 29

SECTION 3.03	Title to Transferred Equity Interests 30

SECTION 3.04	Litigation 30
ARTICLE IV Representations and Warranties with respect to the Acquired Companies    30

SECTION 4.01	Organization and Good Standing; Capitalization 31

SECTION 4.02	Authority 33

SECTION 4.03	Title to Tangible Property 34

SECTION 4.04	Consents and Approvals; Absence of Violation or Conflicts 34

SECTION 4.05	Real Property 34

SECTION 4.06	Financial Statements; Undisclosed Liabilities 36

SECTION 4.07	Absence of Certain Changes 37

SECTION 4.08	Compliance with Laws; Permits 37

SECTION 4.09	Litigation 37

SECTION 4.10	Government Contracts and Bids 37

SECTION 4.11	Security Clearances 41

SECTION 4.12	Material Contracts 41

SECTION 4.13	Intellectual Property 43

SECTION 4.14	Labor and Employee Matters 45

SECTION 4.15	Employee Plans 46

SECTION 4.16	Environmental Matters 48

SECTION 4.17	Taxes 48

SECTION 4.18	Insurance 50

SECTION 4.19	Anti-Bribery Compliance, Books and Records, and Internal Controls 51

SECTION 4.20	Broker Fees 51

SECTION 4.21	Trade Controls 51

SECTION 4.22	Affiliate Transactions 52

SECTION 4.23	Key Customers and Suppliers 52

SECTION 4.24	Data Protection Warranties. 53

SECTION 4.25	No Other Representations and Warranties 53
ARTICLE V Representations and Warranties of Buyer    53

SECTION 5.01	Organization and Good Standing 54

SECTION 5.02	Authority 54

SECTION 5.03	Consents and Approvals; Absence of Violation or Conflicts 54

SECTION 5.04	Litigation 54

SECTION 5.05	Financial Capacity 55

SECTION 5.06	Investment Intent 55

SECTION 5.07	Broker Fees 55

SECTION 5.08	No Foreign Ownership or Control 55

SECTION 5.09	No Other Representations or Warranties 55
ARTICLE VI Conditions to Closing    55

SECTION 6.01	Conditions Precedent to Buyer’s Obligations 55

SECTION 6.02	Conditions Precedent to Selling Parties’ and the Company’s Obligations 57

SECTION 6.03	Frustration of Closing Conditions 57
ARTICLE VII Certain Covenants    58

SECTION 7.01	Conduct of Business 58

SECTION 7.02	Public Announcements 61

SECTION 7.03	Reasonable Best Efforts; Antitrust Approvals 61

SECTION 7.04	Access to Information 64

SECTION 7.05	Financial Statements 64

SECTION 7.06	Termination of Affiliate Transactions 64

SECTION 7.07	Non-Competition; Non-Solicitation 65

SECTION 7.08	Exclusivity 66

SECTION 7.09	Release of Liens; Pay-off Letters 67
ARTICLE VIII Additional Agreements    67

SECTION 8.01	Financing Cooperation 67

SECTION 8.02	Confidentiality 69

SECTION 8.03	Tax Matters 69

SECTION 8.04	D&O Policy 75

SECTION 8.05	Ancillary Agreements 75

SECTION 8.06	Further Assurances 75

SECTION 8.07	Selling Parties’ Release 75
ARTICLE IX Employees    76

SECTION 9.01	Employee Benefits Matters 76
ARTICLE X Termination    78

SECTION 10.01	Termination 78

SECTION 10.02	Procedure for Termination 78

SECTION 10.03	Effect of Termination 79
ARTICLE XI Indemnification    79

SECTION 11.01	Survival 79

SECTION 11.02	Indemnification by Selling Parties 79

SECTION 11.03	Indemnification by Buyer 80

SECTION 11.04	Scope of Liability 80

SECTION 11.05	Claims 81

SECTION 11.06	Defense of Actions 82

SECTION 11.07	Satisfaction of Claims. 82

SECTION 11.08	Limitation, Exclusivity, No Duplicate Recovery. 83

SECTION 11.09	Calculation of Damages 84

SECTION 11.10	Tax Treatment of Indemnity Payments 85
ARTICLE XII Miscellaneous    85

SECTION 12.01	Sellers’ Representative 85

SECTION 12.02	Disclosure Schedules 86

SECTION 12.03	To the knowledge 87

SECTION 12.04	Expenses 87

SECTION 12.05	Modifications and Amendments 87

SECTION 12.06	Waivers 87

SECTION 12.07	Assignability 87

SECTION 12.08	No Third Party Beneficiaries 88

SECTION 12.09	Notices 88

SECTION 12.10	Buyer’s Own Due Diligence 89

SECTION 12.11	Financial Information and Projections 89

SECTION 12.12	No Other Representation or Warranties 89

SECTION 12.13	Guaranty 90

SECTION 12.14	Headings 91

SECTION 12.15	Counterparts 91

SECTION 12.16	Governing Law 91

SECTION 12.17	Specific Enforcement 91

SECTION 12.18	Entire Agreement 92

SECTION 12.19	Severability 92

SECTION 12.20	Set-Off 92

SECTION 12.21	Consent to Jurisdiction 92

SECTION 12.22	Non-recourse 93

SECTION 12.23	Attorney Conflict Waiver 93

Exhibits
Exhibit A    Statement Principles
Exhibit B    Form of Escrow Agreement
Exhibit C    Retention Bonus Recipients and Form of Retention Bonus Agreement

EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of February 22, 2018, by and among KBRwyle Technology Solutions, LLC, a Delaware limited liability company (“Buyer”), SGT, Inc., a Maryland corporation (the “Company”), Kamco Holdings, Inc., a Maryland corporation (“Seller”), the shareholders of Seller set forth on the signature pages hereto under the heading “Shareholder Selling Parties” (each individually, a “Shareholder Selling Party” and collectively, the “Shareholder Selling Parties” and together with Seller sometimes referred to as the “Selling Parties”), and Kamal S. Ghaffarian, in his capacity as representative of the Selling Parties (“Sellers’ Representative”) and as guarantor of Selling Parties’ obligations under this Agreement in accordance with Section 12.13 and for purposes of Sections 7.02, 7.07, 7.08, 8.02, 8.07 and Article XII (“Sellers’ Guarantor”).
W I T N E S E T H:
WHEREAS, (i) prior to the date hereof, (A) the Shareholder Selling Parties formed Seller, (B) the Shareholder Selling Parties contributed to Seller all of the outstanding stock of the Company (the “Contribution”), with the result that the Shareholder Selling Parties own 100% of Seller, which in turn owns 100% of the Company, (ii) as part of the common plan that included the Contribution, Seller will immediately elect to treat the Company as a Qualified Subchapter S Subsidiary effective as of the date of the Contribution (“QSub election”) and will timely file prior to Closing Form 8869 with the Internal Revenue Service consistent with the foregoing, (iii) prior to the Closing, the Company will have converted from a corporation to a limited liability company (the “LLC Conversion”) disregarded as separate from Seller for federal income tax purposes (the LLC Conversion together with the QSub election and together with the Contribution, the “Restructuring”) and (iv) Seller will make a protective election to be treated as an S Corporation and will file prior to Closing Form 2553 with the Internal Revenue Service (with the same effective date as the effective date of the QSub election). The Restructuring is intended to be treated as a reorganization pursuant to and in accordance with section 368(a)(1)(F) of the Code;
WHEREAS, Seller owns all of the issued and outstanding equity interests in the Company (the “Transferred Equity Interests”); and
WHEREAS, Buyer desires to purchase and, Seller desires to sell to Buyer, the Transferred Equity Interests in a taxable transaction, upon the terms and subject to the conditions set forth herein; and
WHEREAS, concurrently with the execution of this Agreement, KBR, Inc., a Delaware corporation and direct parent of Buyer, is executing and delivering to the Selling Parties the Guaranty Agreement (as defined herein) and each of the Selling Parties is entering into this Agreement in reliance on the Guaranty Agreement.
NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:
article I
Definitions and Interpretations
SECTION 1.01    Definitions. (a) The following terms used in this Agreement shall have the respective meanings assigned to them below:
“Acquired Companies” means the Company and each of its Subsidiaries, including the Subsidiaries identified on Schedule 1.01(a).
“Acquisition Proposal” means any inquiry, proposal or offer, or any expression of interest by any third party relating to any Selling Party’s, the Company’s or any of their respective Affiliates’ willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by Buyer or any of its Affiliates, for any merger, amalgamation, consolidation, share exchange, recapitalization, liquidation, dissolution, acquisition or other business combination, in each case relating to (i) equity interests of Seller or any Acquired Company or (ii) all or any material portion of the assets of Seller or the Acquired Companies.
“Action” means any action, litigation, investigation, suit, countersuit, proceeding or arbitration by or before any Governmental Entity or any arbitration or mediation tribunal.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise, and the term “controlled” shall have a correlative meaning.
“Ancillary Agreements” means, other than this Agreement, the Escrow Agreement, the Guaranty Agreement, and all other agreements, instruments and certificates delivered pursuant to this Agreement, in each case executed and delivered in connection with the Transactions.
“Antitrust Approvals” means all authorizations, orders, grants, consents, clearances, permissions and approvals and all expirations, lapses and terminations of any required waiting periods (including extensions thereof), in each case under any antitrust, competition, merger control or similar Law required to consummate the Transactions.
“Antitrust Filings” means all applicable notifications to or filings with an antitrust or competition authority in the United States to consummate the Transactions.
“Business Intellectual Property” means the Intellectual Property owned (in whole or in part), licensed, used or held for use by the Acquired Companies.
“Buyer Indemnitees” means Buyer and its directors, officers, employees, Affiliates (including the Acquired Companies), agents and Representatives.
“Cash” means cash and cash equivalents, excluding any Restricted Cash. For the avoidance of doubt, Cash shall (a) be calculated net of uncleared checks and drafts issued by the Acquired Companies (to the extent there has been a reduction of accounts payable on account thereof) and (b) include uncleared checks and drafts received or deposited for the account of the Acquired Companies (to the extent there has been a reduction in accounts receivable on account thereof).
“Claims” means each matter, Action, claim, demand, proceeding, assessment, fact or other circumstances upon which a claim for indemnification under this Agreement may be based.
“Closing Bonus Payments” means (i) all compensation payments to employees (or former employees) payable as of the Closing by reason of the Transactions, including, amounts payable under the VRP, and (ii) any Employer Payroll Taxes resulting from such payments.
“Closing Date Actual Listed Matters Amount” means the actual Listed Matters Amount of the Acquired Companies as of immediately prior to the Closing, which amount shall be equal One Million Three Hundred Sixty-one Thousand Six Hundred Ninety-seven Dollars ($1,361,697).
“Closing Date Amount” means an amount equal to (a) the Closing Consideration minus (b) the Indemnity Escrow Deposit minus (c) the Retention Bonus Amount minus (d) the Estimated Deferred Compensation Liability minus (e) the Deferred Compensation Employer Payroll Taxes minus (f) Closing Bonus Payments.
“Closing Date Cash” means the aggregate amount of Cash of the Acquired Companies as of 11:59 p.m., Eastern Standard time, on the Closing Date, as determined in accordance with the Statement Principles, up to an aggregate amount of $28,000,000.
“Closing Date Indebtedness” means Indebtedness of the Acquired Companies as of immediately prior to the Closing, as determined in accordance with the Statement Principles.
“Closing Date Net Working Capital” means the amount, as of 11:59 p.m., Eastern Standard time, on the Closing Date, of Current Assets minus Current Liabilities, in each case as determined in accordance with the Statement Principles. For the avoidance of doubt, the calculation of Closing Date Net Working Capital shall not include any Closing Date Cash, any Closing Date Indebtedness, the Closing Bonus Payments, the Rabbi Trust Assets, the liability with respect to the Nonqualified Deferred Compensation Plan or the Retention Bonus Amount.
“Closing Date NPV Listed Matters Amount” means the net present value of the Listed Matters Amount of the Acquired Companies as of immediately prior to the Closing, which amount shall be equal to One Million One Hundred Twenty-four Thousand Dollars ($1,124,000).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means each collective bargaining, works council or other labor union Contract or labor arrangement covering any employee of the Acquired Companies, excluding any national, industry or similar generally applicable Contract or arrangement.
“Commercial Software” means commercially available off-the-shelf Software licensed pursuant to a standard non-exclusive license agreement for which license fees are less than Twenty-five Thousand Dollars ($25,000) per year and used internally (and not licensed or sublicensed to third parties) by the Company.
“Company Fundamental Representations” means the representations and warranties set forth in Sections 4.01(a)(i), 4.01(b)(i), 4.01(c), 4.01(d), 4.01(e), 4.01(f), 4.01(g) and 4.01(h) (Organization and Good Standing; Capitalization), 4.02 (Authority) and 4.20 (Brokers Fees).
“Confidentiality Agreement” means the letter agreement, dated as of October 27, 2017, between the Company and KBR, Inc.
“Contract” means any written or oral contract, agreement, note, bond, indenture, debenture, guarantee, mortgage, deed of trust, lease, license, sublease, sublicense, instrument, purchase order, bid, tender or other legally binding right, commitment, obligation, arrangement or understanding.
“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4890B of the Code.
“Current Assets” has the meaning assigned to such term in the Statement Principles.
“Current Government Contract” means any Government Contract the period of performance of which has not yet expired or been terminated, or which remains subject to contract closeout.
“Current Liabilities” has the meaning assigned to such term in the Statement Principles.
“Damages” means losses, Liabilities, damages, awards, deficiencies, fines, costs, fees, penalties and expenses incurred or suffered (and, if applicable, reasonable fees of attorneys, auditors, consultants and other agents reasonably associated therewith) whether or not based on contract, tort, warranty claims or otherwise, but excluding punitive, exemplary, consequential, special or speculative damages that are not reasonably foreseeable (in each case, other than any Damages payable to third parties that may be imposed or otherwise incurred).
“Data Room” means the electronic data room containing documents and materials made available to Buyer in connection with its examination of the Acquired Companies, as constituted as of 9:00 a.m. Eastern Standard time two (2) business days prior to the date hereof.
“DCAA” means the Defense Contract Audit Agency.
“Deferred Compensation Employer Payroll Taxes” means the amount equal to the Employer Payroll Taxes resulting from the Nonqualified Deferred Compensation Liability.
“Disclosure Schedules” means the Schedules delivered by the Selling Parties and the Company to Buyer on the date of this Agreement referenced in the table of contents and referred to throughout this Agreement and attached hereto.
“DSS” means the Defense Security Service of the United States Department of Defense.
“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject thereto) or employment, consulting, severance, termination, change in control, bonus, incentive, retention, deferred compensation, retirement, employee benefit insurance, vacation, welfare, material fringe benefit, perquisite, equity or equity-based compensation or similar plan, program, Contract or arrangement, whether or not in writing, in each case, that is sponsored, contributed to or maintained by Seller or any of the Acquired Companies, to which Seller or any of the Acquired Companies is obligated to contribute or with respect to which Seller or any of the Acquired Companies has any Liability, contingent or otherwise.
“Employer Payroll Taxes” means the employer portion of any withholding and payroll Taxes attributable to a payment.
“Environmental Law” means any applicable federal, state, local or foreign Law relating to pollution, protection of the environment or natural resources, or the manufacture, processing, generation, treatment, transportation disposal, storage, Release or Remediation of or exposure to Hazardous Substances, as in effect on or prior to the Closing Date.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Citibank, National Association, as escrow agent under the Escrow Agreement.
“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.).
“Financing” means, collectively, any financing transactions contemplated to be entered into by Buyer or any of its Affiliates in connection with or related to the consummation of the Transactions, including any debt, equity or hybrid financing.
“Financing Sources” means any Persons (including any agents, arrangers and lenders) that may commit to provide or arrange or otherwise enter into agreements in connection with any Financing, including any joinder agreements, loan documents, purchase agreements, underwriting agreements, engagement letters, indentures or credit agreements entered into pursuant thereto or relating thereto (including Buyer’s (or its Affiliates’) existing credit agreements, loan documents and indentures and agents thereunder) together with any of their respective Affiliates and any of their and their Affiliates’ respective, direct or indirect, former, current or future general and limited partners, controlling Persons, managers, stockholders, members, Affiliates, agents, officers, directors, employees and Representatives involved in any Financing and any of their respective successors and assigns.
“Full and Open Competition” means competition that is not a “set-aside for small business” as that term is defined in 48 C.F.R. 19.501.
“Funded Backlog” means the total amount of funding allotted to a Government Contract minus the total amount of direct costs, indirect costs and profit or fee allocable to such Government Contract.
“GAAP” means generally accepted accounting principles in the United States.
“Government Audit” means any audit or investigation by a Governmental Entity (other than any Taxing Authority), including the DCAA, an Office of the Inspector General, the Department of Justice, and the United States Office of Federal Contract Compliance Programs, whether or not relating directly or indirectly to one or more Government Contracts or Government Bids.
“Government Bid” means any outstanding bid, offer or proposal which, if accepted or successful, would result in a Current Government Contract.
“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, teaming agreement, letter contract, joint venture or other similar written arrangement between any Acquired Company or Government Contract Joint Venture, on the one hand, and (i) any Governmental Entity or (ii) any higher-tier contractor of a Governmental Entity in its capacity as a higher-tier contractor, on the other hand. A purchase order, a task order or a delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Government Contract Joint Ventures” means, the entities listed on Schedule 1.01(b) and any other joint venture of any Acquired Company which has entered into a Government Contract or submitted a Government Bid.
“Government Contract Matters” means: (a) the audits, investigations, claims or Liabilities relating to the incurred cost submissions for the years 2011 through 2017, and (b) any audit, investigation, claims or Liabilities concerning non-compliance with the Service Contract Act to the extent arising out of or resulting from the Company’s operations prior to Closing; however, “Government Contract Matters” excludes the Listed Matters Amount and the Overbillings Amount to the extent of an adjustment for any such amounts in the calculation of Purchase Price pursuant to Sections 2.03, and 2.04 (including through the inclusion of any such amounts in Indebtedness) and 2.10.
“Governmental Entity” means any domestic or foreign court, administrative or regulatory agency or other governmental authority (or any department, agency or political subdivision thereof) or any other body or Person exercising regulatory, taxing or other governmental authority.
“Guaranty Agreement” means a guaranty agreement between KBR, Inc. and Sellers’ Representative dated as of the date hereof.
“Hazardous Substances” means any substance, material or waste that poses a hazard or threat to human health, safety, natural resources or the environment or that is listed, defined, regulated or forms the basis of liability under any Environmental Law, including “hazardous substances” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., and petroleum or petroleum products (including crude oil or any fraction thereof).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder).
“Illustrative Closing Balance Sheet” means the form of balance sheet attached to the Statement Principles setting forth, for illustration purposes only, a computation of Closing Date Net Working Capital, assuming that the Closing Date was September 30, 2017.
“Indebtedness” means, without duplication, whether or not contingent, (i) all obligations and indebtedness of the Acquired Companies for borrowed money; (ii) all obligations of the Acquired Companies evidenced by notes, bonds, debentures or other similar Contracts; (iii) all obligations of the Acquired Companies arising under letters of credit, bank guarantees or similar facilities; (iv) the capitalized portion of lease obligations under capital leases; (v) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services for which any of the Acquired Companies is liable; (vi) any premium, break fee, penalty or other cost payable in connection with terminating, unwinding or prepaying any obligations described in the preceding clauses (i)-(v); (vii) all obligations of the type referred to in the preceding clauses (i)-(vi) that are secured by a Lien on the assets of the Acquired Companies; (viii) the Listed Matters Amount; and (ix) the Overbillings Amount. For the purposes of this Agreement, “Indebtedness” shall not include (A) the endorsement of negotiable instruments for collection in the ordinary course of business, (B) trade accounts payable in the ordinary course of business or (C) undrawn amounts under letters of credit, bank guarantees or similar facilities (including for the avoidance of doubt Company’s guarantee of Alcyon Technical Services, LLC’s $4.0 million line of credit with KeyBank). Further, for the avoidance of doubt, the Closing Bonus Payments, the Retention Bonus Amount and the liability with respect to the Nonqualified Deferred Compensation Plan shall not be included in Indebtedness.
“Indemnitees” means the Buyer Indemnitees and the Seller Indemnitees.
“Indemnity Escrow Account” has the meaning specified in the Escrow Agreement.
“Indemnity Escrow Deposit” means $30,175,000.
“Intellectual Property” means all (i) patents and patent applications, including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof; (ii) copyrights, designs, works of authorship, “moral rights,” mask work rights and Software; (iii) trademarks, service marks, trade dress, trade names, logos and domain names and websites (including the content), together with all goodwill in connection with the use thereof and symbolized thereby; (iv) confidential and proprietary information, including trade secrets, know-how, technologies, processes, techniques, architectures, customer lists and invention rights; and (v) registrations and applications for registration of any of the foregoing.
“Judgment” means any judgment, order, ruling, writ, injunction, stipulation or decree, promulgated or entered into by or with any Governmental Entity.
“Law” means any statute, law, ordinance, treaty, rule, code, regulation, common law ruling, Judgment or other binding directive issued, promulgated or enforced by any Governmental Entity.
“Lease” means any lease, license, sublease, sublicense, franchise, easement or other Contract pursuant to which a Person has the right to use any real, personal or intangible property.
“Liabilities” means any and all debts, liabilities and obligations, whether known or unknown, asserted or unasserted, liquidated or unliquidated, accrued or fixed, absolute or contingent, matured or not, determined or determinable or due or to become due.
“Lien” means any deed of trust, option, claim, mortgage, pledge, lien, charge, security interest, hypothecation, covenant, right-of-way, easement, encroachment, restriction, title defect, right of first refusal or first offer or other similar third-party (or governmental) right or encumbrance of any kind.
“Listed Matters Amount” means, as of a particular date, the sum of (i) the aggregate amount of unpaid actual or reasonably anticipated disallowed direct and indirect costs of the Acquired Companies relating to the incurred cost submission for the years 2006-2017 plus (ii) the aggregate amount of any amounts paid by the Acquired Companies subsequent to Closing to Governmental Entities with respect to actual disallowed direct and indirect costs of the Acquired Companies relating to the incurred cost submission for the years 2006-2017 from and after the Closing and prior to such date; provided, that the amounts set forth in clauses (i) and (ii) shall not include the Overbillings Amount and shall not otherwise include billings in excess of contract costs reflected as current liabilities in the balance sheet of the Company as of the date such amounts are calculated or included in the definition of Indebtedness. Any determination of “reasonably anticipated” disallowed direct and indirect costs of the Acquired Companies relating to the incurred costs submission for the years 2006-2017 shall be consistent with GAAP.
“Material Adverse Effect” means any change, effect, event, circumstance, development, condition, matter, state of facts or occurrence, individually or together with any other of the foregoing, that has had or would reasonably be expected to have a material adverse effect on (A) the business, assets, liabilities, operations, results of operations or financial condition of the Acquired Companies, taken as a whole; provided that none of the following (either alone or in combination) nor any changes, effects, events, circumstances, developments, conditions, matters, state of facts or occurrence, arising or resulting from the following, shall constitute or shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) any change or development in financial or securities markets generally, or general economic, regulatory or business conditions; (ii) any act of terrorism or any outbreak or escalation of hostilities or war (whether or not declared) or any natural disaster; (iii) any change or development that generally affects the industry in which the Acquired Companies operate; (iv) any change in Law or GAAP or the interpretation or enforcement of either; (v) the public announcement of this Agreement or that Buyer is the Person acquiring the Company (including any loss of customer or employee relationships including the departure of any employees, but excluding the breach by any Acquired Company of any Contract with any customer or employee to the extent resulting from the execution of this Agreement or the consummation of the Transactions); (vi) any action taken or not taken by Seller or any Acquired Company at the request of Buyer other than actions taken in accordance with the terms of this Agreement; or (vii) any failure of the Acquired Companies to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or other financial, strategic or business plans (provided that the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or financial, strategic or business plans which are not otherwise excluded by (i)-(vii) may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect); except, in the case of clauses (i) through (iv), to the extent such changes, effects, events, circumstances, developments, conditions, matters, states of facts or occurrences have a disproportionate adverse effect on the Acquired Companies, taken as a whole, relative to other participants engaged in the industry in which the Acquired Companies operate or (B) the ability of the Selling Parties to consummate the transactions contemplated by, and discharge their obligations under, this Agreement and the other Transaction Documents.
“NISPOM” means the National Industrial Security Program Operating Manual, Department of Defense Manual 5220.22 as required by Executive Order 12829 and issued under the authority of the Department of Defense Instruction 5220.22, National Industrial Security Program (“NISP”), or subsequent Executive Orders, directives or regulations for the protection of classified information released or disclosed to industry in connection with classified contracts under the NISP.
“Nonqualified Deferred Compensation Liability” means the aggregate amount of benefits payable to participants upon the Closing who have elected to be paid upon a change of control pursuant to and as defined in the Nonqualified Deferred Compensation Plan.
“Nonqualified Deferred Compensation Plan” means the SGT, Inc. Nonqualified Deferred Compensation Plan effective October 1, 2012.
“OCI” means “organizational conflict of interest” as defined in the FAR 2.101.
“Overbillings Amount” means an amount equal to the projected Liability of the Acquired Companies for overbilled fee or indirect cost billed in excess of actual or settled rates for the years 2006 through 2017, which projected Liability is Three Million Six Hundred Seventy-eight Thousand Dollars ($3,678,000).
“Pass-through Tax Returns” means income Tax Returns of the Company or any of its Subsidiaries where the Tax is imposed on one or more of the Selling Parties rather than on the Company or any of its Subsidiaries. For avoidance of doubt, IRS Forms 1120S and any comparable state or local income Tax Returns of the Company are Pass-through Tax Returns, as are any income Tax Returns filed for the Company as an LLC for any Tax period ending on or prior to Closing.
“Pending Indemnity Claim” means any claim for Damages asserted in good faith by any Buyer Indemnitee in respect of any outstanding and unpaid indemnification Claims pursuant to Section 8.03 or Article XI on or prior to the Expiration Date.
“Permit” means any permit, license, approval or other authorization or approval required or granted by any Governmental Entity.
“Permitted Lien” means any (i) Lien in respect of Taxes, assessments and charges or levies of any Governmental Entity not yet delinquent, or for which adequate reserves are maintained on the 2018 Interim Financial Statements; (ii) materialmens’, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith by appropriate proceedings; (iii) easements, covenants, rights-of-way and other similar restrictions of record that encumber the Leased Real Property that do not individually or in the aggregate materially detract from the value, ownership or operation of the business of the Acquired Companies conducted at such Leased Real Property; (iv) with respect to interests in leased property, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, none of which, individually or in the aggregate, materially detracts from the value, ownership or operation of the related real property; (v) Liens securing Indebtedness that will be released or extinguished at the Closing; and (vi) Liens disclosed in the Financial Statements (or securing liabilities reflected in the Financial Statements) that will be released or extinguished at the Closing.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity or other entity.
“PII” means personally identifiable information.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Public Official” means: (i) any officer, employee or representative of any Governmental Entity; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled, or partially owned or controlled, by a Governmental Entity; (iii) any officer, employee or representative of any public international organization including the African Union, the International Monetary Fund, the United Nations or the World Bank Group; (iv) any Person acting in an official capacity for any Governmental Entity, enterprise, or organization identified in the preceding clauses (i)-(iii); and (v) any political party, party official or candidate for political office.
“Qualified Subchapter S Subsidiary” has the meaning set forth in Section 1361(b)(3)(B) of the Code.
“Rabbi Trust” means the Trust Agreement for the SGT, Inc. Nonqualified Deferred Compensation Plan.
“Rabbi Trust Assets” the assets held by the Rabbi Trust.
“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release of Hazardous Substances into or upon the indoor or outdoor environment.
“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, abatement, monitoring, sampling and analysis, installation, reclamation, closure or post-closure action in connection with the suspected, threatened or actual Release of Hazardous Substances.
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives.
“Restricted Cash” means (i) cash or cash equivalents held in any account outside of the United States or (ii) cash or cash equivalents that are not freely usable by Buyer because such cash or cash equivalents are subject to restrictions or limitations on use or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations.
“Retention Bonus Amount” means One Million Dollars ($1,000,000).
“S Corporation” has the meaning set forth in Section 1361(a) of the Code.
“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.01 (Authority) and 3.03 (Title to Transferred Equity Interests).
“Seller Indemnitees” means the Selling Parties and their respective Affiliates (other than the Acquired Companies), agents and Representatives.
“Software” means computer software and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and documentation related thereto.
“Statement Principles” means, with respect to the calculation of Closing Date Cash, Closing Date Indebtedness and Closing Date Net Working Capital, the rules, principles, policies and practices set out in Exhibit A attached hereto, which shall be in accordance with GAAP, except as otherwise set forth on Exhibit A.
“Straddle Period” means a taxable period that includes but does not end on the Closing Date.
“Subsidiary” means, with respect to any Person, any partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity of which an amount of the securities or interest having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such Person, or the general partner of which is such Person. For the avoidance of doubt, the term “Subsidiary” does not include the Government Contract Joint Ventures.
“Tax” and “Taxes” means all U.S. federal, state, local or foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, ad valorem, services, employment, social security, unemployment, disability, use, property, excise, production, value added, occupancy, alternative or add-on minimum, escheat, imposts, duties, withholdings, or other tax or assessments imposed by a Governmental Entity, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts.
“Tax Proceeding” means any audit, deficiency, assessment, examination, contest, request for information, investigation, hearing or Action relating to Taxes.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes other than payroll or other employment related Taxes, including any schedule or attachment thereto, and including any amendment thereof required or permitted to be filed.
“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.
“Trade Controls Laws” means any applicable Laws administered by a Governmental Entity (except to the extent inconsistent with U.S. Law), related to export controls and economic sanctions, including the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.); the Export Administration Act of 1979, as amended (50 U.S.C. App. §§ 2401-2420); the Export Administration Regulations (15 C.F.R. Part 730 et seq.); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1707); regulations and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); Executive Orders of the President of the United States regarding restrictions on trade with designated countries and persons; the United States anti-boycott regulations administered by the Office of Anti-Boycott Compliance of the United States Department of Commerce and the Internal Revenue Service; the reporting requirements administered by the Census Bureau of the United States Department of Commerce; and applicable laws governing imports and customs, including the U.S. customs regulations at 19 C.F.R. Chapter 1.
“Transaction Documents” means this Agreement and the Ancillary Agreements.
“Transaction Tax Deductions” means any deduction permitted for income Tax purposes that is attributable to: (i) any compensatory or other payment arising in connection with the transactions contemplated by this Agreement and paid or accrued on or before the Closing Date or taken into account in determining Purchase Price or as an adjustment thereto (including pursuant to Article II); (ii) any Unpaid Company Transaction Expenses; or (iii) any amounts paid or accrued by the Selling Parties. For avoidance of doubt, Transaction Tax Deductions include any deduction for income Tax purposes that is attributable to the Closing Bonus Payments and the Estimated Deferred Compensation Liability, except to the extent such deduction is disallowed by a final non-appealable ruling.
“Transactions” means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of the Transferred Equity Interests.
“Transfer Taxes” mean any sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar Tax imposed in connection with the Restructuring or the purchase and sale of the Transferred Equity Interests.
“Unfunded Backlog” means the total price or estimated cost of a Government Contract minus the Funded Backlog under such Government Contract.
“Unpaid Company Transaction Expenses” means, without duplication, the sum of (a) the aggregate unpaid fees and expenses of any lawyers, accountants, investment bankers, financial advisors, brokers, consultants, agents, accountants, dataroom administrators and other third parties engaged by any Selling Party or the Acquired Companies (or payable by the Acquired Companies on behalf of any Selling Party), relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement and/or the Transaction Documents, but excluding any such fees and expenses expressly specified to be paid by Buyer pursuant to Section 8.04, (b) any unpaid transaction bonus, retention payment or change-of-control payment payable by any of the Acquired Companies to any employees of the Acquired Companies relating to, arising out of or in connection with the execution of this Agreement or the Transaction Documents or the Transactions (including Employer Payroll Taxes imposed on such amounts) but excluding the Closing Bonus Payments, retention payments to be funded with the Retention Bonus Amount and any liability with respect to the Nonqualified Deferred Compensation Plan, (c) any amounts payable to the Selling Parties or their Affiliates (other than employees of the Acquired Companies) by any Acquired Company; provided, however, that, for the avoidance of any doubt, any amounts included in Closing Date Net Working Capital or Closing Date Indebtedness shall be excluded from Unpaid Company Transaction Expenses.
“VRP” means the Company’s 2011 Value Rewards Plan.
(a)    The following terms used in this Agreement shall have the meanings assigned to them in the respective Sections or Schedules set forth below:

Term	Location

2015 Financial Statements	§4.06(a)

2016 Financial Statements	§4.06(a)

2017 Financial Statements	§4.06(a)

2018 Interim Financial Statements	§4.06(a)

Accounting Arbitrator	§2.04(c)

Acquired Companies	§1.01

Acquisition Proposal	§1.01

Action	§1.01

Additional Deferred Compensation Liability	§2.09

Adjustment Statement	§2.04(a)

Aerodyne	§7.07(a)

Affiliate	§1.01

Affiliate Transaction	§4.22

Agreement	Preamble

Ancillary Agreements	§1.01

Antitrust Approvals	§1.01

Antitrust Division	§7.03(b)

Antitrust Filings	§1.01

Arbitration Statement	§2.04(c)

Benefits Continuation Period	§9.01(a)

Business Insurance Policies	§4.18

Business Intellectual Property	§1.01

Buyer	Preamble

Buyer Indemnitees	§1.01

Buyer Released Parties	§8.07

Cap	§11.04(a)

Cash	§1.01

Claims	§1.01

Closing	§2.01

Closing Bonus Payments	§1.01

Closing Consideration	§2.03(a)

Closing Date	§2.01

Closing Date Actual Listed Matters Amount	§1.01
Closing Date Amount    §1.01

Closing Date Cash	§1.01

Closing Date Indebtedness	§1.01
Closing Date Net Working Capital    §1.01

Closing Date NPV Listed Matters Amount	§1.01
Closing Date Statement    §2.03(b)

Code	§1.01

Collective Bargaining Agreement	§1.01

Commercial Software	§1.01

Company	Preamble

Company Fundamental Representations	§1.01

Company IPR Agreements	§4.13(d)

Company Software	§4.13(a)

Competing Business	§7.07(a)

Confidentiality Agreement	§1.01

Continuing Employee	§9.01(a)

Contract	§1.01

Contribution	Recitals

Controlled Group Liability	§1.01

Current Assets	§1.01

Current Government Contract	§1.01

Current Liabilities	§1.01

D&O Tail Policy	§8.04

Damages	§1.01

Data Protection Laws	§4.24(a)

Data Room	§1.01

DCAA	§1.01

Deductible	§11.04(a)

Deferred Compensation Employer Payroll Taxes	§1.01

DFARS	§4.10(e)

Disclosure Schedules	§1.01

DSS	§1.01

Employee Benefit Plan	§1.01

Employer Payroll Taxes	§1.01

Environmental Law	§1.01

Environmental Permits	§4.16(b)(i)

ERISA	§1.01

Escrow Agent	§1.01

Escrow Agreement	§2.06(e)

Estimated Closing Date Net Working Capital	§2.03(c)(i)

Estimated Deferred Compensation Liability	§2.09

Expiration Date	§11.01

FAR	§4.10(b)

FCPA	§1.01

Final Closing Date Net Working Capital	§2.04(d)(i)

Final Listed Matters Amount	§2.10(d)

Final Purchase Price	§2.03(a)

Financial Statements	§4.06(a)

Financing	§1.01

Financing Sources	§1.01

Forward-Looking Statements	§12.11

Full and Open Competition	§1.01
Funded Backlog    §1.01

Funded Indebtedness	§7.09

GAAP	§1.01

Government Audit	§1.01

Government Bid	§1.01

Government Contract	§1.01

Government Contract Joint Ventures	§1.01

Government Contract Matters	§1.01

Governmental Entity	§1.01

Guaranty Agreement	§1.01

Hazardous Substances	§1.01

HSR Act	§1.01

Illustrative Closing Balance Sheet	§1.01

Indebtedness	§1.01

Indemnified Party	§11.05

Indemnifying Party	§11.05

Indemnitees	§1.01

Indemnity Escrow Account	§1.01

Indemnity Escrow Deposit	§1.01

Intellectual Property	§1.01

IRS	§4.15(b)

IT Systems	§4.13(e)

ITAR	§7.03(e)

ITAR Notice	§7.03(e)

Joint Venture Equity Interests	§4.01(g)

Judgment	§1.01

Key Customers	§4.23(a)

Key Suppliers	§4.23(b)

Law	§1.01

Lease	§1.01

Leased Real Property	§4.05(a)

Legal Impediment	§6.01(e)

Liabilities	§1.01

Lien	§1.01

Listed Matters Amount	§1.01

Listed Matter Objection Dispute	§2.10(b)

Listed Matter Statement	§2.10(a)

LLC Conversion	Recitals
Material Adverse Effect    §1.01

Material Contract	§4.12(a)

Material Government Contract	§4.10(a)

Membership Interest Schedule	§3.03(d)
NISP    §1.01
NISPOM    §1.01

NISPOM Notice	§7.03(e)

Non-Competition Period	§7.07(a)

Nonqualified Deferred Compensation Liability	§1.01
Nonqualified Deferred Compensation Plan    §1.01

Objection Dispute	§2.04(b)

OCI	§1.01

Overbillings Amount	§1.01
Pass-through Tax Returns    §1.01

Pending Indemnity Claim	§1.01

Permit	§1.01

Permitted Lien	§1.01

Person	§1.01

PII	§1.01

Post-Closing Tax Period	§1.01

Pre-Closing Tax Period	§1.01

Pre-Closing Tax Returns	§8.03(a)(i)

Pre-Restructuring Stock Ownership Schedule	§3.03(b)

Public Official	§1.01

Purchase Price	§2.03(a)

Purchase Price Adjustment	§2.04(e)

Purchase Price Allocation Schedule	§8.03(f)(i)

QSub election	Recitals

Qualified Subchapter S Subsidiary	§1.01

Rabbi Trust	§1.01

Rabbi Trust Assets	§1.01

Real Property Lease	§4.05(a)

Registered Intellectual Property	§4.13(a)

Reimbursement Withdrawal	§2.09

Release	§1.01

Remediation	§1.01

Representative Losses	§12.01(d)

Representatives	§1.01

Restricted Affiliate Companies	§7.07(b)

Restricted Cash	§1.01

Restructuring	Recitals

Retention Bonus Agreements	§9.01(e)

Retention Bonus Amount	§1.01

S Corporation	§1.01
Seller    Preamble
Seller Fundamental Representations    §1.01

Seller Guaranty	§12.13(a)

Seller Indemnitees	§1.01

Seller Interests	§3.03(c)

Sellers’ Guarantor	Preamble

Seller Released Claims	§8.07
Sellers’ Representative    Preamble

Selling Parties	Preamble

Shareholder Selling Parties	Preamble

Shareholder Selling Party	Preamble

Software	§1.01

Statement Principles	§1.01

Stock Ownership Schedule	§3.03(c)

Straddle Period	§1.01

Straddle Period Tax Returns	§8.03(a)(ii)

Subsidiary	§1.01

Subsidiary Equity Interests	§4.01(f)

Tax	§1.01

Tax Benefit	§11.09
Tax Matters Accounting Arbitrator    §8.03(a)(ii)

Tax Proceeding	§1.01

Tax Return	§1.01

Taxes	§1.01

Taxing Authority	§1.01

Trade Controls Laws	§1.01

Trade Controls Permits	§4.21(e)

Transaction Documents	§1.01

Transaction Tax Deductions	§1.01

Transactions	§1.01

Transfer Taxes	§1.01

Transferred Equity Interests	Recitals

Unfunded Backlog	§1.01

Unpaid Company Transaction Expenses	§1.01

VRP	§1.01

Working Capital Target	§2.03(c)

SECTION 1.02    Interpretation and Construction.
(a)    Unless otherwise provided herein, all monetary values stated herein are expressed in United States currency and all references to “dollars” or “$” will be deemed references to the lawful money of the United States.
(b)    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to a party or to a Section, Exhibit or Schedule, such reference shall be to a party to, a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Whenever used in this Agreement, “business day” shall mean any day, other than a Saturday or a Sunday or a day on which banking and savings and loan institutions are authorized or required by applicable Law to be closed in the State of New York. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Any Contract or statute defined or referred to herein means such Contract or statute as from time to time amended, supplemented or modified, including (i) in the case of Contracts, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated thereby. The words “asset” and “property” shall be construed to have the same meaning and effect. References to a Person are also to its permitted successors and assigns. The phrase “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties hereto or their representatives, including, in the case of “made available” to Buyer, material that has been posted to the Data Room.
ARTICLE II
Closing
SECTION 2.01    Closing. The closing of the purchase and sale of the Transferred Equity Interests (the “Closing”) shall take place at the offices of Hogan Lovells US LLP in McLean, Virginia, at 10:00 a.m., Eastern Standard time, on the later to occur of (a) April 2, 2018 and (b) the fifth (5th) business day following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VI (other than those conditions intended to be satisfied at the Closing but subject to their satisfaction or waiver at such time), or at such other place, time and date as shall be agreed in writing between the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. For financial accounting and Tax purposes, the Closing shall be deemed to have become effective as of 11:59 p.m. Eastern Standard Time, on the Closing Date.
SECTION 2.02    Sale of the Transferred Equity Interests . Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept, the Transferred Equity Interests owned by Seller, free and clear of all Liens other than Liens created or imposed by Buyer and its Affiliates or transfer restrictions arising under securities laws. Accordingly, Seller shall deliver at the Closing a membership interest certificate representing the Transferred Equity Interests, together with a membership interest transfer power endorsed in blank.
SECTION 2.03    Purchase Price. (a) The purchase price to be paid by Buyer in consideration of the sale, conveyance and transfer of the Transferred Equity Interests and the other covenants and agreements of the Selling Parties and the Company contained herein shall be Three Hundred Fifty Five Million Dollars ($355,000,000) (the “Purchase Price”). The Purchase Price (i) as adjusted pursuant to Section 2.03(c) is referred to in this Agreement as the “Closing Consideration” and (ii) as adjusted pursuant to Section 2.04(d) is referred to in this Agreement as the “Final Purchase Price.”
(a)    Not later than three (3) business days prior to the Closing Date, the Company shall deliver to Buyer a written statement setting forth (i) the Company’s good faith estimate of (A) Closing Date Cash, (B) Closing Date Net Working Capital, (C) Closing Date Indebtedness (which shall include the Closing Date NPV Listed Matters Amount and the Overbillings Amount) and (D) Unpaid Company Transaction Expenses, (ii) the Closing Bonus Payments (which shall include, in reasonable detail, (A) the amount payable to each employee or former employee included in Closing Bonus Payments and (B) the portion of the Employer Payroll Taxes associated therewith) and (iii) and the Estimated Deferred Compensation Liability, the Deferred Compensation Employer Payroll Taxes, together with reasonable supporting documentation for any such estimates and reasonable access to such business records, personnel and other information as Buyer may reasonably request in relation to the calculation of such amounts. Such statement, as delivered to Buyer, is referred to in this Agreement as the “Closing Date Statement”.
(b)    (i) If the Closing Date Net Working Capital as shown on the Closing Date Statement (the “Estimated Closing Date Net Working Capital”) is greater than Fourteen Million Nine Hundred Thousand Dollars ($14,900,000) (the “Working Capital Target”), then the Purchase Price shall be increased by the amount by which the Estimated Closing Date Net Working Capital exceeds the Working Capital Target. If the Estimated Closing Date Net Working Capital is less than the Working Capital Target, then the Purchase Price shall be decreased by the amount by which the Estimated Closing Date Net Working Capital is less than the Working Capital Target;
(i)    If the Closing Date Cash as shown on the Closing Date Statement is greater than zero, the Purchase Price shall be increased by the amount of such excess;
(ii)    If the Closing Date Indebtedness as shown on the Closing Date Statement is greater than zero, the Purchase Price shall be decreased by the amount of such excess; and
(iii)    If the Unpaid Company Transaction Expenses shown on the Closing Date Statement is greater than zero, the Purchase Price shall be decreased by the amount of such excess.
(c)    At the Closing, Buyer shall pay or cause to be paid an amount of cash in U.S. dollars equal to the Closing Date Amount to Seller, in immediately available funds by wire transfer to one or more bank accounts designated in writing by Sellers’ Representative at least two (2) business days prior to the Closing Date plus pay or cause to be paid all Unpaid Company Transaction Expenses and the other payments contemplated by Section 2.07.
SECTION 2.04    Post-Closing Purchase Price Determination. (a) Within ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth Buyer’s good faith calculation of the Closing Date Cash, Closing Date Net Working Capital, the Closing Date Indebtedness, Unpaid Company Transaction Expenses and any resulting proposed adjustment to the Purchase Price, together with reasonable supporting documentation for such calculations. Such statement, as delivered to Sellers’ Representative, is referred to in this Agreement as the “Adjustment Statement”.
(a)    If Sellers’ Representative disagrees with any of Buyer’s calculations of the Closing Date Cash, Closing Date Net Working Capital, Closing Date Indebtedness, Unpaid Company Transaction Expenses or any resulting proposed adjustment to the Purchase Price, as set forth on the Adjustment Statement, Sellers’ Representative shall notify Buyer in writing of such disagreement within sixty (60) calendar days after delivery of the Adjustment Statement to Sellers’ Representative (an “Objection Dispute”).  Any such notice of an Objection Dispute shall specify in reasonable detail the nature of the Objection Dispute so asserted with respect to each item or amount set forth in the Adjustment Statement and provide reasonable supporting detail with respect to Sellers’ Representative’s calculation of the Objection Dispute. The failure of Sellers’ Representative to deliver written notice of an Objection Dispute to Buyer within sixty (60) calendar days after delivery of the Adjustment Statement to Sellers’ Representative shall be deemed acceptance of the Adjustment Statement and the amounts set forth therein.
(b)    Buyer and Sellers’ Representative shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and Sellers’ Representative shall be final and binding upon the parties. If Buyer and Sellers’ Representative are unable to resolve all Objection Disputes within thirty (30) calendar days of delivery of written notice of such Objection Disputes by Sellers’ Representative to Buyer, then the disputed matters shall be referred for final determination to an independent accounting firm (the “Accounting Arbitrator”). The Accounting Arbitrator shall be Ernst & Young LLP or, if such firm is unable or unwilling to so act, such other internationally recognized firm of independent public accountants that is not the independent auditor of (and does not otherwise serve as a consultant to) either Buyer or Sellers’ Representative (or their respective Affiliates) as shall be agreed upon by Buyer and Sellers’ Representative in writing. Once selected, each of Buyer and Sellers’ Representative shall promptly deliver to the Accounting Arbitrator (with a copy to the other party) a written statement (an “Arbitration Statement”) setting forth their current positions as to the amounts underlying each unresolved Objection Dispute, as of the date of delivery of such Arbitration Statement. The Accounting Arbitrator shall only consider those items and amounts set forth in each party’s Arbitration Statement and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. Buyer and Sellers’ Representative shall instruct the Accounting Arbitrator to deliver a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with this Section 2.04 within fifteen (15) business days following the date of delivery of the Arbitration Statements to the Accounting Arbitrator. In making its determination, the Accounting Arbitrator shall act as an expert and not as an arbitrator. The scope of the Accounting Arbitrator’s determination shall be limited to whether there were mathematical errors in the Adjustment Statement, whether the calculations of the Closing Date Cash, Closing Date Indebtedness, Closing Date Net Working Capital, Unpaid Company Transaction Expenses or any resulting proposed adjustment to the Purchase Price set forth therein were performed strictly in accordance with the Statement Principles and the definitions contained herein and therein, and the Accounting Arbitrator is not to make any other determination. The Accounting Arbitrator’s determination with respect to any unresolved Objection Dispute shall be within the range of values assigned by Buyer to such item in the Adjustment Statement and by Sellers’ Representative to such item in the Objection Dispute. Such report of the Accounting Arbitrator shall be final and binding upon the parties to this Agreement. Upon the agreement of Buyer and Sellers’ Representative or the decision of the Accounting Arbitrator, or if Sellers’ Representative fails to deliver written notice of an Objection Dispute to Buyer within the sixty (60)-day period provided in Section 2.04(b), the Adjustment Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed to be the Adjustment Statement for purposes of calculating the Purchase Price Adjustment pursuant to this Section 2.04. Without limiting any rights the parties may have under Article XI and Section 8.03, Buyer and Sellers’ Representative agree that the procedure set forth in this Section 2.04 for resolving disputes with respect to the Adjustment Statement shall be the exclusive method for resolving any disputes with respect to Closing Date Cash, Closing Date Indebtedness, Closing Date Net Working Capital, Unpaid Company Transaction Expenses and any resulting proposed adjustment to the Purchase Price set forth in the Adjustment Statement and none of the Selling Parties or Buyer shall be entitled to indemnification for Damages pursuant to Article XI to the extent taken into account in the determination of Closing Date Cash, Closing Date Indebtedness, Closing Date Net Working Capital, Unpaid Company Transaction Expenses and any resulting proposed adjustment to the Purchase Price set forth in the Adjustment Statement. The Accounting Arbitrator will determine the allocation of the cost of its review and report to Sellers’ Representative and Buyer based on the inverse proportion of (x) the portion of the Accounting Arbitrator’s determination (before such allocation) successfully awarded to such party bears to (y) the total amount of the Accounting Arbitrator’s determination (before such allocation) as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total One Thousand Dollars ($1,000) and the Accounting Arbitrator awards Six Hundred Dollars ($600) in favor of Sellers’ Representative’s position, sixty percent (60%) of the costs of the Accounting Arbitrator’s review would be borne by Buyer and forty percent (40%) of the costs would be borne by Sellers’ Representative. Sellers’ Representative and Buyer shall pay the fees and expenses of the Accounting Arbitrator as so allocated. Buyer and Sellers’ Representative agree to execute, if requested by the Accounting Arbitrator, a reasonable engagement letter in customary form and shall cooperate with the Accounting Arbitrator and promptly provide documents and information reasonably requested by the Accounting Arbitrator so as to enable it to make its determination as quickly and as accurately as practicable.
(c)    (i) If the Closing Date Net Working Capital as finally determined pursuant to Section 2.04(b) or (c) (the “Final Closing Date Net Working Capital”) is greater than the Working Capital Target, then the Purchase Price shall be increased by the amount by which the Final Closing Date Net Working Capital exceeds the Working Capital Target. If the Final Closing Date Net Working Capital is less than the Working Capital Target, then the Purchase Price shall be decreased by the amount by which the Final Closing Date Net Working Capital is less than the Working Capital Target;
(ii)    If the Closing Date Cash as finally determined pursuant to Section 2.04(b) or (c) is greater than zero, the Purchase Price shall be increased by the amount of such excess;
(iii)    If the Closing Date Indebtedness as finally determined pursuant to Section 2.04(b) or (c) is greater than zero, the Purchase Price shall be decreased by the amount of such excess; and
(iv)    If the Unpaid Company Transaction Expenses as finally determined pursuant to Section 2.04(b) or (c) is greater than zero, the Purchase Price shall be decreased by the amount of such excess.
(d)    For purposes of this Agreement, the “Purchase Price Adjustment” shall be an amount (which amount may be a negative number) equal to (i) the Final Purchase Price minus (ii) the Closing Consideration. If the Purchase Price Adjustment is a positive number, then, Buyer shall pay or cause to be paid to Seller, an amount of cash in U.S. dollars equal to the Purchase Price Adjustment, in immediately available funds by wire transfer to one or more bank accounts designated in writing by Sellers’ Representative. If the Purchase Price Adjustment is a negative number, then, (A) Sellers’ Representative and Buyer shall instruct the Escrow Agent to distribute from the Indemnity Escrow Account an amount equal to the Purchase Price Adjustment to Buyer and (B) if such Purchase Price Adjustment exceeds the funds then-remaining in the Indemnity Escrow Account, Seller shall pay or cause to be paid, to Buyer an amount equal to the difference between the Purchase Price Adjustment and the funds then-remaining in the Indemnity Escrow Account. Any amounts payable to Buyer pursuant to this Section 2.04(e) shall be made in cash in U.S. dollars, in immediately available funds by wire transfer to one or more bank accounts designated in writing by Buyer.
(e)    During the period following the Closing Date through the date on which the Adjustment Statement becomes final and binding on the parties pursuant to Section 2.04(b) or (c), Buyer shall provide Sellers’ Representative and its Representatives with reasonable access during normal business hours to all the properties, personnel and records of the Acquired Companies relevant to the calculation of the Purchase Price Adjustment (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances).
SECTION 2.05    Withholding Taxes. Seller and Buyer are each permitted to deduct and withhold amounts from any payment made under this Agreement as required under applicable Law. Any party that determines that applicable Law requires it to withhold any amounts from any payments made under this Agreement shall notify the other party as soon as reasonably practicable after making such determination; provided, however, that the failure to provide such notification shall not preclude the withholding party from making the withholding required by applicable Law. The parties shall reasonably cooperate with each other to reduce the amount of withholding Taxes imposed on any payment made under this Agreement, including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes. Any amounts so deducted shall be remitted by the withholding party to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the party in respect of which such deduction was made.
SECTION 2.06    Closing Deliveries by the Selling Parties and the Company. At the Closing, the Selling Parties and the Company shall deliver or cause to be delivered to Buyer (unless delivered previously), the following:
(a)    a certificate of status of the Company from the Maryland Department of Assessments and Taxation dated within two (2) business days prior to Closing;
(b)    a certificate in a form reasonably acceptable to Buyer from an officer of the Company, dated as of the Closing Date and attaching with respect to the Company true and complete copies of (i) the Company’s articles of formation and all amendments thereto, in effect as of the Closing Date, (ii) the Company’s operating agreement and all amendments thereto, in effect as of the Closing Date and (iii) resolutions of the board of managers and sole members of the Company as to the authorization of this Agreement and the Transactions;
(c)    all books and records of the Acquired Companies;
(d)    the officer’s certificate referred to in Section 6.01(d);
(e)    a duly executed counterpart of the escrow agreement substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”);
(f)    a membership interest certificate representing the Transferred Equity Interests, together with executed membership interest transfer powers endorsed in blank in form and substance reasonably acceptable to Buyer;
(g)    resignation letters, effective as of the Closing Date, in a form reasonably acceptable to Buyer, from the managers, directors and officers of the Acquired Companies, as requested by Buyer at least three (3) business days prior to the Closing Date;
(h)    a certificate of non-foreign status, duly executed by Seller, substantially in the form set out in Section 1.1445-2(b)(2) of the Treasury Regulations certifying that the purchase of the Transferred Equity Interests pursuant to the terms of this Agreement is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act;
(i)    evidence reasonably acceptable to Buyer of the termination of the Affiliate Contracts in accordance with Section 7.06, other than those identified on Schedule 4.22(b);
(j)    evidence reasonably acceptable to Buyer of the repayment and extinguishment in full of all Funded Indebtedness of the Acquired Companies at or as of the Closing effective as of the Closing without any further Liability to the Acquired Companies, Buyer or any of their respective Affiliates, or, to the extent not so repaid and extinguished prior to Closing: (i) executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which such Indebtedness is owing (whether or not then due and payable) (or such counterparty’s agent), in each case (A) setting forth the amount to be paid at Closing, together with wire transfer instructions, (B) evidencing that the payment of such amount would result in the full repayment, satisfaction, release and discharge of all current and future obligations of the Acquired Companies in respect of such item and of all current and future Liens relating to such item and (C) contemplating the delivery of UCC-3 termination statements and other releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item, if applicable, and (ii) at the Closing, all UCC-3 termination statements and other releases, if any, relating to assets, properties or rights secured by such Funded Indebtedness;
(k)    a certificate in a form reasonably acceptable to Buyer from an officer of Seller, dated as of the Closing Date and attaching with respect to Seller true and complete copies of (i) Seller’s certificate of incorporation and all amendments thereto, in effect as of the Closing Date, (ii) Seller’s bylaws and all amendments thereto, in effect as of the Closing Date and (iii) resolutions of the board of directors of Seller and the Selling Parties as to the authorization of this Agreement, the Ancillary Agreements and the Transactions; and
(l)    true and complete copies of all the documents relating to the LLC Conversion duly executed by the applicable parties in form and substance reasonably acceptable to Buyer, including evidence reasonably acceptable to Buyer of the completion of the QSub election and the LLC Conversion. For the avoidance of doubt, the Selling Parties and the Company shall not have had the Company requalify in any foreign jurisdictions or file any name change or novation documents in connection with the LLC Conversion.
SECTION 2.07    Closing Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller, the Escrow Agent, the third-parties that are owed any Unpaid Company Transaction Expenses or are lenders of Funded Indebtedness or the Company, as applicable (unless previously delivered), the following:
(a)    to the Seller or its assigns, the Closing Date Amount;
(b)    the Indemnity Escrow Deposit to the accounts set forth in Section 2.08 and provided by the Escrow Agent to Sellers’ Representative and Buyer prior to the Closing Date;
(c)    the Closing Bonus Payments to the Company (for payment to the persons owed such payments as set forth in Section 2.09);
(d)    the total of the Funded Indebtedness and the Unpaid Company Transaction Expenses;
(e)    the officer’s certificate referred to in Section 6.02(c); and
(f)    a duly executed counterpart of the Escrow Agreement.
SECTION 2.08    Escrow. Effective as of the Closing, Sellers’ Representative and Buyer shall enter into the Escrow Agreement with the Escrow Agent. In accordance with the terms of the Escrow Agreement, Buyer shall deposit, at Closing, the Indemnity Escrow Deposit which shall be held in the Indemnity Escrow Account to secure (a) the payment of any negative Purchase Price Adjustment to Buyer in accordance with Section 2.04(e), (b) any payment of any adjustment to the Final Purchase Price contemplated by Section 2.10 payable to Buyer and (c) the indemnification obligations of the Selling Parties set forth in Section 8.03 and Article XI. The Indemnity Escrow Deposit, plus any interest or earnings thereon, shall each be managed and paid out by the Escrow Agent after the Closing in accordance with the terms of this Agreement and the Escrow Agreement. In the event that any payments are to be made out of the Indemnity Escrow Account pursuant to this Agreement, each of Buyer and Sellers’ Representative agrees to take all actions reasonably necessary to cause each such payment to be made pursuant to the Escrow Agreement, including by delivering executed joint written instructions to the Escrow Agent and directing the Escrow Agent to make such payment. The funds in the Indemnity Escrow Account shall be distributed by the Escrow Agent, in accordance with Section 2.04, this Section 2.08, Section 2.10, Section 8.03, and Article XI of this Agreement and the Escrow Agreement.  Within ten (10) days following (i) the one-year anniversary of the Closing Date, an amount equal to Fifteen Million Nine Hundred Seventy-five Thousand Dollars ($15,975,000), minus the sum of (A) the amount of all Pending Indemnity Claims as of such date and (B) the aggregate amount of any prior distribution from the Indemnity Escrow Account, shall be released to Seller and (ii) the Expiration Date, the amount of the Indemnity Escrow Account then remaining (including, for the avoidance of doubt, all interest and other income earned thereon), minus the amount of all Pending Indemnity Claims, shall be released to Seller.  Upon the settlement or final determination of any Pending Indemnity Claim under Section 8.03 or Article XI, Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent in writing to pay or cause to be paid any amount remaining in the Indemnity Escrow Account relating to such previously Pending Indemnity Claim to Seller and/or to Buyer, as the case may be.

SECTION 2.09    Closing Bonus Payments and Nonqualified Deferred Compensation Plan. The employees (or former employees) of the Company holding rights under the VRP or any special transaction related bonus plan in accordance with Section 7.01(b)(iii), as applicable, shall receive on the Closing Date the amount of the benefits payable to them under the VRP or any special transaction related bonus plan in accordance with Section 7.01(b)(iii), as applicable. The amount of applicable tax withholding applicable to the employees (or former employees) with respect to the VRP or such bonus plan shall be paid by the Company for purposes of the Company performing the applicable tax reporting or tax withholdings with respect to such payments. The participants in the Nonqualified Deferred Compensation Plan who are entitled to payment of their deferred compensation accounts under the Nonqualified Deferred Compensation Plan by reason of the Closing shall on the Closing Date be paid the estimated amount of their deferred compensation account (the “Estimated Deferred Compensation Liability”) less applicable Tax withholding, and the Deferred Compensation Employer Payroll Taxes shall be paid to the Company for purposes of reporting and delivery of such Tax withholding to the Internal Revenue Service. As soon as reasonably practicable after the Closing Date, the Company shall pay to such participants the additional amount, if any, of deferred compensation payable to the participants entitled to distribution of their deferred compensation accounts necessary to complete the distribution due by reason of the Closing (the “Additional Deferred Compensation Liability”). As soon as reasonably practicable after the Closing Date the Company shall direct the trustee of the Rabbi Trust to distribute to the Company the aggregate amount of Estimated Deferred Compensation Liability and Additional Deferred Compensation Liability, in accordance with the terms of the Rabbi Trust (the “Reimbursement Withdrawal”). As soon as reasonably practicable following the Company’s receipt of the Reimbursement Withdrawal from the Rabbi Trust and the Company’s receipt of an accounting of the Rabbi Trust assets and liabilities from the trustee under the Rabbi Trust, the Company shall pay to Seller an amount equal to the Estimated Deferred Compensation Liability minus (x) the total of the amounts, if any, by which the amount of the Reimbursement Withdrawal is less than the sum of the Estimated Deferred Compensation Liability and the Additional Deferred Compensation Liability and (y) the amount, if any, by which the aggregate liabilities under the Nonqualified Deferred Compensation Plan as of date of the Reimbursement Withdrawal exceed the value of assets held in the Rabbi Trust, after giving effect to the withdrawal of surplus effected by Seller on or prior to the Closing Date, the Reimbursement Withdrawal and the payment to participants of the Estimated Deferred Compensation Liability and Additional Deferred Compensation Liability. For the avoidance of doubt, any deduction for income Tax purposes that is attributable to the Additional Deferred Compensation Liability shall be allocated to the Post-Closing Tax Period.

SECTION 2.10    Post-Closing Listed Matter Adjustment. (a) No later than ninety (90) calendar days prior to the Expiration Date, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth Buyer’s good faith calculation of the Listed Matters Amount as of the 90th day prior to the Expiration Date, together with reasonable documentation supporting Buyer’s calculation thereof, and any resulting proposed adjustment to the Final Purchase Price. Such statement, as delivered to Sellers’ Representative, is referred to in this Agreement as the “Listed Matter Statement.”
(a)    If Sellers’ Representative disagrees with any of Buyer’s calculation of the Listed Matters Amount or any resulting proposed adjustment to the Final Purchase Price, as set forth on the Listed Matter Statement, Sellers’ Representative shall notify Buyer in writing of such disagreement within thirty (30) calendar days after delivery of the Listed Matter Statement to Sellers’ Representative (a “Listed Matter Objection Dispute”).Any such notice of a Listed Matter Objection Dispute shall specify in reasonable detail the nature of the Listed Matter Objection Dispute so asserted with respect to each item or amount set forth in the Listed Matter Statement and provide reasonable supporting detail with respect to Sellers’ Representative’s calculation of the Listed Matter Objection Dispute. The failure of Sellers’ Representative to deliver written notice of a Listed Matter Objection Dispute to Buyer within thirty (30) calendar days after delivery of the Listed Matter Statement to Sellers’ Representative shall be deemed acceptance of the Listed Matter Statement and the amounts set forth therein.
(b)    Buyer and Sellers’ Representative shall negotiate in good faith to resolve any Listed Matter Objection Dispute and any resolution agreed to in writing by Buyer and Sellers’ Representative shall be final and binding upon the parties. If Buyer and Sellers’ Representative are unable to resolve any Listed Matter Objection Dispute within thirty (30) calendar days of delivery of written notice of such Listed Matter Objection Dispute by Sellers’ Representative to Buyer, then the disputed matters shall be referred for final determination to the Accounting Arbitrator. Promptly following such referral each of Buyer and Sellers’ Representative shall promptly deliver to the Accounting Arbitrator (with a copy to the other party) an Arbitration Statement setting forth their current positions as to the amounts underlying each unresolved Listed Matter Objection Dispute, as of the date of delivery of such Arbitration Statement. The Accounting Arbitrator shall only consider those items and amounts set forth in each party’s Arbitration Statement and must resolve all unresolved Listed Matter Objection Disputes in accordance with the terms and provisions of this Agreement. Buyer and Sellers’ Representative shall instruct the Accounting Arbitrator to deliver a written report setting forth the resolution of any unresolved Listed Matter Objection Disputes determined in accordance with this Section 2.10 within fifteen (15) business days following the date of delivery of the Arbitration Statements to the Accounting Arbitrator. In making its determination, the Accounting Arbitrator shall act as an expert and not as an arbitrator. The scope of the Accounting Arbitrator’s determination shall be limited to whether there were mathematical errors in the Listed Matter Statement, whether the calculation of the Listed Matters Amount or any resulting proposed adjustment to the Final Purchase Price set forth therein were performed accurately and in accordance with the definitions contained herein, and the Accounting Arbitrator is not to make any other determination. The Accounting Arbitrator’s determination with respect to any unresolved Listed Matter Objection Dispute shall be within the range of values assigned by Buyer to such item in the Listed Matter Statement and by Sellers’ Representative to such item in the Listed Matter Objection Dispute. Such report of the Accounting Arbitrator shall be final and binding upon the parties to this Agreement. Upon the agreement of Buyer and Sellers’ Representative or the decision of the Accounting Arbitrator, or if Sellers’ Representative fails to deliver written notice of a Listed Matter Objection Dispute to Buyer within the thirty (30)-day period provided in Section 2.10(b), the Listed Matter Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed to be the Listed Matter Statement for purposes of calculating any adjustment of the Listed Matters Amount pursuant to this Section 2.10. Without limiting any rights the parties may have under Article XI, Buyer and Sellers’ Representative agree that the procedure set forth in this Section 2.10 for resolving disputes with respect to the Listed Matter Statement shall be the exclusive method for resolving any disputes with respect to the Listed Matters Amount and any resulting proposed adjustment to the Final Purchase Price set forth in the Listed Matter Statement and none of the Selling Parties or Buyer shall be entitled to indemnification for Damages pursuant to Article XI to the extent taken into account in the determination of the Listed Matters Amount and any resulting proposed adjustment to the Final Purchase Price set forth in the Listed Matter Statement. The Accounting Arbitrator will determine the allocation of the cost of its review and report to Sellers’ Representative and Buyer based on the inverse proportion of (x) the portion of the Accounting Arbitrator’s determination (before such allocation) successfully awarded to such party bears to (y) the total amount of the Accounting Arbitrator’s determination (before such allocation) as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total One Thousand Dollars ($1,000) and the Accounting Arbitrator awards Six Hundred Dollars ($600) in favor of Sellers’ Representative’s position, sixty percent (60%) of the costs of the Accounting Arbitrator’s review would be borne by Buyer and forty percent (40%) of the costs would be borne by Sellers’ Representative. Sellers’ Representative and Buyer shall pay the fees and expenses of the Accounting Arbitrator as so allocated. Buyer and Sellers’ Representative agree to execute, if requested by the Accounting Arbitrator, a reasonable engagement letter in customary form and shall cooperate with the Accounting Arbitrator and promptly provide documents and information reasonably requested by the Accounting Arbitrator so as to enable it to make its determination as quickly and as accurately as practicable.
(c)    If the Closing Date Actual Listed Matters Amount exceeds the Listed Matters Amount as finally determined pursuant to Section 2.10(b) or (c) the “Final Listed Matters Amount”), then Buyer shall pay or cause to be paid to Seller an amount of cash in U.S. dollars equal to such excess in immediately available funds by wire transfer to one or more bank accounts designated in writing by Sellers’ Representative; provided, however, that in no event shall such excess payment exceed the Closing Date NPV Listed Matter Amount. If the Final Listed Matters Amount exceeds the Closing Date Actual Listed Matters Amount, then, Sellers’ Representative and Buyer shall instruct the Escrow Agent to distribute from the Indemnity Escrow Account an amount equal to such excess to Buyer. Any amounts payable to Buyer pursuant to this Section 2.10(e) shall be made in cash in U.S. dollars, in immediately available funds by wire transfer to one or more bank accounts designated in writing by Buyer.
(d)    During the period following the Closing Date through the date on which the Listed Matter Statement becomes final and binding on the parties pursuant to Section 2.10(b) or (c), Buyer shall provide Sellers’ Representative and its Representatives with reasonable access upon Sellers’ Representative’s reasonable request during normal business hours to the properties, personnel and records of the Acquired Companies relevant to the calculation of the Final Listed Matters Amount (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances).
ARTICLE III
Representations and Warranties of Selling Parties
The Selling Parties, jointly and severally, represent and warrant to Buyer as follows:
SECTION 3.01    Authority. Such Selling Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation. Such Selling Party has all requisite organizational power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Such Selling Party has power and authority to execute and deliver this Agreement and to carry out, or cause to be carried out, the transactions contemplated hereby. Such Selling Party has, or will have at the Closing, full power and authority to execute and deliver each Transaction Document (other than this Agreement) to which it is or will be a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Transaction Documents (other than this Agreement) to which it is or will be a party. This Agreement has been duly authorized by all necessary action on the part of such of Selling Party and has been duly executed and delivered by such Selling Party and constitutes the valid and legally binding obligation of such Selling Party, enforceable against such Selling Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies. Each of the Transaction Documents (other than this Agreement) has been duly authorized by all necessary action on the part of such Selling Party and has been, or will be at the Closing, duly executed and delivered by such Selling Party and constitutes or will constitute a valid and legally binding obligation of such Selling Party, enforceable against such Selling Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.
SECTION 3.02    Consents and Approvals; Absence of Violation or Conflicts. Neither the execution and delivery of this Agreement or any of the other Transaction Documents by such Selling Party nor the consummation by such Selling Party of the Transactions will (a) conflict with or result in any breach of the trust agreement, certificate of incorporation and by-laws or equivalent organizational documents of such Selling Party (to the extent applicable); (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as set forth in Section 4.04, (ii) in connection with the Antitrust Filings; and (iii) the ITAR Notice and NISPOM Notice requirements set forth in Section 7.03(e); (c) violate, in any material respect, any Law or Judgment applicable to such Selling Party; or (d) result in a material violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any material Contract to which such Selling Party is a party or by which any of its properties is bound, except, in the case of the foregoing clause (b), where such failure to obtain any such consent, approval, authorization or permit, or to make such filing or notification, would not reasonably be expected, individually or in the aggregate, to adversely affect, in any material respect, the ability of such Selling Party to perform its obligations under this Agreement or any of the other Transactions Documents or consummate the Transactions.
SECTION 3.03    Title to Transferred Equity Interests.
(a)    Each Shareholder Selling Party is the record and beneficial owner of, and has good and valid title to, the outstanding shares of common stock of Seller, par value $0.001 per share, set forth with respect to such Shareholder Selling Party on Schedule 3.03(a) and the certificates representing such issued and outstanding shares of common stock, free and clear of all Liens. Schedule 3.03(a) is a complete and correct description of all outstanding equity interests, options or rights to acquire equity interests and instruments convertible into equity interests of Seller. The Shareholder Selling Parties own one hundred percent (100%) of the equity interests of Seller.
(b)    Immediately prior to the Restructuring, each Shareholder Selling Party was the record and beneficial owner of, and had good and valid title to, the outstanding shares of common stock of the Company, no par value per share, set forth with respect to such Shareholder Selling Party on Schedule 3.03(b) (the “Pre-Restructuring Stock Ownership Schedule”) and the certificates representing such issued and outstanding shares of common stock, free and clear of all Liens.
(c)    As of the date of this Agreement, Seller is the record and beneficial owner of, and has good and valid title to, the outstanding shares of common stock of the Company, no par value, set forth on Schedule 3.03(c) (the “Stock Ownership Schedule” and the shares set forth therein, collectively, the “Seller Interests”) and the certificates representing such Seller Interests, free and clear of all Liens.
(d)    As of the Closing Date, Seller is the record and beneficial power of, and has good and valid title to, the Transferred Equity Interests set forth on Schedule 3.03(d) (the “Membership Interest Schedule”) and the certificate representing such Transferred Equity Interests, free and clear of all Liens.
SECTION 3.04    Litigation. There are no Actions pending or, to the knowledge of any Selling Party, threatened against any Selling Party or any of its Affiliates relating to the Transactions.
ARTICLE IV
Representations and Warranties with respect to the Acquired Companies
Except as set forth in the Disclosure Schedules (it being agreed that any matter disclosed in a Schedule with respect to any Section shall be deemed to have been disclosed with respect to any other Section to the extent its relevance and applicability to such Section is reasonably apparent from the wording of such disclosure), Selling Parties and the Company jointly and severally represent and warrant to Buyer as follows:
SECTION 4.01    Organization and Good Standing; Capitalization.
(a)    (i)    As of the date of this Agreement, the Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, and has all requisite corporate power and authority to own, lease or operate the Company’s properties and to carry on its business as now being operated and conducted. As of the Closing Date, the Company shall be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland, and has all requisite limited liability company power and authority to own, lease or operate the Company’s properties and to carry on its business as now being operated and conducted.
(i)    As of the date of this Agreement, the Company is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where any such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the following have been made available (or in the case of (B) below, will be made available) to Buyer: (A) the articles of incorporation and by-laws of the Company in effect on the date of this Agreement and (B) the articles of formation and operating agreement of the Company in effect on the Closing Date have been made available to Buyer.
(a)    (i)    Each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite organizational power and authority to own, lease or operate such Subsidiary’s properties and to carry on its business as now being operated and conducted.
(i)    Each Subsidiary of the Company is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where any such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the certificate of incorporation and by-laws or equivalent organizational documents of each Subsidiary of the Company have been made available to Buyer.
(b)    The Pre-Restructuring Stock Ownership Schedule sets forth the authorized capitalization of the Company, the number of shares of each class of capital stock of, or other equity interests in, the Company that are issued and outstanding and the record ownership of such shares or other equity interests immediately prior to the Restructuring. The Pre-Restructuring Stock Ownership Schedule is a complete and correct description of all equity interests, options or rights to acquire equity interests and instruments convertible into equity interests of the Company outstanding immediately prior to the Restructuring.
(c)     The Stock Ownership Schedule sets forth the authorized capitalization of the Company, the number of shares of each class of capital stock of, or other equity interests in, the Company that are issued and outstanding and the record ownership of such shares or other equity interests as of the date of this Agreement. The Stock Ownership Schedule is a complete and correct description of all equity interests, options or rights to acquire equity interests and instruments convertible into equity interests of the Company outstanding as of the date of this Agreement. As of the date of this Agreement, the Seller Interests represent all of the issued and outstanding equity interest of the Company and are duly authorized, validly issued, fully paid and nonassessable.
(d)    The Membership Interest Schedule sets forth the authorized capitalization of the Company, the membership interests and other equity interests in the Company that are issued and outstanding and the record ownership of such membership interests or other equity interests after giving effect to the LLC Conversion. The Membership Interest Schedule is a complete and correct description of all outstanding equity interests, options or rights to acquire equity interests and instruments convertible into equity interests of the Company as of the Closing Date. As of the Closing Date, the Transferred Equity interests represent all of the issued and outstanding membership interests and other equity interests of the Company and are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which the Company is obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of or other equity interests in the Company, and no equity securities of or other equity interests in the Company are reserved for issuance for any purpose. Except as set forth on Schedule 4.01(e), the Company does not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other similar contracts or understandings, including any rights of first refusal or preemptive rights, in effect with respect to the voting or transfer of any of the capital stock, share capital or other equity interests in the Company.
(e)    Schedule 4.01(f) sets forth the authorized capitalization of each Subsidiary of the Company, the number of shares of each class of capital stock of, or other equity interests in, such Subsidiary of the Company that are issued and outstanding and the record ownership of such shares or other equity interests (such shares or equity interests, the “Subsidiary Equity Interests”). The Company is the record and beneficial owner of all the Subsidiary Equity Interests and has good and valid title to the Subsidiary Equity Interests and the certificates representing the Subsidiary Equity Interests (to the extent such Subsidiary Equity Interests are certificated), free and clear of all Liens. Schedule 4.01(f) is a complete and correct description of all equity interests, options or rights to acquire equity interests and instruments convertible into equity interests of any Subsidiary of the Company. The Subsidiary Equity Interests are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which any Subsidiary of the Company is obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of or other equity interests in any Subsidiary of the Company, and no equity securities of or other equity interests in any Subsidiary of the Company are reserved for issuance for any purpose. No Subsidiary of the Company has any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other similar Contracts or understandings, including any rights of first refusal or preemptive rights, in effect with respect to the voting or transfer of any of the capital stock, share capital or other equity interests in any Subsidiary of the Company.
(f)    Schedule 4.01(g) sets forth the authorized capitalization of each Government Contract Joint Venture, the number of shares of each class of capital stock of, or other equity interests in, such Government Contract Joint Venture that are issued and outstanding and the record ownership of such shares or other equity interests (such shares or equity interests which are owned by the Company, the “Joint Venture Equity Interests”) and, to the knowledge of the Company, the number of shares of each class of capital stock, or other equity interests, in such Government Contract Joint Venture that are outstanding and owned by another Person and the record and beneficial owner of such other equity interests. The Company is the record and beneficial owner of the Joint Ventures Equity Interests and has good and valid title to the Joint Venture Equity Interests and the certificates representing the Joint Venture Equity Interests (to the extent such Joint Venture Equity Interests are certificated), free and clear of all Liens. To the Company’s knowledge, the Joint Venture Equity Interests are duly authorized, validly issued, fully paid and nonassessable. To the Company’s knowledge, there are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which any Government Contract Joint Venture is obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of or other equity interests in any Government Contract Joint Venture, and no equity securities of or other equity interests in any Government Contract Joint Venture are reserved for issuance for any purpose. To the Company’s knowledge, no Government Contract Joint Venture has any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other similar Contracts or understandings, including any rights of first refusal or preemptive rights, in effect with respect to the voting or transfer of any Joint Venture Equity Interests, or to the knowledge of the Company, any other capital stock, share capital or other equity interests in any Government Contract Joint Venture.
(g)    Except as set forth in Schedule 4.01(f) and Schedule 4.01(g), no Acquired Company owns, directly or indirectly, any equity securities of or other equity interests in or any debt securities of any Person.
(h)    Schedule 4.01(i) sets forth a list of (i) the jurisdictions in which each of the Acquired Companies is qualified to do business or act as a foreign corporation and (ii) the jurisdictions in which any of the Acquired Companies has registered a fictitious name or “doing business as” or similar registration and the related name.
SECTION 4.02    Authority. The Company has full power and authority to execute and deliver this Agreement and to carry out, or cause to be carried out, the transactions contemplated hereby. The Company has, or will have at the Closing, full power and authority to execute and deliver each Transaction Document (other than this Agreement) to which it is or will be a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Transaction Documents (other than this Agreement) to which it is or will be a party. This Agreement has been duly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies. Each of the Transaction Documents (other than this Agreement) has been duly authorized by all necessary action on the part of the Company and has been, or will be at the Closing, duly executed and delivered by the Company and constitutes or will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.
SECTION 4.03    Title to Tangible Property. Each of the Acquired Companies has good and valid title, or a valid leasehold or license interest in or valid right to use, as the case may be, all of the material tangible assets owned, used or held for use by such Acquired Company, free and clear of any Liens other than Permitted Liens. The Acquired Companies’ tangible personal property and equipment is in good repair and condition in all material respects (subject to normal wear and tear).
SECTION 4.04    Consents and Approvals; Absence of Violation or Conflicts. Neither the execution and delivery of this Agreement or any of the other Transaction Documents by the Company nor compliance with the provisions hereof or thereof nor the consummation by the Company of the Transactions will (a) conflict with or result in any breach of any provisions of the respective certificates of incorporation or by-laws or equivalent organizational documents of any of the Acquired Companies; (b) require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except (i) in connection with the Antitrust Filings; and (ii) the ITAR Notice and NISPOM Notice requirements set forth in Section 7.03(e); (c) assuming the receipt of the Antitrust Approval, violate any Law or Judgment applicable to the Acquired Companies, except for any such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (d) subject to obtaining all the consents set forth on Schedule 4.04, require any third party approvals, result in any material default or material violation (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Liens (other than Permitted Liens) upon any of the properties or assets of any of the Acquired Companies, any Material Contract, Real Property Lease or Material Government Contract to which any Acquired Company is a party or by which any of the material properties of any Acquired Company is bound.
SECTION 4.05    Real Property.
(a)    None of the Acquired Companies owns any real property. Schedule 4.05 sets forth a true and complete list, as of the date hereof, of all real property leased by any of the Acquired Companies as lessee, (the “Leased Real Property”). The leasehold estates in all Leased Real Property are free and clear of all Liens other than Permitted Liens. True and complete copies of each Lease (including all amendments and modifications) under which the Leased Real Property is held (each, a “Real Property Lease”) have been made available to Buyer. Each Real Property Lease is valid, binding and in full force and effect with respect to the relevant Acquired Company and, to the knowledge of the Company, each other party thereto, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (y) the availability of injunctive relief and other equitable remedies. There is no monetary default or material non-monetary default under any Real Property Lease by the relevant Acquired Company or, to the knowledge of the Company, by any other party thereto. None of the Acquired Companies has received written notice that (i) the relevant Acquired Company, is in default under any Real Property Lease and such default has not been cured or (ii) a party to a Real Property Lease (other than the relevant Acquired Company) intends to terminate such Real Property Lease.
(b)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (i) requires the consent of, or notice to, any landlords of any Real Property Leases or (ii) to the Company’s knowledge, entitles such landlords to terminate any Real Property Lease or recapture the Leased Real Property, increase rent, charge any additional fees or require any other modifications to the terms and conditions of any Real Property Lease.
(c)    Except as would not have a Material Adverse Effect, all improvements, equipment, machinery and fixtures located within the demised premises constituting the Leased Real Property are in reasonable operating condition and repair, have been maintained in accordance with commercially reasonable standards and are adequate and suitable in all material respects for the present and continued use and operation thereof as used or operated as of the date of this Agreement and as of the Closing Date, ordinary wear and tear excepted. There are no pending, or, to the knowledge of the Company, threatened condemnation or eminent domain proceedings, and none of the Acquired Companies has received any notice of any such condemnation or eminent domain proceedings, affecting the Leased Real Property which, if adversely decided, would materially interfere with such Leased Real Property’s present use in the business of the Acquired Companies.  None of the Acquired Companies that is a lessee under a Real Property Lease has subleased, licensed or otherwise granted any third party the right to use or occupy any material portion of the Leased Real Property.
(d)    To the knowledge of the Company, each Real Property Lease has full and free legally enforceable access to and from public highways, which access is sufficient for the purposes of the operation of the Acquired Companies in the ordinary conduct of business consistent with past practice, and none of the Selling Parties or the Acquired Companies has any knowledge of any fact or condition that would result in the interruption or termination of such access.
(e)    To the knowledge of the Company, (i) there are no violations of Law with respect to any Leased Real Property; (ii) there are no violations of any covenant, restriction or easement affecting the Leased Real Property or any part of it, or with respect to the use or occupancy of the Leased Real Property or any part of it, from any Governmental Entity having jurisdiction over the Leased Real Property or from any other Person entitled to enforce the same; and (iii) there have been no work orders, deficiency notices or other similar notices of non‑compliance issued by any Governmental Entity or otherwise with respect to the Leased Real Property that are outstanding or requiring or recommending that work or repairs in connection with the Leased Real Property or any part thereof are necessary, desirable or required.
SECTION 4.06    Financial Statements; Undisclosed Liabilities. (a) Schedule 4.06(a) sets forth (i) the audited balance sheet of the Company as of September 30, 2017 and the related statements of comprehensive income, changes in equity and cash flows of the Company for the year then ended (together with the notes thereto, the “2017 Financial Statements”); (ii) the audited balance sheet of the Company as of September 30, 2016 and the related audited statements of comprehensive income, changes in equity and cash flows for the year then ended (together with the notes thereto, the “2016 Financial Statements”); (iii) the audited balance sheet of the Company as of September 30, 2015 and the related audited statements of comprehensive income, changes in equity and cash flows for the year then ended (together with the notes thereto, the “2015 Financial Statements”); and (iv) the unaudited balance sheet of the Company as of December 31, 2017 and the related unaudited statements of comprehensive income and cash flows for the three-month period then ended (together with the notes thereto, the “2018 Interim Financial Statements”, and, together with the 2017 Financial Statements, the 2016 Financial Statements and the 2015 Financial Statements, collectively, the “Financial Statements”).
(a)    The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto and subject, in the case of the 2018 Interim Financial Statements, to normal audit adjustments that would be made in connection with an audit and the absence of footnotes) and present fairly in all material respects the financial condition and results of operations of the Acquired Companies as of the dates thereof and for the periods covered thereby. The Financial Statements have been prepared on the basis of information derived from the books and records of the Acquired Companies, which are maintained in the ordinary course of business. The Acquired Companies have established and maintain systems of internal accounting controls that are designed to provide reasonable assurances that all transactions are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with GAAP. Since October 1, 2015, none of the Selling Parties or the Acquired Companies nor, to the knowledge of the Company, any auditor, accountant or representative of the foregoing has received any unresolved material written complaint, allegation or assertion of a problem or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or the Acquired Companies’ accounting controls. To the knowledge of the Company, there are no material weaknesses or significant deficiencies in the design or operations of the internal controls utilized by the Acquired Companies.
(b)    None of the Acquired Companies has any Liabilities of a type that would be required to be reflected on a balance sheet of the Acquired Companies prepared in accordance with GAAP, other than Liabilities (i) reflected or reserved against on the balance sheet included in the 2017 Financial Statements (including the notes thereto), (ii) incurred after the date of the balance sheet included in the 2017 Financial Statements in the ordinary course of business consistent with past practice (but excluding Liabilities arising out of a breach of, or default under, any Contract, breach of warranty, tort or infringement claim or lawsuit), (iii) contemplated by or incurred in connection with this Agreement, the other Transaction Documents or the Transactions and (iv) that are not individually or in the aggregate material to the Acquired Companies, taken as a whole.
(c)    No Acquired Company is party to any material "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the United States Securities and Exchange Commission).
SECTION 4.07    Absence of Certain Changes. Except as contemplated by this Agreement and the other Transaction Documents, since September 30, 2017 to the date of this Agreement, (a) the Acquired Companies have conducted their respective businesses in all material respects in the ordinary course of business; (b) there has not been a Material Adverse Effect; and (c) no Acquired Company has taken or failed to take, as applicable, any of the actions set forth in subclauses (i), (ii), (v), (vi), (vii), (x), (xi), (xii) and (xiii) of Section 7.01(b) (subject to Schedule 7.01) if such section had been in effect since September 30, 2017.
SECTION 4.08    Compliance with Laws; Permits.
(a)    Each of the Acquired Companies is and has been since January 1, 2015, in compliance, and has conducted its business in compliance, in all material respects, with applicable Laws.
(b)    Schedule 4.08(b) sets forth a true and complete list as of the date hereof of all material Permits held by the Acquired Companies for use in the operation and conduct of their respective businesses. All such Permits required for the Acquired Companies to conduct their respective businesses as currently conducted or for the ownership and use of their respective assets have been obtained by the Acquired Companies and are valid and in full force and effect in all material respects. Each of the Acquired Companies validly holds and has complied with the terms and conditions of each such Permit in all material respects. Since January 1, 2015, none of the Acquired Companies has received written notice of any Action related to the revocation, withdrawal, modification or termination of any such Permit.
SECTION 4.09    Litigation. Except as set forth on Schedule 4.09, there is no, and since January 1, 2015 there has not been any, Action pending or, to the knowledge of the Company, threatened against any of the Acquired Companies or Selling Parties involving or relating to the Acquired Companies that (a) seek to challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other equitable relief with respect to, the Transactions, (b) if adversely determined, would reasonably be expected to result in Liability to the Acquired Companies or (c) alleges or alleged any violation of any applicable anticorruption Law, including the FCPA and the UK Bribery Act of 2010. There is no, and, since January 1, 2015, has not been, any Judgment outstanding against any of the Acquired Companies or Selling Parties involving or relating to the Acquired Companies or to which any of the Acquired Companies’ properties is subject. This Section 4.09 does not relate to Government Contracts, which are the subject of Section 4.10 or Intellectual Property which is the subject of Section 4.13.
SECTION 4.10    Government Contracts and Bids. (a) Schedule 4.10 sets forth a true and complete list as of the date hereof of all of the Current Government Contracts that involve aggregate payments to the Acquired Companies that are reasonably expected to be in excess of Five Hundred Thousand Dollars ($500,000) per annum (each, a “Material Government Contract”). To the knowledge of the Company, each Material Government Contract was legally awarded to the Acquired Company or Government Contract Joint Venture party thereto. Each Material Government Contract is valid, binding and in full force and effect and enforceable against the Company or, to the knowledge of the Company, any Government Contract Joint Venture, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.
(a)    (i) No Acquired Company, or to the knowledge of the Company, no Government Contract Joint Venture, is in material breach of or default under any Current Government Contract, and, to the knowledge of the Company, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or default by any Acquired Company or any Government Contract Joint Venture; (ii) each of the Acquired Companies, and to the knowledge of the Company, each Government Contract Joint Venture, is in compliance in all material respects with all applicable Laws, including the Federal Acquisition Regulation (“FAR”); Cost Accounting Standards; Service Contract Act of 1963, as amended (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates); the Truth in Negotiations Act; and the Anti-Kickback Act, where and as applicable to each Current Government Contract or Government Bid; (iii) since January 1, 2015, each representation and certification made by the Acquired Companies, and to the knowledge of the Company, the Government Contract Joint Ventures, in connection with a Current Government Contract or Government Bid was current, accurate and complete in all material respects as of its effective date; (iv) there are no outstanding or pending claims, requests for equitable adjustment or contract disputes in excess of One Hundred Thousand Dollars ($100,000) arising under or relating to a Current Government Contract or Government Bid; and (v) no Current Government Contract or Government Bid is currently the subject of any bid protest before any Governmental Entity.
(b)    Since January 1, 2015, (i) none of the Acquired Companies, or to the knowledge of the Company any Government Contract Joint Venture, or any Principals (as defined in FAR 52.209-5) have been debarred, suspended or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Entity, no suspension, debarment, or exclusion action has been commenced or, to the knowledge of the Company, threatened against any of the Acquired Companies, any Government Contract Joint Venture or any of their respective officers or employees, and there exist no circumstances that require any Acquired Company or any Government Contract Joint Venture to answer any of the questions in FAR 52.209-5 in the affirmative; (ii) no Governmental Entity under a Current Government Contract has notified the Company, nor to the knowledge of the Company, any Government Contract Joint Venture, of any breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any such Current Government Contract; (iii) no Acquired Company, nor to the knowledge of the Company, no Government Contract Joint Venture, has received any notice of termination for default, cure notice or show cause notice pertaining to any Current Government Contract; (iv) no Acquired Company, nor to the knowledge of the Company, no Government Contract Joint Venture, has received any notice of an unresolved significant weakness or deficiency with respect to the cost accounting system of the Acquired Companies or any Government Contract Joint Venture; (v) no Acquired Company, nor to the knowledge of the Company, no Government Contract Joint Venture, has received written notice from any Governmental Entity or other counterparty to a Material Government Contract that the counterparty to such Material Government Contract (A) has ceased or will cease to be a customer of the Acquired Companies or any Government Contract Joint Venture, (B) intends to terminate or materially modify (including by materially decreasing the rate or amount of services obtained from or provided to the Acquired Companies) any Material Government Contract, (C) intends to change the type of contracting vehicle for the services provided pursuant to such Material Government Contract in a manner that may preclude the Acquired Companies from continuing to provide such services or (D) seeks to convert any Material Government Contract that establishes an exclusive or single source purchasing arrangement or relationship between such counterparty and the Acquired Companies or any Government Contract Joint Venture, as applicable, into a non-exclusive or multi-source arrangement or relationship; and (vi) the Acquired Companies have not, and to the knowledge of the Company, no Government Contract Joint Venture has, made any voluntary or mandatory disclosures to any Governmental Entity with respect to any material misstatement, significant overpayment or violation of applicable Law arising under or relating to any Current Government Contract or Government Bid, nor, to the knowledge of the Company, has any violation occurred for which any Acquired Company or Government Contract Joint Venture is required to make any such disclosure to a Governmental Entity.
(c)    Since January 1, 2015, (i) no Acquired Company, or to the knowledge of the Company, no Government Contract Joint Venture, has sold a product or service to any basis of award customer or any other triggering customer at a price that would invoke the requirements of the price reductions clause under any federal supply schedule contract, except as in accordance with the terms of such Government Contract; and (ii) each of the Acquired Companies, and to the knowledge of the Company, each of the Government Contract Joint Ventures, have accurately reported sales and paid all industrial funding fee payments required under any federal supply schedule contract.
(d)    Since January 1, 2015, (i) each of the Acquired Companies, and to the knowledge of the Company, each of the Government Contract Joint Ventures, has complied in all material respects with all applicable Cost Accounting Standards and Cost Principles; (ii) the cost accounting systems and business systems (as defined in Defense Federal Acquisition Regulation Supplement (“DFARS”) 242.7001 & 252.242-7005) used by the Acquired Companies, and to the knowledge of the Company, by the Government Contract Joint Ventures, and the associated entries reflected in the financial and business records of the Acquired Companies or the Government Contract Joint Ventures, with respect to Government Contracts and Government Bids are (and have been) in compliance in all material respects with applicable Law; (iii) the Acquired Companies’ business systems, and to the knowledge of the Company, the business systems of the Government Contract Joint Ventures, have been approved, where applicable, by the Defense Contract Management Agency as adequate for accumulating and billing costs under and otherwise for complying with Government Contracts, to the extent evaluated; and (iv) to the knowledge of the Company, such cost accounting systems are adequate to meet the standards promulgated by the Cost Accounting Standards Board, as applicable, required for complying with the terms and conditions of the Government Contracts and applicable Law.
(e)    None of the Acquired Companies’ Intellectual Property, nor, to the knowledge of the Company, none of the Government Contract Joint Ventures’ Intellectual Property, was (i) with respect to patents, conceived or first actually reduced to practice in performance of a Government Contract or (ii) with respect to “technical data” and “computer software,” as those terms are defined in FAR Parts 27 and 52 and/or DFARS Parts 227 and 252, funded partially or exclusively at Government Entity expense, and any Governmental Entity of the United States has only “Limited” and “Restricted” rights in such “technical data” and “computer software,” respectively. The Acquired Companies, and to the knowledge of the Company, the Government Contract Joint Ventures, have complied with all data rights marking requirements under FAR Parts 27 and 52 and/or DFARS Parts 227 and 252.
(f)    Schedule 4.10(g) sets forth a true and complete list, as of the date hereof, of (i) each Current Government Contract that includes one or more terms or provisions that restrict any Acquired Company’s or to the knowledge of the Company, any Government Contract Joint Ventures’, ability to bid on or perform work on specifically identified government contracts due to an actual or perceived OCI and (ii) each OCI mitigation plan, currently in effect, submitted by the Company, or to which the Acquired Companies are otherwise subject, in connection with any Current Government Contract. Each of the Acquired Companies is in compliance in all material respects with each OCI mitigation plan in Schedule 4.10(g).
(g)    Schedule 4.10(h) sets forth, for each Government Contract having backlog as of December 31, 2017, the dollar amounts of Funded Backlog and Unfunded Backlog of the Acquired Companies thereunder as of such date (calculated by the Company consistent with past practice) and the name of the customer. All of the Government Contracts constituting Funded Backlog and Unfunded Backlog of the Acquired Companies (i) were entered into in the ordinary course of business and (ii) management of the Company believes in good faith that such Government Contracts are capable of performance in accordance with the terms and conditions of such Government Contract by the applicable Acquired Company without a total Contract loss (without consideration of general and administrative expenses).
(h)    Except as set forth in Schedule 4.10(i), to the knowledge of the Company (i) the Acquired Companies and the Government Contract Joint Ventures have since January 1, 2015 complied with and are in compliance in all material respects with all requirements regarding the safeguarding of information related to its Government Contracts including FAR clause 52.204-21, DFARS clause 252.204-7008 and DFARS clause 252.204-7012; and (ii) since January 1, 2015 the Acquired Companies and the Government Contract Joint Ventures have not experienced any cyber incident that would require reporting to the U.S. Department of Defense under DFARS clause 252.204-7012.
(i)    Except as set forth in Schedule 4.10(j), to the knowledge of the Company, since January 1, 2015, none of the Acquired Companies, and none of the Government Contract Joint Ventures, has been the subject or target of any (i) subpoena, investigation, prosecution or administrative proceeding related to any Government Contract or Government Bid or (ii) Government Audit. The Company has made available to Buyer true and complete copies of all final or, if there is no final, draft versions of all reports in the Company’s possession issued by Governmental Entities pertaining to all such Government Audits except for those reports relating to Government Contracts with disclosure restrictions. Except as set forth in Schedule 4.10(j), since January 1, 2015, the Company has not received any written or, to the Company’s knowledge, oral notice of any pending or threatened (i) subpoena, investigation, prosecution or administrative proceeding related to any Government Contract or Government Bid or (ii) Government Audit.
(j)    For any Government Contract awarded to any Person based on the Person having Section 8(a) status, small business status, small disadvantaged business status, or other preferential status, to the knowledge of the Company, the Person has complied with the applicable limitations on subcontracting, such as 13 C.F.R. § 125.6, and where the awardee is a joint venture entered into with a Person with whom any Acquired Company has entered into an SBA-approved mentor-protégé agreement, the awardee, any Acquired Company and any Government Contract Joint Venture perform the work in accordance with 13 C.F.R. § 125.513(d) and all other applicable law and regulations.
SECTION 4.11    Security Clearances. Schedule 4.11 sets forth all facility security clearances held by the Acquired Companies that the Acquired Companies are permitted by Law to disclose. Each of the Acquired Companies is in compliance in all material respects with applicable national security requirements, including the NISPOM and all applicable requirements under each Current Government Contract to which any Acquired Company is a party relating to the safeguarding of and access to classified information. To the knowledge of the Company, no facts exist which are reasonably expected to give rise to the revocation, invalidation or suspension of any facility security clearance held by any Acquired Company or any personnel security clearance held by any employee of any Acquired Company. Since January 1, 2015, no Acquired Company has received a rating less than “Satisfactory” from any DSS inspection or audit and there has been no unauthorized disclosure of classified information by employees of the Acquired Companies.
SECTION 4.12    Material Contracts. (a) Schedule 4.12(a) sets forth a true and complete list, as of the date hereof, of all of the following Contracts (other than Real Property Leases and Government Contracts) to which any Acquired Company is a party or by which any of the Acquired Companies’ properties or assets is bound (each, a “Material Contract”):
(i)    Contracts evidencing Indebtedness in excess of Fifty Thousand Dollars ($50,000) or authorizing or resulting in a Lien on any of the assets of any Acquired Company, the Subsidiary Equity Interests or the Transferred Equity Interests;
(ii)    Contracts relating to loans or advances to, guarantees for the benefit of, or investments in, any Persons except for advances to employees of the Company for business travel and business expenses incurred in the ordinary course of business consistent with past practice of the Acquired Companies in amounts which do not exceed the limits for such amounts set forth in the Acquired Companies’ policies and procedures;
(iii)    Contracts evidencing any obligation of any Acquired Company or Selling Party with respect to the issuance, sale, repurchase or redemption of any equity or other interests of any Acquired Company;
(iv)    Contracts relating to the acquisition or disposition of any capital stock or other equity or other interests, any business or product line or assets of any Person, in any such case, for aggregate consideration in excess of One Hundred Fifty Thousand Dollars ($150,000); pursuant to which any Acquired Company has any material Liabilities or obligations;
(v)    Contracts that relate to the formation, creation, governance or control of any Acquired Company or any partnership, joint venture or other similar arrangement to which any Acquired Company is party, including the Government Contract Joint Ventures;
(vi)    Leases of personal property under which any Acquired Company is the lessee and is obligated to make payments of more than One Hundred Fifty Thousand Dollars ($150,000) per annum;
(vii)    Contracts limiting or purporting to limit the freedom of any Acquired Company to engage in any line of business, acquire any entity or compete with any Person in any market or geographical area or during any period of time;
(viii)    Contracts containing exclusivity obligations or restrictions binding on any Acquired Company, including (A) “most favored nation” pricing terms, (B) granting of any right or first offer or right of first refusal or (C) covenants not to solicit any employees of another Person;
(ix)    Contracts relating to the settlement of any Actions or Judgments involving the Company and pursuant to which (A) any Acquired Company has material performance obligations outstanding, (B) conditions precedent to the settlement thereof have not been satisfied or (C) the Contract limits the operation of the business of the Acquired Companies in any material respect;
(x)    Company IPR Agreements;
(xi)    Contracts that are collective bargaining agreements or other Contracts with any labor organization or other employee representative;
(xii)    Contracts with any employee or other individual service provider or consultant pursuant to which any Acquired Company provides annual compensation in excess of One Hundred Fifty Thousand Dollars ($150,000), other than any “at will” Contract that may be terminated by Buyer or such Acquired Company upon thirty (30) calendar days’ or less advance notice (or such period required by applicable Law);
(xiii)    any Contract not otherwise listed above which would reasonably be expected to require payments from any Acquired Company to a third party in excess of One Hundred Fifty Thousand Dollars ($150,000) per annum and which is not terminable by Buyer or such Acquired Company on notice of ninety (90) calendar days or less without a premium or penalty (other than any Employee Benefit Plan);
(xiv)    any Contract not otherwise listed above which would reasonably be expected to involve revenue from a third party to any Acquired Company in excess of Five Hundred Thousand Dollars ($500,000) per annum; and
(xv)    any outstanding written or otherwise binding commitment to enter into any Contract of the type described in the immediately preceding subsections (i)-(xiv).
(b)    True and complete copies of each Material Contract have been made available to Buyer (including all amendments and modifications thereto). Each Material Contract is valid, binding and in full force and effect and enforceable against the Acquired Company party thereto and, to the knowledge of the Company, each other party thereto, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies. There are no outstanding or pending claims, requests for equitable adjustment or contract disputes in excess of One Hundred Thousand Dollars ($100,000) arising under or relating to a Material Contract. There is no default or material breach (nor to the knowledge of the Company an event or circumstance that, with or without notice or lapse of time or both, would become a default or material breach) under any Material Contract by any Acquired Company or, to the knowledge of the Company, by any other party thereto. None of the Acquired Companies or Selling Parties has received written notice that (i) the Company is in default or breach (or there exists an event or circumstance that, with or without notice or lapse of time or both, would become a default or breach) under any Material Contract and such default has not been cured or (ii) a party to a Material Contract (other than the Acquired Company party thereto) intends to terminate such Material Contract. This Section 4.12 does not relate to Government Contracts, which are the subject of Section 4.10.
SECTION 4.13    Intellectual Property. (a) Schedule 4.13(a) sets forth a true and complete list, as of the date hereof, of all Intellectual Property owned or exclusively licensed to any of the Acquired Companies that is an active issued patent, patent application, trademark registration or application, copyright registration or application or domain name (collectively, the “Registered Intellectual Property”). To the knowledge of the Company, each item of Registered Intellectual Property is valid and enforceable, and all material filings and fees required to-date related to each item of Registered Intellectual Property have been timely filed and paid to the relevant Governmental Entities. To the knowledge of the Company, no opposition, cancellation, reexamination, invalidation or other Action is pending challenging the extent, validity, enforceability or the Acquired Companies’ ownership of any Registered Intellectual Property, nor is there a reasonable basis for any such challenge. Schedule 4.13(a) also sets forth a list of all (i) Software owned or licensed (excluding Commercial Software) by the Acquired Companies (the “Company Software”) and (ii) material unregistered trademarks, service marks and trade names owned by the Acquired Companies.
(a)    The Acquired Companies exclusively own or otherwise have a right to use all Business Intellectual Property and all Registered Intellectual Property (other than Intellectual Property comprising or reflected in Commercial Software) free and clear of all Liens except Permitted Liens. None of the Selling Parties or any of their respective Affiliates holds any right, title or interest in or to any Business Intellectual Property. The Business Intellectual Property (owned by the Acquired Companies and licensed to the Acquired Companies pursuant to one or more Company IPR Agreements) constitutes all of the Intellectual Property rights necessary for the conduct of the business of the Acquired Companies as currently conducted or as planned to be conducted by the Acquired Companies based on existing business plans.
(b)    The operation of the business of the Acquired Companies as previously or currently conducted has not and does not infringe or misappropriate any Intellectual Property of third parties. To the knowledge of the Company, no third party is infringing or misappropriating any Intellectual Property owned or exclusively licensed to the Company in any material respect. There are no material pending and have not been any prior claims or Actions alleging infringement, violation or misappropriation of the Intellectual Property of any Person or, to the knowledge of the Company, threatened against any of the Acquired Companies. To the knowledge of the Company, no Business Intellectual Property owned or exclusively licensed to any of the Acquired Companies is subject to any outstanding consent, settlement or Judgment restricting the use or ownership thereof. All Business Intellectual Property owned, licensed, held for use or used by any of the Acquired Companies immediately prior to the Closing shall be owned, licensed, held for use and available for use by such Acquired Company on the same terms and conditions immediately following the Closing.
(c)    Schedule 4.13(d) sets forth a true and complete list of all Contracts under which (i) any of the Acquired Companies acquires, uses or has the right to use any Intellectual Property owned by a third party (other than Commercial Software); (ii) any of the Acquired Companies has assigned or granted a license or sublicense to a third party to use any of the Company’s Intellectual Property; and (iii) since January 1, 2015, any of the Acquired Companies is involved in the development of any Intellectual Property (whether alone or with a third party) (the Contracts referenced in clauses (i) through (iii) collectively, “Company IPR Agreements”).
(d)    To the knowledge of the Company, the material information technology systems used by the Acquired Companies, including all computer hardware, software, firmware, process automation and telecommunications systems (“IT Systems”), perform reliably and in material conformance with the applicable specifications and documentation for such systems, and, since January 1, 2015, there have been no failures, breakdowns, data security breaches or other incidents adversely affecting any such IT Systems or any Software, data, information or materials contained therein, other than temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Acquired Companies. The Acquired Companies maintain commercially reasonable security, disaster recovery and business continuity plans and procedures and have taken commercially reasonable measures to protect the security and integrity of the IT Systems and the Software and data stored or contained therein or transmitted thereby.
(e)    To the knowledge of the Company, each Acquired Company has taken commercially reasonable precautions in accordance with protection procedures customarily used in the industry to maintain, enforce and protect the confidentiality (where applicable) of Business Intellectual Property and Registered Intellectual Property owned or exclusively licensed by the Company. All former and current employees, agents, consultants and independent contractors of the Acquired Companies who have contributed to the creation or development of any Intellectual Property for or on behalf of the Acquired Companies have executed Contracts pursuant to which such Person (i) agrees to maintain the confidentiality of, and not use or disclose, the confidential information of the Acquired Companies and (ii) assigns to the Company or any other Acquired Company all Intellectual Property created or developed by such Person in the course of such Person’s employment or other relationship with the Acquired Companies. To the knowledge of the Company, no former or current employees, agents, consultants or independent contractors of the Acquired Companies have breached or violated any of the Contracts referenced in the immediately preceding sentence.
(f)    To the knowledge of the Company, no source code for any Software included in the Business Intellectual Property owned or exclusively licensed by the Company has been delivered, licensed or otherwise made available to any escrow agent or other Person who is not an employee of the Company or a consultant of the Acquired Companies who has entered into a written Contract to protect the confidential information of the Company, and, to the knowledge of the Company, none of the Acquired Companies has any duty or obligation (whether present or contingent) to deliver, license or make available such source code for any Company Software to any escrow agent or other Person.
(g)    To the knowledge of the Company, Schedule 4.13(h) sets forth a true and complete list, as of the date hereof, of any open source, public source, freeware or other similar Software that since January 1, 2015, has been or is being used, incorporated into or distributed with any products or services developed, modified, manufactured, distributed or sold by or on behalf of the Acquired Companies, identifying for each such item of Software the manner in which it has been used, incorporated or distributed and the applicable licenses governing the use of such Software. Except as set forth in Schedule 4.13(h), to the knowledge of the Company, no Software included in the Business Intellectual Property owned or exclusively licensed by the Company contains any open source, public source, freeware or other similar Software that requires the disclosure, licensing or distribution of any source code or otherwise imposes any limitation, condition or restriction on the right of the Acquired Companies to use, license, sell, distribute or otherwise exploit, any such Software or charge for the same.
SECTION 4.14    Labor and Employee Matters. (a) The Company has made available to Buyer a complete and correct list of all employees of the Acquired Companies as of the date hereof that reflects: (i) their dates of hire; (ii) their positions; (iii) their current annual base salaries or hourly wages; (iv) their target incentive compensation opportunity; (v) their work location; (vi) their status as a full-time or part-time employee; (vii) their classification as exempt or non-exempt under the Fair Labor Standards Act (FLSA); (viii) their status as a temporary or permanent employee; (ix) their status as a regular or leased employee; (x) and their leave status, as well as the date of commencement of their leave and their expected return date (as applicable of each employee); and (xi) the value of their accrued vacation time and sick leave or other paid time off.
(a)    No union or labor organization is currently certified or recognized to represent employees of the Acquired Companies, no demand for recognition has been made by any union or labor organization with respect to Acquired Companies since January 1, 2014, and there are no pending or, to the knowledge of the Company, threatened labor organizing activities, strikes, work stoppages, requests for representation, pickets or walkouts against the Acquired Companies or with respect to any of its employees. There is no material unfair labor practice, charge or complaint pending, unresolved or threatened before any court, arbitrator or other Governmental Entity against the Acquired Companies with respect to any of its employees.
(b)    Each of the Acquired Companies is in compliance in all material respects with (i) the rules and regulations governing the conduct of federal contractors with respect to employees and (ii) all applicable Laws pertaining to employment, employment practices and the employment of labor, including all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, consultation or information, classification of service providers as employees or independent contractors, wages, hours, overtime, immigration, unemployment insurance, affirmative action, occupational safety and health, workers’ compensation and the payment and withholding of social security and other Taxes, except as provided on Schedule 4.14(c), and there are no Actions pending or, to the knowledge of the Company, threatened against any Acquired Company or Seller, or any employees or former employees of the Acquired Companies, relating to any of the foregoing that, if adversely determined, would reasonably be expected to result in a Liability to any Acquired Company.
(c)    Each of the Acquired Companies’ employees and consultants have all work permits, immigration permits, visas or other authorizations, each as required by applicable Law for such employee or consultant given the duties, location and nature of such employee’s employment or engagement, except where the continuing failure to have all such work permits, immigration permits, visas or other authorizations would not result in material Liability to the Acquired Companies.
SECTION 4.15    Employee Plans. (a) Schedule 4.15(a) sets forth a true and complete list, as of the date hereof, of each Employee Benefit Plan.
(a)    With respect to each Employee Benefit Plan, true and complete copies of each of the following have been made available to Buyer: (i) each Employee Benefit Plan (including all amendments and modifications thereof), or a written description of such Employee Benefit Plan if such Employee Benefit Plan is not set forth in a written document, have been made available to Buyer as of the date hereof; provided that, in the case of any Employee Benefit Plan that is in a Contract to which an employee of any Acquired Company is a party, the Company may instead make available a form or sample of such Contract accompanied by a listing of the employees who are parties to a Contract substantially similar to such form or sample Contract; (ii) any related trust, insurance Contract or funding instrument; (iii) the most recent summary plan description together with the summary or summaries of all material modifications thereto; (iv) the most recent Internal Revenue Service (“IRS”) determination or opinion letter; (v) the most recent actuarial valuation report or audited financial statement; (vi) the three most recently filed annual returns or reports; (vii) results of non-discrimination testing for the three most recently completed years; and (viii) all material, non-routine correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity sent or received by the Company or any of its Affiliates since January 1, 2013 with respect to such Employee Benefit Plan.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Acquired Companies, (i) each Employee Benefit Plan (and each related trust, insurance Contract or funding instrument) has been maintained, contributed to, funded, operated and administered in accordance with the terms of such Employee Benefit Plan and in accordance with applicable Law; (ii) the Company has not received notice that any Action (other than any routine claim for benefits) is pending, and to the knowledge of the Company no Action is threatened against, any Employee Benefit Plan; and (iii) no Employee Benefit Plan is under audit or investigation by any Governmental Entity.
(c)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on an opinion letter, from the IRS that such plan is so qualified, and no condition exists that would reasonably be expected to jeopardize the tax-qualification of any such plan.
(d)    No Employee Benefit Plan is or has been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA. No Acquired Company has ever maintained, established, participated in, contributed to, been obligated to contribute to or otherwise incurred any obligation or Liability under, any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA). No Employee Benefit Plan is a “multiple employer plan” (as defined in Section 413 of the Code), a plan sponsored by a human resources or benefits outsourcing entity, professional employer organization or similar vendor or provider, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.
(e)    There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability.
(f)    None of the Employee Benefit Plans provides retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law or at the expense of the participant or the participant’s beneficiary.
(g)    With respect to each Employee Benefit Plan all material contributions, premiums or payments required to be made or paid have been made or paid on or before their due dates (including permissible extensions).
(h)    Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(i)    Except as disclosed on Schedule 4.15(j), neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in conjunction with termination of employment) will (i) entitle any employee to severance pay or any increase in severance pay under any Employee Benefit Plan; (ii) entitle any employee to any compensation or benefit under any Employee Benefit Plan; (iii) accelerate the time of payment, vesting or funding, or increase the amount of, any compensation or benefit or trigger any other obligation to any employee under any Employee Benefit Plan; (iv) result in any payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code; or (v) result in the breach or violation of or default under, or limit Buyer’s right to amend, modify or terminate, any Employee Benefit Plan. The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 4999 of the Code.
SECTION 4.16    Environmental Matters. (a) (i) Each of the Acquired Companies is in compliance in all material respects with all applicable Environmental Laws and (ii) since January 1, 2015, and, as to matters that have not been fully and finally resolved, during prior periods, each of the Acquired Companies has complied in all material respects with all applicable Environmental Laws.
(a)    (i) Each of the Acquired Companies has obtained and has filed applications for all material Permits, consents and exemptions from any Governmental Entity that are required under Environmental Laws to conduct its respective business as currently conducted (“Environmental Permits”); (ii) Schedule 4.16(b)(ii) sets forth a true and correct list of all material Environmental Permits held by the Company as of the date hereof, all of which are in full force and effect; and (iii) each of the Acquired Companies is and has been in compliance in all material respects with all terms and conditions of such Environmental Permits;
(b)    There is no Action or Judgment, or any written notice or request for information, pending or, to the knowledge of the Company, threatened against any Acquired Company or any Selling Party alleging that any Acquired Company is in material violation of or has material Liability under any Environmental Law or seeking to revoke, modify or suspend any Environmental Permit.
(c)    There has been no Release at, on, under or from any real property currently owned, operated or leased by the Company, nor was there a Release at any real property formerly owned, operated or leased by any Acquired Company during the period of such ownership, operation, or tenancy, in each case, which has or would reasonably be expected to result in material Liability to the Acquired Companies;
(d)    There has been no arrangement for the transportation, treatment or disposal of Hazardous Substances, which has resulted or would reasonably be expected to result in material Liability to the Acquired Companies.
(e)    The Company has made available to Buyer copies of all final environmental assessments, reports, audits and any other material documents in the possession or under the control of the Acquired Companies or Selling Parties that relate to the Acquired Companies’ material compliance with Environmental Laws or the environmental condition of any real property, currently or formerly owned, operated or leased by the Acquired Companies.
SECTION 4.17    Taxes. (a) The Company filed a valid IRS election to be treated as an S corporation effective as of the date of its formation, and received confirmation from the IRS of said election, and had been, at all times since its formation until it engaged in the Restructuring eligible to be treated and has been treated as an S Corporation and has been so treated under all corresponding provisions of applicable state Tax Laws to the extent such Laws recognize “S corporation” status. Prior to Closing, the Company will file a valid IRS election to be treated as a QSub effective as of the date of the Contribution and, as a result of such election will be eligible as of the date hereof to be, and until the date of the LLC Conversion will have been, treated as a QSub for federal income tax purposes. Following the LLC Conversion, the Company will be treated at all times after the LLC Conversion and prior to the Closing as an entity disregarded as separate from Seller for federal income tax purposes. Set forth on Schedule 4.17(a) is (i) a copy of the notice from the IRS accepting the Company’s election to be treated as an S corporation, (ii) a copy of any IRS Forms 8832 filed by or on behalf of the Company and any notices from the IRS accepting such IRS Forms 8832, (iii) a listing of each of the Subsidiaries’ classification (e.g., a qualified subchapter S subsidiary or a disregarded entity) for federal income tax purposes, and (iv) for any Subsidiary treated as a qualified subchapter S subsidiary, a copy of the IRS notice approving such classification, if any.
(a)    The transactions contemplated by this Agreement will not result in the imposition of Tax on the Company pursuant to Section 1374. The Company has not in the past 5 years (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.
(b)    All income Tax Returns and other material Tax Returns that are required to be filed on or before the date of this Agreement (taking into account any applicable extensions) by or on behalf of the Acquired Companies have been filed, and all such Tax Returns were correct and complete in all material respects and were prepared and filed in compliance with all applicable Laws.
(c)    All income Taxes and other material Taxes of the Acquired Companies have been paid, except for Taxes being contested in good faith through appropriate proceedings and disclosed on Schedule 4.17(d).
(d)    There are no Liens for Taxes upon any assets of the Acquired Companies, except for Liens for Taxes not yet due and payable.
(e)    There are no pending Tax Proceedings for the assessment or collection of Taxes with respect to the Acquired Companies.
(f)    The Acquired Companies have not executed or filed with any Governmental Entity any Contract extending the period for assessment or collection of any Taxes, which Contract is still in effect.
(g)    No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) has been entered into by or with respect to the Acquired Companies that will remain in effect after the Closing Date.
(h)    The Acquired Companies have not received from any jurisdiction (including any jurisdiction where any Acquired Company has not filed Tax Returns) any unresolved written (i) notice indicating an intent to open an audit or other similar review; (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity against any Acquired Company which Tax has not been satisfied; or (iii) notice indicating that any Acquired Company is subject to taxation by that jurisdiction.
(i)    None of the Acquired Companies is a party to, or bound by, any Tax sharing or Tax allocation Contract (other than any Contract the primary purpose of which is not the sharing or allocation of Taxes).
(j)    None of the Acquired Companies has engaged in or been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b).
(k)    The Acquired Companies have duly and timely withheld all material amounts required to be deducted or withheld under applicable Law and have timely paid to the appropriate Governmental Entity all such deducted or withheld amounts.
(l)    No Acquired Company has ever been a member of a combined or unitary group filing combined or unitary Tax Returns.
(m)    The Acquired Companies have complied in all material respects with Code Section 482 and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local or foreign Law, and have maintained documentation (including any applicable transfer pricing studies) as required by Code Sections 482 and 6662 and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local or foreign Law.
(n)    No Acquired Company has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code at any time since January 1, 2015.
(o)    The Acquired Companies have no Liabilities for Taxes of any Person (other than an Acquired Company) by reason of Contract (other than any Contract the primary purpose of which is not the sharing or allocation of Taxes), assumptions, transferee Liabilities, or operation of Law.
(p)    None of the Acquired Companies has a permanent establishment or fixed place of business in any country other than the United States.
SECTION 4.18    Insurance. Schedule 4.18 sets forth a true and complete list, as of the date hereof, of all material policies of insurance currently owned, held or maintained by, at the expense of or for the benefit of the Acquired Companies (excluding insurance policies included in Section 4.15) (the “Business Insurance Policies”), and all premiums due and payable on the Business Insurance Policies have been paid in full and all premiums with respect thereto concerning all periods up to and including the Closing will have been paid. Each Acquired Company has, with respect to any claim that relates to any material damage, impairment or loss that is potentially covered under the Business Insurance Policies, duly provided all required notices under the Business Insurance Policies and have duly made all available claims under such Business Insurance Policies covering or related to any such claim in accordance with the terms and conditions of the Business Insurance Policies. There are no material pending claims against any Business Insurance Policy as to which Acquired Company has been notified in writing that the applicable insurers have denied Liability. As of the date hereof, none of the Acquired Companies has received any written notice of cancellation, amendment or dispute or rejection as to coverage with respect to any Business Insurance Policy.
SECTION 4.19    Anti-Bribery Compliance, Books and Records, and Internal Controls.
(a)    None of the Acquired Companies or any Affiliate, director, officer or employee, nor, to the knowledge of the Company, any distributor, agent, representative, sales intermediary or other third party acting on behalf of the Acquired Companies or any of their respective Affiliates, in any way relating to the Acquired Companies (i) has taken any action in violation of any applicable anticorruption Law, including the FCPA and the UK Bribery Act of 2010, or (ii) has corruptly offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly, to any Person or Public Official, for purposes of (A) influencing any act or decision of any Person or Public Official in his fiduciary or official capacity; (B) inducing such Person or Public Official to do or omit to do any act in violation of his fiduciary or lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case under this clause (ii), in order to assist any Acquired Company, in obtaining or retaining business or directing any business to any Person, in each case, as would be a material violation of applicable Law.
(b)    The Acquired Companies and their respective Affiliates have established and maintain systems of internal controls that it believes are reasonably designed to ensure compliance by the Acquired Companies with all applicable anti-corruption Laws in all material respects.
SECTION 4.20    Broker Fees. No broker, investment banker, financial advisor or other similar Person, other than the Persons identified on Schedule 4.20, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based on any arrangements made by or on behalf of the Selling Parties or the Acquired Companies. The fees and expenses of such Persons are the responsibility of, and will be paid by, the Selling Parties on the Closing Date and the Company shall have no Liabilities (including the obligation to pay any fee or commission) to any party set forth on Schedule 4.20 from and after the Closing Date.
SECTION 4.21    Trade Controls. (a) Each Acquired Company is, and has been since January 1, 2013, in compliance with all applicable Trade Controls Laws in all material respects.
(a)    None of the Acquired Companies has received, since January 1, 2013, any written communication from any Governmental Entity of any actual or alleged material violation or noncompliance with respect to any Trade Controls Laws.
(b)    The Acquired Companies have not been cited or fined for failure to comply with the Trade Controls Laws since January 1, 2013, and no proceeding or, to the knowledge of the Company, investigation, with respect to any alleged material non-compliance with Trade Controls Laws by the Acquired Companies is pending or, to the knowledge of the Company, threatened.
(c)    The Acquired Companies have not made since January 1, 2013 any disclosures (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or Liability of the Acquired Companies arising under or relating to the Trade Controls Laws.
(d)    The Acquired Companies have obtained all Permits that are required under applicable Trade Controls Laws to conduct their respective businesses as currently conducted (“Trade Controls Permits”). Schedule 4.21(e) sets forth a true and complete list, as of the date hereof, of all material Trade Control Permits that have been received by the Acquired Companies and that are in effect as of the date hereof (and any pending license applications as of the date hereof), and true and complete copies of such Trade Control Permits have been made available to Buyer.
SECTION 4.22    Affiliate Transactions. Except as set forth on Schedule 4.22(a), excluding any Employee Benefit Plan or compensation arrangement, no Selling Party is and no officer, director, member, stockholder or Affiliate of any Acquired Company, or, to the knowledge of the Company, any individual in such Person’s immediate family or their Affiliates is currently a party to any transaction or Contract with any Acquired Company or has any material interest in any property used by any Acquired Company, other than employment or consulting agreements entered into with individuals in the ordinary course of business of the Acquired Companies (an “Affiliate Transaction”). Except as set forth on Schedule 4.22(b), after giving effect to the Closing, there will be no Affiliate Transactions.
SECTION 4.23    Key Customers and Suppliers.
(a)    Schedule 4.23(a) sets forth a true and complete list of the ten (10) most significant customers of the Acquired Companies (measured by dollar volume) for each of the twelve (12)-month periods ended September 30, 2016 and September 30, 2017 (the “Key Customers”). None of the Key Customers has (i) cancelled, terminated or materially and adversely modified (including by materially decreasing the rate or amount of services obtained from the Company) its relationship with the Acquired Companies in the past twelve months or (ii) sought to convert any exclusive or single-source purchasing arrangement or relationship between such Key Customer and the Acquired Companies into a non-exclusive or multi-source arrangement or relationship. None of the Company or Selling Parties has received any written notice that any Key Customer has ceased or will cease to be a customer of the Acquired Companies or that such Key Customer intends to terminate or materially and adversely modify existing Contracts with the Acquired Companies.
(b)    Schedule 4.23(b) sets forth a true and complete list of the ten (10) most significant suppliers (including subcontractors or vendors) of the Acquired Companies (measured by dollar volume) for each of the twelve (12)-month periods ended September 30, 2016 and September 30, 2017 (the “Key Suppliers”). None of the Key Suppliers has (i) cancelled, terminated or materially and adversely modified its relationship with the Acquired Companies in the past twelve months or (ii) sought to convert any exclusive or single-source purchasing arrangement or relationship between such Key Supplier and the Acquired Companies into a non-exclusive or multi-source arrangement or relationship. None of Acquired Companies or Selling Parties has received any written notice that any Key Supplier has ceased or will cease to be a supplier of the Acquired Companies or that such Key Supplier intends to terminate or materially and adversely modify existing Contracts with the Acquired Companies.
SECTION 4.24    Data Protection Warranties.
(a)    Each of the Acquired Companies complies, and, since January 1, 2015, has complied, in all material respects with all applicable Laws that govern the collection, use, processing, disclosure and protection of PII (“Data Protection Laws”). Each of the Acquired Companies has in place and operates, and, since January 1, 2015, has had in place and operated, a system of internal controls that are reasonably designed to ensure compliance in all material respects by the Acquired Companies with the applicable Data Protection Laws.
(b)    Since January 1, 2015, to the knowledge of the Company, no Acquired Company has suffered any personal data breach that would require under Data Protection Laws such Acquired Company to notify individuals whose information was compromised in such breach, except for personal data breaches that have not resulted or would not reasonably be expected to result in material Liability to the Acquired Companies.
(c)    Since January 1, 2015, no Acquired Company has received any written notices or, to the knowledge of the Company, any other communications from any Governmental Entity (i) alleging material non-compliance with any Data Protection Laws or (ii) notifying such Acquired Company of any material regulatory investigation by a Governmental Entity regarding the Acquired Companies’ use of PII or non-compliance with Data Protection Laws.
SECTION 4.25    No Other Representations and Warranties. Each Selling Party acknowledges and agrees that except for the representations and warranties contained in Article V, the Ancillary Agreements or any certificate delivered by Buyer pursuant to this Agreement, neither Buyer nor any other Person makes or shall be deemed to make any express or implied representation or warranty with respect to Buyer. Nothing herein shall limit the liability of Buyer for fraud or willful misconduct.
ARTICLE V
Representations and Warranties of Buyer
Buyer hereby represents and warrants to Selling Parties as follows:
SECTION 5.01    Organization and Good Standing. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own or lease and operate its properties and to carry on its business as now being operated and conducted.
SECTION 5.02    Authority. Buyer has full power and authority to execute and deliver this Agreement and to carry out, or cause to be carried out, the transactions contemplated hereby. Buyer has, or will have at the Closing, full power and authority to execute and deliver each Transaction Document (other than this Agreement) to which it is or will be a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Transaction Documents (other than this Agreement) to which Buyer is or will be a party. This Agreement has been duly authorized by all necessary action on the part of Buyer and has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies. Each of the Transaction Documents (other than this Agreement) has been duly authorized by all necessary action on the part of Buyer and has been, or will be at the Closing, duly executed and delivered by Buyer and constitutes or will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.
SECTION 5.03    Consents and Approvals; Absence of Violation or Conflicts. Neither the execution and delivery of this Agreement or any of the other Transaction Documents by Buyer, nor the consummation by Buyer of the Transactions, will (a) conflict with or result in any breach of any provisions of the certificate of formation or limited liability company operating agreement of Buyer; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) in connection with the Antitrust Filings; and (ii) the ITAR Notice and NISPOM Notice requirements set forth in Section 7.03(e); (c) assuming receipt of Antitrust Approvals, violate, in any material respect, any Law or Judgment applicable to Buyer; or (d) result in a material violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any material Contract to which Buyer is a party or by which any of its properties is bound, except, in the case of the foregoing clause (b) where such failure to obtain any such consent, approval, authorization or permit, or to make such filing or notification, would not reasonably be expected, individually or in the aggregate, to adversely affect, in any material respect, the ability of Buyer to perform its obligations under this Agreement or consummate the Transactions.
SECTION 5.04    Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates relating to the Transactions.
SECTION 5.05    Financial Capacity.
(a)    Buyer will have at the Closing sufficient cash or other sources of funds to pay the Closing Consideration and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses of Buyer and its Affiliates.
(b)    In no event shall the receipt or availability of funds or Financing by or to Buyer or any of its Affiliates or any other Financing transaction be a condition to any of the obligations of Buyer to consummate the Transactions hereunder.
SECTION 5.06    Investment Intent. Buyer is acquiring the Transferred Equity Interests under this Agreement for its own account, without a view to resale or distribution thereof in violation of any applicable securities Laws and with no present intention of distributing or reselling any part thereof.
SECTION 5.07    Broker Fees. No broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based on any arrangements made by or on behalf of Buyer or any of its Affiliates.
SECTION 5.08    No Foreign Ownership or Control. With respect to Buyer, the Closing will not result in foreign ownership, control or influence over the Company requiring pre-closing notifications to, review by or consent or approval of: (a) the Committee on Foreign Investment in the United States; (b) the Directorate of Defense Trade Controls; or (c) DSS pursuant to section 2.302(b) of the NISPOM.
SECTION 5.09    No Other Representations or Warranties. Buyer acknowledges and agrees that except for the representations and warranties contained in Article III and Article IV, the Ancillary Agreements or any certificate delivered by Seller or the Company pursuant to this Agreement, none of the Selling Parties, Sellers’ Guarantor, the Acquired Companies or any other Person makes or shall be deemed to make any express or implied representation or warranty with respect to the Selling Parties, the Transferred Equity Interests or the Acquired Companies. Nothing herein shall limit the liability of the Selling Parties for fraud or willful misconduct.
SECTION 5.10    Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions hereunder is subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Buyer in writing to the extent permitted by Law):
(a)    The representations and warranties of each Selling Party (i) set forth in Section 3.03 shall have been true and correct on the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date; (ii) set forth in the Seller Fundamental Representations (other than described in the immediately preceding clause (i)) shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date); and (iii) set forth in Article III (other than the Seller Fundamental Representations), disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein, shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The representations and warranties of each Selling Party and the Company (i) set forth in Sections 4.01(c), (d), (e), and (f) shall have been true and correct on the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date other than in de minimis respects; (ii) set forth in the Company Fundamental Representations (other than described in the immediately preceding clause (i)) shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date); and (iii) set forth in Article IV (other than the Company Fundamental Representations), disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein, shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    The Company and each Selling Party shall have performed and complied in all material respects with all of the covenants and obligations in this Agreement to be complied with and performed by such Selling Party and the Company at or before the Closing.
(d)    The Company and each Selling Party shall have delivered to Buyer a certificate dated the Closing Date and executed by an authorized officer of the Company or by such Selling Party, as applicable, to the effect that each of the conditions specified above in Sections 6.01(a), (b), (c) and (g) has been satisfied.
(e)    No Governmental Entity shall have enacted, entered, promulgated, enforced or issued any Judgment or Law which is in effect and which has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions (each, a “Legal Impediment”) and there shall not be pending any action, suit or similar legal proceeding brought by a Governmental Entity seeking to restrain or prohibit the Transactions.
(f)    Any applicable waiting or suspension period under the HSR Act relating to the Transactions shall have expired or been terminated.
(g)    Since the date of this Agreement there shall not have been a Material Adverse Effect.
(h)    The other actions set forth in Section 2.06 shall have been completed.
SECTION 5.11    Conditions Precedent to Selling Parties’ and the Company’s Obligations. The obligation of Selling Parties and the Company to consummate the Transactions hereunder is subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Selling Parties in writing to the extent permitted by Law):
(a)    The representations and warranties of Buyer set forth in Article V shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.
(b)    Buyer shall have performed and complied in all material respects with all the covenants and obligations in this Agreement to be complied with and performed by Buyer at or before the Closing.
(c)    Buyer shall have delivered to Selling Parties a certificate dated the Closing Date and executed by an authorized officer of Buyer to the effect that each of the conditions specified above in Sections 6.02(a) and (b) has been satisfied.
(d)    No Legal Impediment shall be in effect and there shall not be pending any action, suit or similar proceeding brought by a Governmental Entity seeking to restrain or prohibit the Transaction.
(e)    Any applicable waiting or suspension period under the HSR Act relating to the Transactions shall have expired or been terminated.
(f)    Seller shall have received the Closing Date Amount in accordance with Section 2.03.
(g)    The other actions set forth in Section (l) shall have been completed.
SECTION 5.12    Frustration of Closing Conditions. None of the Selling Parties nor Buyer may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or such party’s failure to act in good faith.
ARTICLE VI
Certain Covenants
SECTION 6.01    Conduct of Business. (a) From the date hereof until the Closing Date, except as set forth in Schedule 7.01 or as otherwise permitted by this Agreement (including pursuant to Section 7.06 and Section 9.01) or the other Transaction Documents, required by applicable Law or consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller and the Company shall, and Seller shall cause the Company to, and the Company shall cause each of the other Acquired Companies to, conduct its business in the ordinary course, consistent with past practice and, to the extent consistent therewith, to use commercially reasonable efforts to (x) preserve the business relationships of the Acquired Companies, (y) keep available the services of key employees of the Acquired Companies and (z) maintain relations and goodwill of the Acquired Companies with key suppliers, customers, teaming partners, employees and others having business relationships with the Acquired Companies and preserve the goodwill and ongoing operations of the Acquired Companies.
(a)    Except as set forth in Schedule 7.01 or as otherwise permitted by this Agreement (including pursuant to Section 7.06 and Section 9.01) or the other Transaction Documents, required by applicable Law or consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Closing Date, the Selling Parties and the Company shall not, Seller shall cause the Company not to, and the Company shall cause the other Acquired Companies not to:
(i)    amend any Acquired Company’s certificate of incorporation or by-laws or other organizational documents;
(ii)    issue, authorize the issuance of, split, combine, reclassify or subject to a Lien any capital stock of or other equity or other interests in any Acquired Company or make any other change in the capital structure of any Acquired Company;
(iii)    with respect to any employee of any Acquired Company, (A) enter into, adopt, amend, modify or terminate any Employee Benefit Plan or any other plan, program, Contract or arrangement that would be an Employee Benefit Plan if it were in existence as of the date hereof, other than in the ordinary course of business consistent with past practice in connection with new hires; (B) grant any new award under any Employee Benefit Plan; (C) amend, modify or accelerate the vesting of any outstanding award under any Employee Benefit Plan; (D) except with respect to the Nonqualified Deferred Compensation Plan and the related Rabbi Trust with respect to deferrals under existing agreements, fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan except as required by Law; or (E) otherwise increase the compensation or benefits of any such employee, except (1) as required by any Employee Benefit Plan or any Collective Bargaining Agreement or other binding Contract existing on the date hereof, (2) the withdrawal of the value assets in the Rabbi Trust which exceeds (x) one hundred percent (100%) of the amount required to pay benefits under the Nonqualified Deferred Compensation Plan, (3) arrangements that will not result in any Liability under this Agreement or otherwise to Buyer or its Affiliates (including any retention or similar arrangements that will be paid solely by Seller and its Affiliates) including, for avoidance of doubt, the Company’s amending existing awards or granting of additional awards under the VRP or other agreements (which are treated as Closing Bonus Payments); provided, however, any such amending of existing awards or granting of additional payments shall be solely to the extent consistent with the description set forth on Schedule 7.01(b)(iii), and (3) the Retention Bonus Agreements;
(iv)    enter (or commit to enter) into, amend, terminate or extend any Collective Bargaining Agreement or Contract with a works council or other union (or enter into negotiations to do any of the foregoing) with respect to any employee of the Company except, in each case, as required by any applicable Law;
(v)    plan, announce, implement or effect any reduction in force, layoff, early retirement program, severance program or effort concerning the termination of employees of the Acquired Companies or terminate the employment of any employee of any of the Acquired Companies (other than terminations attributable to loss of a Government Contract or for cause or performance reasons, as reasonably determined by Seller) or hire any employee of any of the Acquired Companies, other than hiring any such employee in order to fill a vacancy (including staffing of unfilled positions with respect to existing or new Government Contracts) in the ordinary course of business consistent with past practice or upon a termination for cause, performance reasons, or due to death or disability, provided that the compensation of such replacement employee is materially similar to the compensation paid to his or her predecessor, if any;
(vi)    declare or pay any non-cash dividend or make any non-cash distribution in respect of the Company’s capital stock or other equity interests;
(vii)    incur, assume or guarantee any Indebtedness, except for working capital borrowings incurred in the ordinary course of business which will be paid, in full on or prior to the Closing;
(viii)    enter into any Contract that limits the freedom of the Acquired Companies to engage in any line of business, acquire any entity or compete with any Person in any market or geographical area, except for any teaming or subcontract arrangements that do not limit the freedom of Buyer or its Affiliates (other than the Acquired Companies in a non-material manner) to compete in any market or geographical area; provided, however, that the Company will provide Buyer prior written notice of any such teaming or subcontract arrangements other than any such teaming or subcontract arrangements that are in connection with a Current Government Contract or Government Bid as of the date of this Agreement;
(ix)    acquire any capital stock or other equity or other interests, or any business or product line of any Person;
(x)    mortgage, pledge, encumber, sell, lease, sublease, transfer, license, assign, abandon, dispose of or grant, create, attach or otherwise make subject to a Lien (other than any Permitted Liens) any of the Acquired Companies’ material assets (other than Intellectual Property), other than (A) sales of products or services in the ordinary course of business, or (B) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the business of the Acquired Companies;
(xi)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, acquisition, restructuring, recapitalization or other material reorganization of any of the Acquired Companies;
(xii)    make any material change in any of the Acquired Company’s present financial accounting methods and practices, other than as may be appropriate to conform to GAAP or as may be required by applicable Law;
(xiii)    settle, propose settlement or compromise any Action which involves or would reasonably be expected to involve payments to or by any of the Acquired Companies in excess of One Hundred Fifty Thousand Dollars ($150,000);
(xiv)    (A) other than in the ordinary course of business consistent with past practice, enter into, renew or extend the term of any Contract that is a Material Contract, Real Property Lease or Material Government Contract (other than renewals or extensions pursuant to the terms thereof or any such entries, renewals or extensions in response to a request by, or as an accommodation to, a Governmental Entity) or (B) terminate, deliver a notice of termination, waive or accelerate any material claim or right, defer any material liabilities or waive any material breach or material default under, in each case, any Material Contract, Real Property Lease or Material Government Contract, other than in the case of (B), in response to a request by, or as an accommodation to, a Governmental Entity;
(xv)    Sell, transfer, assign, abandon or grant any license or sublicense of any material Intellectual Property owned by the Acquired Companies, other than non-exclusive licenses to customers, distributors and suppliers granted in the ordinary course of business consistent with past practice;
(xvi)    make, change or revoke any Tax election, change any tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement or settle any material Tax claim or assessment, surrender any right to claim a refund of material Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case, relating to the Acquired Companies and in each case, except to the extent any of the foregoing actions (i) is required by Law; (ii) the relevant Taxes or Tax Returns, as the case may be, relate to or are Pass-through Tax Returns, respectively or (iii) is reasonable and in response to recent tax law changes (such as, for example, Tax elections or Tax accounting methods made or changed in response to PL 115-97, 12/22/2017 (commonly known as the Tax Cuts and Job Acts)); provided, however, that such reasonable action is not reasonably expected to increase materially the Taxes payable by the Acquired Companies, Buyer or its Affiliates for any Post-Closing Tax Period;
(xvii)    waive any claims or rights of value held by the Acquired Companies, in each case in excess of One Hundred Fifty Thousand Dollars ($150,000) individually or in the aggregate;
(xviii)    cause or permit any of the Acquired Companies to commit to incur any capital expenditures or any obligations or Liabilities in respect thereof payable following the Closing in an amount exceeding One Hundred Fifty Thousand Dollars ($150,000) in the aggregate (other than such capital expenditures or Liabilities in respect thereof that will be reimbursed by a Governmental Entity); or
(xix)    authorize any of, or commit or agree to take any of, the foregoing actions.
(b)    For the avoidance of doubt, nothing contained in this Section 7.01 shall prohibit any dividend or other distributions of Cash from the Company to Seller or its Affiliates prior to 12:01 a.m. on the Closing Date. Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Closing. Prior to the Closing, Seller and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Acquired Companies’ businesses and operations. Notwithstanding anything to the contrary in this Agreement, no consent, approval or authorization of Buyer shall be required with respect to any matter set forth in this Section 7.01 or elsewhere in this Agreement to the extent that the requirement to obtain such consent, approval or authorization would violate or conflict with applicable Law.
SECTION 6.02    Public Announcements. The Selling Parties, Sellers’ Guarantor and Buyer shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, other than any press release or other public statement that only contains information and statements that have been previously approved by the parties pursuant to this Section 7.02, except as may be required by applicable Law (including in connection with any Antitrust Filing or in response to any request by a Governmental Entity in connection with its investigation of the Transactions), court process or stock exchange rules, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.
SECTION 6.03    Reasonable Best Efforts; Antitrust Approvals. (a) Subject to the terms and conditions set forth in this Agreement, the Company, the Selling Parties and Buyer shall use their reasonable best efforts to (i) make as may be required and advisable the Antitrust Filings and any other filings or registrations applicable to the Transactions; (ii) obtain or file, as the case may be, consents, approvals, authorizations, qualifications and orders of or notices to Governmental Entities and other third parties, including those consents or notices listed on Schedule 4.04; and (iii) take other reasonable actions, in the case of each of clauses (i) and (ii) above, to consummate the Transactions as soon as reasonably practicable following the date of this Agreement. Without limiting the foregoing, Buyer agrees to provide such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Subject to appropriate confidentiality protections, each of the parties hereto will cooperate with and furnish to the other party such necessary information and assistance as such other party may reasonably request in connection with the foregoing. Nothing in this Section 7.03 shall require Selling Parties or the Company or any of their respective Affiliates or Buyer or any of its Affiliates to pay money or make any concessions to any third party whose consent or approval is sought hereunder other than payment by the Company of nominal fees contemplated by the lease agreements identified on Schedule 4.04.
(a)    Without limiting the generality of the parties’ obligations under Section 7.03(a), as soon as reasonably practicable after the date hereof (but in no event later than ten (10) business days after the date hereof unless the parties agree otherwise), the Company and Buyer shall file, or cause to be filed by their ultimate parent entities as that term is defined in the HSR Act, all Antitrust Filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”). Each of the parties shall use its reasonable best efforts to cause the expiration or obtain early terminations, if available, of any applicable waiting periods in connection with the filings and notifications made by the parties with Governmental Entities pursuant to this Section 7.03. The Company and Buyer shall respond as promptly as reasonably practicable to reasonable requests for any additional information made by any Governmental Entity whose consent, authorization, order or approval is required in connection with the Transactions. No party shall voluntarily extend any applicable waiting period or enter into any Contract with any Governmental Entity to delay or not to consummate the Transactions except with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the provisions in respect of “outside counsel only” materials set forth in Section 7.03(d), each of the parties shall use its commercially reasonable efforts to cooperate by providing information reasonably requested by the other party in order to fulfill the foregoing obligations, and each of the parties shall keep the other party reasonably informed of its progress in obtaining any Antitrust Approvals.
(b)    Notwithstanding the covenants set forth in Sections 7.03(a) and (b), Buyer, the Selling Parties and the Company shall use their respective commercially reasonable efforts to take actions necessary to resolve, avoid or eliminate any impediments or objections that may be asserted with respect to the Transactions under any antitrust, competition, merger control or similar Law or otherwise in connection with any Antitrust Approvals, except that in no event shall Buyer or its Affiliates be required to (i) propose, negotiate, offer to commit and effect (or commit to and effect), by consent decree, hold separate order or otherwise, the sale, license, divestiture or disposition of any assets or equity of Buyer, any of Buyer’s Subsidiaries or Affiliates or the Acquired Companies; (ii) terminate or modify any existing relationships and contractual rights and obligations of Buyer, any of Buyer’s Subsidiaries or Affiliates or the Acquired Companies; and (iii) otherwise offer to take or offer to commit to take any action (or take or commit to take such action) that limits the freedom of action of Buyer, any of Buyer’s Subsidiaries or Affiliates or the Acquired Companies or that limits Buyer’s ability to retain, any of the assets of Buyer, any of Buyer’s Subsidiaries or Affiliates or the Acquired Companies.
(c)    Subject to applicable Law relating to the exchange of information, Buyer and the Company and their respective counsel shall (i) have the right to review in advance and upon request, and to the extent practicable each shall consult the other on, any substantive filing made with, or written materials to be submitted to, any Governmental Entity in connection with the Transactions (although the parties shall not have to share documents that are or could be responsive to Items 4(c) or 4(d) of any required filings under the HSR Act with each other); (ii) promptly inform each other of any substantive communication received from, or given to, any Governmental Entity in connection with the Transactions; (iii) consult with the other party, and consider in good faith the views of the other party, prior to entering into any Contract with any Governmental Entity with respect to the Transactions (and for the avoidance of doubt neither the Selling Parties nor the Company will discuss or enter into any undertaking or Contract with any Governmental Entity with respect to the Transactions or to address possible concerns by a Governmental Entity regarding the Transactions without Buyer’s advance written consent, which consent shall not be unreasonably withheld, conditioned or delayed); and (iv) furnish each other upon request with copies of all substantive correspondence, filings and written communications between them or their subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the Transactions. Without limiting the generality of the foregoing (except with respect to documents that are or could be responsive to Items 4(c) or 4(d) of any required filings under the HSR Act), each party shall provide to the other (or the other’s respective legal counsel) upon request copies of all correspondence between such party and any Governmental Entity relating to the Transactions. The parties may, as they deem advisable and necessary, designate any commercially sensitive materials provided to the other under this Section 7.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. To the extent reasonably practicable, all material discussions, telephone calls and meetings with a Governmental Entity regarding the Transactions shall include representatives of the Company and Buyer. Subject to applicable Law, the parties hereto will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Entity regarding the Transactions by or on behalf of any party hereto. Buyer and the Company shall, to the extent practicable, provide each other and their respective counsel with advance notice of and the opportunity to participate in any in-person or telephonic discussion or meeting with any Governmental Entity in respect of any investigation or other inquiry in connection with the Transactions and to participate in the preparation for such discussion or meeting. The parties also agree to keep each other fully informed about any antitrust issues raised by any Governmental Entity. Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer, on one hand and Seller, on the other hand, shall equally split the required HSR filing fee, with Buyer and Seller each submitting one-half of the required filing fee to the relevant Governmental Entity with its HSR filing.
(d)    Prior to and after the Closing Date, the Selling Parties and Buyer shall furnish each other such information and assistance as is required for (i) both to file their respective notices with the State Department, Directorate of Defense Trade Controls, under Section 122.4(a)(2) of the International Traffic in Arms Regulations (“ITAR”, and each such notice, an “ITAR Notice”); (ii) Buyer to file a General Correspondence request with, and pursuant to published guidance issued by, the State Department, Directorate of Defense Trade Controls, for amendment of existing ITAR authorizations; (iii) the Company to submit a notice of changed conditions to DSS under Section 1-302(g) of the NISPOM (a “NISPOM Notice”). Seller and Buyer shall submit an ITAR Notice with respect to the Transactions, in form and substance reasonably acceptable to both Sellers’ Representative and Buyer, to the State Department, Directorate of Defense Trade Controls, within five (5) calendar days after the Closing Date. The Company shall submit a NISPOM Notice with respect to the Transactions to DSS on or before the Closing Date.
SECTION 6.04    Access to Information. From the date hereof to the Closing Date, upon reasonable advance notice, the Company shall give Buyer and its Representatives reasonable access during normal business hours and without undue interruption of the Acquired Company’s day-to-day operations, to all of the properties, books and records (other than records attorney-client privileged communications, information which is subject to a confidentiality agreement with a third party or that would cause an OCI and, for the avoidance of doubt, other than where access to such information is prohibited by applicable Law) of the Acquired Companies, and will furnish, at Buyer’s expense, Buyer and its Representatives during such period all such information (other than attorney-client privileged communications, information which is subject to a confidentiality agreement with a third party or that would cause an OCI and, for the avoidance of doubt, other than where access to such information is prohibited by applicable Law) concerning the affairs of the Acquired Companies as Buyer may reasonably request; provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a violation of applicable Law, a breach of a confidentiality agreement, or a loss of attorney-client privilege or that would cause an OCI, including using reasonable best efforts to obtain the required consent of any applicable third party or through the use of a “clean team”.  Nothing in this Section 7.04 shall entitle Buyer or its Representatives to contact any third party doing business with the Acquired Companies in connection with the Transactions or to access the properties, facilities, books or records of any such third party, in each case without Sellers’ Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer will treat all information so obtained as confidential in accordance with the Confidentiality Agreement.
SECTION 6.05    Financial Statements. From and after the date hereof until the Closing Date, the Company shall provide Buyer, as soon as reasonably practicable after the end of each calendar month, with an unaudited balance sheet of the Acquired Companies as of the end of such month, and the related unaudited statements of income and cash flow for the period then ended. From and after the date hereof until the Closing Date, as soon as reasonably practicable after the end of each fiscal quarter, the Company shall provide Buyer with an unaudited balance sheet of the Acquired Companies as of the end of such quarter, and the related unaudited statements of income and cash flow for the period then ended. Each such monthly and quarterly financial statement provided pursuant to this Section 7.05 shall be consistent with the relevant financial statements prepared by the Acquired Company in the ordinary course of business for the Acquired Company’s internal financial reporting purposes prior to the date hereof.
SECTION 6.06    Termination of Affiliate Transactions. On or before the Closing Date, all Affiliate Transactions other than those set forth on Schedule 4.22(b) shall be terminated in full, without any further liability to any Acquired Company with respect to periods following the Closing, effective as of the Closing; provided, that in no event shall any Acquired Company pay any fee or otherwise incur any expense or financial exposure with respect to any such termination.
SECTION 6.07    Non-Competition; Non-Solicitation. (a) For a period of four (4) years from the Closing Date (the “Non-Competition Period”), Sellers’ Guarantor and each Selling Party agrees that, without the prior written consent of Buyer, it will not, and will cause its Affiliates not to, directly or indirectly (whether by himself, herself or itself, through an Affiliate in partnership or conjunction with or as a manager, member, owner, consultant or agent of, any other Person or otherwise), engage in any business in Full and Open Competition with the business of the Acquired Companies as conducted on the Closing Date, including by providing services in the areas of research and development, systems engineering, missions operations, technology development, network solutions, scientific and IT service solutions and management consulting primarily for the DOD, intelligence community, NASA and other US Government customers which are substantially the same or similar to those conducted by the Acquired Companies on the Closing Date and including the business prospects, Government Contracts and Government Bids identified in the Acquired Companies’ “waterfall charts” attached hereto as Schedule 7.07 (regardless of whether such prospect ultimately is conducted as a Full and Open Competition or as set-aside for small or disadvantaged business), in each case (a “Competing Business”); provided, however, that nothing in this Section 7.07(a) shall be deemed to limit in any way or preclude such Selling Party or Sellers’ Guarantor, as applicable (i) from owning securities of any entity engaged in any Competing Business which has outstanding publicly traded securities, so long as Selling Party and Sellers’ Guarantor’s aggregate direct holdings in any such entity shall not in the aggregate constitute more than five percent (5.0%) of the voting power of such entity or (ii) from investing in a private equity or hedge fund which invests in or maintains a Competing Business so long as (A) the Selling Parties’ and Sellers’ Guarantor’s holdings in such fund or portfolio company of such fund is passive and (B) neither the Selling Parties nor Sellers’ Guarantor provides advice, manages, works for, consults with or renders other services to such fund or portfolio company nor is otherwise involved in any way in the management or decision-making of such fund or portfolio company. Notwithstanding the foregoing, Sellers’ Guarantor shall not be restricted from owning twenty percent (20%) or less of the membership interests of Aerodyne Industries, LLC (“Aerodyne”) or serving on the board of directors, or any advisory board of Aerodyne; provided, however, that none of the Selling Parties or Sellers’ Guarantor will have involvement in the management of Aerodyne that would otherwise be in violation of this Section 7.07(a); provided, further, if, during the Non-Competition Period Aerodyne engages in a Competing Business as a prime contractor, then Sellers’ Guarantor shall unless otherwise specifically agreed in writing by Buyer, recuse himself from participating in any way with the efforts of Aerodyne in its pursuit of such Competing Business as a prime contractor. If during the Non-Competition Period Aerodyne shall no longer qualify as a small business under any applicable North American Industry Classification System (NAICS) categories that it currently operates under for which it currently qualifies as a small business, and Aerodyne engages in a Competing Business, Sellers’ Guarantor shall divest his ownership interest in Aerodyne and resign from any board of directors or advisory board or other management position of Aerodyne on which he is serving as soon as practical following the date that Aerodyne no longer qualifies as a small business; provided, that, if Aerodyne files a timely appeal of a government size determination, then Sellers’ Guarantor’s obligations referenced above shall commence upon the denial, dismissal, or withdrawal of any such appeal.  In any event, Sellers’ Guarantor shall consummate such divestiture and resignation within three (3) months following the date of a government size determination unless such determination is reversed by the applicable appellate authority.
(a)    Buyer and Sellers’ Guarantor will enter into a mutually agreeable strategic alliance agreement with X Energy LLC, Intuitive Machines LLC, and Axiom Space LLC (“Restricted Affiliate Companies”), to preserve the intent of the restrictions against Competing Business described in Section 7.07(a) but not otherwise restrict or impede the business or growth prospects of the Restricted Affiliate Companies products and services. For the avoidance of doubt, it shall not be a condition to Closing that such agreement be entered into on or prior to Closing.
(b)    During the Non-Competition Period, Sellers’ Guarantor and each Selling Party shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer, directly or indirectly (whether by himself, herself or itself, through an Affiliate in partnership or conjunction with or as a manager, member, owner, consultant or agent of, any other Person or otherwise), solicit or hire or employ or seek to entice away from Buyer or its Affiliates for employment any Continuing Employee; provided that (i) none of the Selling Parties, Sellers’ Guarantor or their respective Affiliates will be deemed to have solicited (and any such Persons may hire) any such Continuing Employee who responds to any general media advertisement or job posting placed by or on behalf of such Selling Party or Sellers’ Guarantor or any of its Affiliates, as applicable, prior to any direct or indirect solicitation by such Selling Party or Sellers’ Guarantor or any of its Affiliates; (ii) the Selling Parties, Sellers’ Guarantor or any of their respective Affiliates may solicit and hire any such Continuing Employee who has been involuntarily terminated or laid off in either case for other than performance-related reasons (as determined in the reasonable discretion of Buyer) by Buyer or its Subsidiaries; (iii) the Selling Parties, Sellers’ Guarantor or any of their respective Affiliates may solicit and hire any such Continuing Employee whose employment terminated with Buyer and its Subsidiaries for any reason at least two (2) years prior to the date of such solicitation or hiring; and (iv) the Selling Parties, Sellers’ Guarantor or any of their respective Affiliates may, as agreed by Buyer, solicit and hire certain Continuing Employees, who shall be identified and mutually agreed upon by Buyer and Sellers’ Guarantor prior to the Closing.
(c)    In the event that any of the covenants contained in this Section 7.07 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of being too extensive in any other respect, the covenants contained in this Section 7.07 shall be interpreted to extend only over the longest period of time for which they may be enforceable, and/or over the largest geographical area as to which they may be enforceable and/or to the maximum extent in all other aspects as to which they may be enforceable, all as determined by such court in such action.
SECTION 6.08    Exclusivity. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, none of Selling Parties, Sellers’ Guarantor or the Company shall, and each Selling Party, Sellers’ Guarantor and the Company shall cause its respective Affiliates and its and their respective Representatives not to, directly or indirectly (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action designed or reasonably expected to facilitate, any inquiries related to or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any Person with respect to, any Acquisition Proposal; or (iii) enter into or approve any Contract with respect to any Acquisition Proposal. None of Selling Parties, Sellers’ Guarantor any of their respective Affiliates or the Company or any of its respective Affiliates shall release any third party from, or waive any provision of, any confidentiality agreement with respect to any Acquired Company to which it is a party and which was entered into with respect to any potential Acquisition Proposal. Each Selling Party and the Company shall, and shall cause their respective Affiliates and Representatives to, with respect to third parties with whom discussions or negotiations with respect to an Acquisition Proposal have been terminated on or prior to the date of this Agreement, use its commercially reasonable efforts to obtain the return or destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by the Selling Parties, Sellers’ Guarantor, the Company or any of their respective Affiliates, or their respective Representatives, with respect to any Acquired Company.
SECTION 6.09    Release of Liens; Pay-off Letters. Seller and the Company shall use reasonable best efforts to obtain, on or prior to the Closing, evidence of the repayment or extinguishment in full of all Indebtedness of the type described in clauses (i)-(ii) of the definition of Indebtedness of the Acquired Companies (the “Funded Indebtedness”) required to be delivered to Buyer at Closing pursuant to Section 2.06(j) or in lieu thereof payoff letters providing for final payment of all such Indebtedness at Closing.
ARTICLE VII
Additional Agreements
SECTION 7.01    Financing Cooperation
(a)    On and prior to the Closing, the Selling Parties and the Company shall use commercially reasonable efforts to provide, and the Company shall use commercially reasonable efforts to cause Sellers’ Representatives to provide, in each case in a timely manner, reasonable cooperation and assistance to Buyer in connection with (i) the arrangement of the Financing and (ii) Buyer’s ability to comply with regulatory reporting requirements, in each case including, as reasonably requested, (A) furnishing Buyer and its Financing Sources with all financial and other information concerning the Company reasonably required by such Financing Sources in connection with the Financing; (B) assisting in the preparation of customary confidential information memoranda and other customary materials to be used in connection with the Financing; (C) ensuring that the syndication efforts with respect to the Financing benefit materially from existing banking and lending relations of the Company and its Affiliates; (D) making senior management of the Company available to participate in a reasonable number of due diligence meetings, bank meetings, drafting sessions and similar presentations to and with prospective lenders; (E) providing such certificates, documents and financial reports as may be reasonably requested by Buyer and its Financing Sources, including such financial reports as are required by the SEC or other regulatory bodies prior to the Closing; (F) assisting with the preparation of definitive financing documentation and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation; (G) providing all cooperation that is reasonable and customary to satisfy the conditions precedent set forth in any commitment letter or definitive document relating to the Financing to the extent the satisfaction of such condition requires the reasonable and customary cooperation of, or is within the control of, Seller or the Company; (H) following reasonable advance notice, providing to Buyer and its Financing Sources all documentation and other information about the Company required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (I) assisting Buyer in Buyer’s preparation of pro forma financial information and pro forma financial statements in connection with any Financing for the periods for which the Company is obligated to deliver financial statements hereunder by providing Buyer with sufficient and customary information with respect to the Company for Buyer to prepare such pro forma financial information and pro forma financial statements; and (J) providing such additional cooperation as may be reasonably requested by Buyer in connection with the Financing; provided, that nothing herein shall require (w) such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries; (x) the Company to prepare or deliver any financial statements other than those (1) previously provided to Buyer or (2) required to be delivered to Buyer pursuant to Section 7.05; (y) the Company to prepare or deliver any other financial information in a form not customarily prepared by the Company or any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) calendar days prior to the date of such request; or (z) the Company to deliver or cause the delivery of any legal opinions or any certificate as to solvency. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be required to bear any out-of-pocket cost or expense, pay any fee or incur any Liability prior to the Closing or make any commitment or Contract effective prior to Closing in connection with the Financing.
(b)    Buyer shall reimburse promptly as incurred the Selling Parties and the Company for their respective reasonable and documented out-of-pocket expenses incurred in performing the covenants contained in this Section 8.01. Buyer shall indemnify and hold harmless the Selling Parties, the Company, and their respective Representatives and Affiliates from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any Financing and any information utilized in connection therewith other than to the extent any of the foregoing arises from the gross negligence or willful misconduct of, or breach of this Agreement by, the Selling Parties, the Company, or any of their respective Representatives and Affiliates. Notwithstanding anything to the contrary herein, it is understood and agreed by the Buyer that the conditions set forth in Section 6.01(c), as applied to the Company’s obligations under this Section 8.01, shall be deemed to be satisfied unless there has occurred an intentional and material breach of the obligations of the Selling Parties or the Company under this Section 8.01.
(c)    The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided, that such logos are used solely in a manner that is reasonable and customary and that is not reasonably likely to harm or disparage the Company or its Subsidiaries in any respect.
SECTION 7.02    Confidentiality. Buyer acknowledges that the information provided to Buyer and its Representatives in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall automatically terminate at the Closing. From and after the Closing, Sellers’ Guarantor and each Selling Party shall hold and shall cause each of their respective Affiliates (excluding the Acquired Companies) to hold, and Sellers’ Guarantor and each Selling Party shall use its respective commercially reasonable efforts to cause his, her or its and his, her or its Affiliates’ respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, and not to use, unless compelled to disclose by Law (after notifying Buyer about his, her or its intention to make, and the proposed contents of, such disclosure, so that Buyer may seek an appropriate protective order or other appropriate remedy), all documents and information concerning the Acquired Companies, except to the extent that such information can be shown by such Selling Party to have been (x) previously known on a non-confidential basis by such Selling Party or (y) generally in the public domain through no fault of such Selling Party or (ii) be necessary to assert or defend any Claims or rights under this Agreement.
SECTION 7.03    Tax Matters. (a) Preparation and Filing of Tax Returns; Payment of Taxes. (i) Sellers’ Representative, on behalf of Seller, shall prepare and file all Tax Returns required to be filed by or on behalf of the Acquired Companies for any Tax period ending on or before the Closing Date (the “Pre-Closing Tax Returns”). The Pre-Closing Tax Returns shall be prepared in a manner that is consistent with past practice, except as otherwise required by applicable Law or agreed by the parties in writing. For avoidance of doubt, Pass-through Tax Returns of the Company and its Subsidiaries shall be prepared and filed by Seller and shall not be considered Pre-Closing Tax Returns.
(A)    In the case of any material Pre-Closing Tax Return and any Pass-through Tax Return that is required to be filed by the Acquired Companies before the Closing Date, Sellers’ Representative shall (1) prepare (or cause to be prepared) and provide Buyer with a copy of such Tax Return within a reasonable period of time after the filing of such Tax Return (taking into account any applicable extensions with such period to be no less than thirty (30) calendar days with respect to an income Tax Return), and (2) timely file or cause to be filed such Tax Return with the relevant Taxing Authority and pay all Taxes reflected as due on such Tax Return.
(B)    In the case of any material Pre-Closing Tax Return that is required to be filed by the Acquired Companies after the Closing Date, Sellers’ Representative shall (1) prepare (or cause to be prepared) and present each such Tax Return to Buyer for Buyer’s review and approval within a reasonable period of time prior to the filing of such Tax Return (taking into account and applicable extensions with such period to be no less than thirty (30) calendar days with respect to an income Tax Return), and (2) timely file or cause to be filed such Tax Return with the relevant Taxing Authority. The filing of any Tax Return of any Acquired Company by Seller pursuant to this Section 8.03(a)(i)(B) that requires the signature of Buyer or any of its Affiliates (including any Acquired Company) also shall be subject to Buyer’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed.
(C)    If Buyer delivers an objection to Sellers’ Representative with respect to any Pre-Closing Tax Return reflected in this Section 8.03(a)(i)(B) within ten (10) calendar days after receipt thereof, the parties shall negotiate in good faith for a period of seven (7) calendar days to resolve any such dispute. If (i) the parties reach agreement on all disputed items or (ii) if the parties are unable to reach agreement but the disputed items are not described in the immediately succeeding sentence (i.e., unless the disputed items are items that are expected to have a material adverse effect on the Tax liabilities of the Acquired Companies for any Post-Closing Tax Period), then Buyer shall timely file or cause to be timely filed such Tax Return with the relevant Taxing Authority in the form agreed by Sellers’ Representative in writing. To the extent the parties are unable reach an agreement to resolve any dispute during such seven day period and the disputed items are reasonably expected to have a material adverse effect on the Tax liabilities of the Acquired Companies for any Post-Closing Tax Period, the parties shall submit such dispute to the Tax Matters Accounting Arbitrator in accordance with the procedures set forth in Section 8.03(a)(ii) no later than ten (10) calendar days after the date of Buyer’s delivery of an objection to Seller.
(ii)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by or on behalf of the Acquired Companies for any Straddle Period (the “Straddle Period Tax Returns”) on a basis consistent with the past practices of the Acquired Companies, unless a different position is required by applicable Law or agreed by the parties in writing. With respect to any such Tax Return, Buyer shall deliver to Sellers’ Representative for review and comment at least thirty (30) calendar days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which Sellers’ Representative is responsible pursuant to Section 8.03(d) and a copy of such Tax Return, together with any additional information that Sellers’ Representative may reasonably request. Sellers’ Representative shall deliver written notice to Buyer within ten (10) calendar days after Sellers’ Representative’s receipt of such statement and Tax Return either accepting or objecting to such statement or Tax Return. If Sellers’ Representative shall not have delivered such written notice within such ten (10)-day period, Sellers’ Representative shall be deemed to have agreed to such statement and Tax Return and Buyer shall timely file or cause to be filed such Tax Return in such accepted form with the relevant Taxing Authority. If Sellers’ Representative objects to such statement or Tax Return in accordance with the immediately preceding sentence, Buyer and Sellers’ Representative shall attempt to resolve their differences by good faith negotiation to agree on such statement and Tax Return. If Buyer and Sellers’ Representative are unable to agree on such statement and Tax Return within seven (7) calendar days after delivery of Sellers’ Representative’s objection to such statement and Tax Return in accordance with the immediately preceding sentence, Buyer and Sellers’ Representative shall jointly request that an independent accounting firm mutually agreed upon by Buyer and Sellers’ Representative (“Tax Matters Accounting Arbitrator”) make a determination in resolution of any issue in dispute as promptly as possible. The determinations of the Tax Matters Accounting Arbitrator shall be final, binding and conclusive and Buyer shall timely file or cause to be filed the Straddle Period Tax Return in accordance with such determinations with the relevant Taxing Authority. The dispute resolution under this Section 8.03(a)(ii) shall constitute arbitration under rules of the American Arbitration Association (for domestic disputes) or the International Centre for Dispute Resolution (for international disputes). The Tax Matters Accounting Arbitrator will determine the allocation of the cost of its review and report for each party based on the inverse of the percentage represented by the quotient of (i) the Tax Matters Accounting Arbitrator’s determination (before such allocation) successfully awarded to such party, over (ii) the total amount of the total items in dispute as originally submitted to the Tax Matters Accounting Arbitrator. For example, should the items in dispute total One Thousand Dollars ($1,000) and the Tax Matters Accounting Arbitrator awards Six Hundred Dollars ($600) in favor of Sellers’ Representative’s position, sixty percent (60%) of the costs of the Tax Matters Accounting Arbitrator’s review would be borne by Buyer and forty percent (40%) of the costs would be borne by Sellers’ Representative. Sellers’ Representative and Buyer shall pay the fees and expenses of the Tax Matters Accounting Arbitrator as so allocated.
(iii)    All Taxes due and payable with respect to Tax Returns described in Section 8.03 will be paid by filer, subject to reimbursement by the other party pursuant to Section 8.03(i) and Section 11.03(c).
(iv)    Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates (including, after the Closing, the Acquired Companies) shall not without the prior written consent of Sellers’ Representative take any of the following actions with respect to an Acquired Company for any Pre-Closing Tax Period (including the portion of the Straddle Period ending on the Closing Date): (a) file or amend or otherwise modify any Tax Return, or (b) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any Tax or Tax Return,
(b)    Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Each party shall use commercially reasonable efforts to cooperate with the other parties in providing any information and documentation that may be necessary to obtain any available reductions or exemptions.
(c)    Refunds. Seller shall be entitled to retain, or receive prompt payment from Buyer or any of Buyer’s Subsidiaries or Affiliates (including the Acquired Companies from and after the Closing) with respect to, any refund, credit, offset or other similar benefit received or realized with respect to Taxes attributable to the Acquired Companies for any Pre-Closing Tax Period, including any such amounts arising by reason of Tax Returns or amended Tax Returns filed after the Closing Date. In connection with the foregoing, if Sellers’ Representative determines that any of the Acquired Companies is entitled to file or make a formal or informal claim for a refund of Taxes (including by filing an amended Tax Return) with respect to a Pre-Closing Tax Period, Sellers’ Representative shall be entitled, at Sellers’ Representative’s expense, to file or make, or to request that Buyer cause the Acquired Companies to file or make, such formal or informal claim for refund, and Sellers’ Representative shall be entitled to control the prosecution of such claim for refund subject to Buyer’s right to participate, at Buyer’s expense, in any such formal or informal claim or Tax Proceeding relating to a claim for refund (other than any such claims or Tax Proceedings relating solely to Pass-through Tax Returns). Buyer will cooperate, and cause the Acquired Companies to cooperate, with respect to such claim for refund, and will pay, or cause the Acquired Companies to pay, to Seller the amount (including interest) of any related refund, credit, offset or other similar benefit received or realized by Buyer or any Affiliate thereof (including the Acquired Companies), within five (5) calendar days of receipt (or realization) thereof, and net of any (i) unreimbursed costs incurred by Buyer and its Affiliates in respect of such refund, credit, offset or other similar benefit; and (ii) any Taxes imposed on Buyer in respect of any such refund. Buyer and the Acquired Companies shall be entitled to retain any refund, credit, offset or other similar benefit received or realized with respect to Taxes attributable to the Acquired Companies for a Tax period beginning after the Closing Date. Buyer and Sellers’ Representative shall equitably apportion any refund, credit, offset or other similar benefit received or realized with respect to Taxes attributable to the Acquired Companies for a Straddle Period in a manner consistent with the principles set forth in Section 8.03(d). Any payment between Buyer or any of its Subsidiaries or Affiliates (including the Acquired Companies from and after the Closing), on the one hand, and Seller and its Affiliates, on the other hand, under this Section 8.03(c) shall be treated as an adjustment to the Purchase Price for Tax purposes unless there is no reasonable basis for doing so under the applicable Tax Law. Notwithstanding anything to the contrary in this Section 8.03(c), Buyer shall under no circumstances be required to cooperate with Sellers’ Representative or file any claim for refund requested by Sellers’ Representative with respect to a claim that (i) is not more-likely-than-not correct or (ii) would reasonably be expected to expose Buyer or any of its Affiliates to increased Taxes (that would not be indemnified by the Selling Parties or offset against any such refund pursuant to the terms of this Section 8.03(c)) for any Post-Closing Tax Period.
(d)    Straddle Periods. In the case of any Straddle Period, Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period, in the case of (i) Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes) on a daily pro rata basis; and (ii) other Taxes, as if the relevant taxable period ended as of the close of business on the Closing Date and, in the case of any such Taxes attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or foreign Law), as if the taxable period of such partnership, other “flowthrough” entity or controlled foreign corporation ended as of the close of business on the Closing Date (whether or not such taxes arise in a Straddle Period of the applicable owner). Seller shall be responsible pursuant to Section 8.03(i) for Straddle Period Taxes allocable to the Pre-Closing Tax Period and Buyer shall be responsible for Straddle Period Taxes allocable to the Post-Closing Tax Period.
(e)    Tax Contests. (i) Buyer shall notify Sellers’ Representative within ten (10) business days of receiving notice of a Tax Proceeding relating to a Pre-Closing Tax Period with respect to the Acquired Companies. Such notice shall contain, with respect to each Tax Proceeding, such facts and information as are then reasonably available, including any written correspondence from or to the relevant Taxing Authority. With respect to any such Tax Proceeding relating solely to a Pre-Closing Tax Period, Sellers’ Representative may choose in its sole discretion (at its expense) to control any such proceeding, subject to Buyer’s right to participate (at its expense and by employing counsel of its choosing) in such proceeding and, if such compromise or settlement would reasonably be expected to have a material adverse effect on a Tax liability of the Acquired Companies for a Post-Closing Tax Period, then Sellers’ Representative shall not compromise or settle any such dispute without first obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
(ii)    With respect to any Tax Proceeding relating solely to Pass-through Tax Returns, Sellers’ Representative shall have the right to exclusively control any such proceeding and make all decisions in connection therewith. Except as provided in this Section 8.03(e)(i), Buyer shall control all proceedings with respect to Taxes of the Acquired Companies including any Tax Proceeding described in Section 8.03(e)(i) for which Sellers’ Representative chooses not to control.
(iii)    Buyer, the Acquired Companies and each of their respective Affiliates, on the one hand, and the Selling Parties and their respective Affiliates and Sellers’ Representative, on the other hand, shall cooperate with respect to any Tax Proceeding, which cooperation shall include the retention and, upon request, the provision to the requesting party of records and information which are reasonably relevant to such Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding. Buyer and the Selling Parties shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.03(e).
(f)    Purchase Price Allocation.
(i)    Buyer shall prepare and deliver to Sellers’ Representative a draft schedule allocating the Purchase Price (and any other relevant items such as assumed liabilities) among the assets of the Acquired Companies (the “Purchase Price Allocation Schedule”) within thirty (30) calendar days after the Adjustment Statement becomes final and binding on the parties pursuant to Section 2.04(b) or (c). The Purchase Price Allocation Schedule and any other form or document prepared or provided by Buyer pursuant to this Section 8.03(f) shall be reasonable and shall be prepared in accordance with applicable Tax Law, including Section 1060 of the Code and the Treasury Regulations thereunder. Sellers’ Representative and Buyer agree to consult and resolve in good faith any dispute regarding the Purchase Price Allocation Schedule. In the event Sellers’ Representative and Buyer are unable to resolve any dispute within thirty (30) calendar days following the delivery of the Purchase Price Allocation Schedule to Sellers’ Representative, no party shall be bound by the Purchase Price Allocation Schedule or required to file any Tax Return consistently with such allocation. In the event the parties agree to the Purchase Price Allocation Schedule, then the parties agree (and agree to cause their Affiliates) to file Tax Returns and take Tax positions in a manner consistent with the Purchase Price Allocation Schedule.
(g)    Miscellaneous.
(i)    Buyer shall not, and shall not cause or permit any Affiliate (including any Acquired Company) to, take any action on the Closing Date other than in the ordinary course of business except (A) as required by this Agreement or applicable Law, (B) with Seller’s consent, such consent not to be unreasonably withheld, conditioned or delayed or (C) to the extent such action does not increase by $50,000 or more in the aggregate any Tax liability or reduce any Tax attribute for Seller or an Acquired Company in a Pre-Closing Tax Period.
(ii)    Without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed, Buyer shall not take any of the following actions with respect to a Pre-Closing Tax Period of an Acquired Company if such action would reasonably be expected to give rise to a Seller Tax indemnity obligation under Section 8.03(i) or increase by $50,000 or more in the aggregate the Tax liabilities or materially reduce the Tax assets of a Selling Party or their Affiliates: (A) make or change any election with respect to Taxes; or (B) initiate a voluntary compliance program with any Taxing Authority.
(iii)    Each of Buyer and the Selling Parties shall provide the other with such information and records, and make such of each of its respective Representatives available and provide such other assistance, as in each case may reasonably be requested by such other party in connection with the preparation or filing of any Tax Return of the Acquired Companies for any Pre-Closing Tax Period or Straddle Period.
(iv)    Transaction Tax Deductions shall to the greatest extent permissible under Law be allocated to a Pre-Closing Tax Period (or portion thereof) of the Acquired Companies.
(h)    Defense of S Corporation Status. At the request of Buyer or the Selling Parties, Sellers’ Representative, on behalf of the Selling Parties, and at Seller’s expense shall take all steps reasonably necessary to defend the status of the Company as an S corporation or qualified subchapter S subsidiary within the meaning of Section 1361 of the Code for all tax years subsequent to the date it elected such status and ending on or before the date immediately preceding the date of the LLC Conversion and to cure any inadvertent termination of the Company’s status as an S corporation or qualified subchapter S subsidiary as of any date prior to the date immediately preceding the date of the LLC Conversion. Such steps will include, without limitation, the provision of reasonable consents pursuant to Treasury Regulation Section 1.1362-4(e); provided, however, that Buyer and its Affiliates, including the Acquired Companies shall cooperate with the Selling Parties in connection with the foregoing. Such cooperation shall include the retention and, upon request, the provision to Sellers’ Representative of records and information which are reasonably relevant to defending the status of the Company as an S corporation or qualified subchapter S subsidiary and to curing any inadvertent termination such status for any Pre-Closing Tax Period, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Buyer shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.03(h).
(i)    Tax Indemnity. From and after the Closing, the Selling Parties shall, jointly and severally, indemnify and hold harmless the Buyer Indemnitees against and from (i) any Taxes imposed on or with respect to the Acquired Companies for all Pre-Closing Tax Periods (including, for the avoidance of doubt, Taxes allocable to the portion of any Straddle Period ending on the Closing Date in accordance with Section 8.03(d)); (ii) any breach or inaccuracy of a representation or warranty set forth in Section 4.17 (Taxes) without giving effect to any qualifications as to materiality or similar qualifications contained in such representations and warranties solely for purposes of determining the amount of Damages resulting from any inaccuracy or breach of such representations and warranties (but not, for the avoidance of doubt, for purposes of determining whether any inaccuracy or breach of such representations and warranties has occurred); (iii) any Taxes imposed on the Acquired Companies as a result of any of the Acquired Companies being a member of a combined or unitary group prior to the Closing or Taxes imposed on the Acquired Companies as a transferee, successor, by Contract or pursuant to any Law which Taxes relate to an event or transaction occurring before the Closing Date; (iv) the Transfer Taxes for which Seller is liable as set forth in Section 8.03(b); (v) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar Contracts (other than a Contract, such as a Lease, the primary purpose of which does not relate to Taxes) to which any Acquired Company was obligated, or was a party, prior to the Closing; or (vi) any Taxes of the Acquired Companies or Seller (other than Transfer Taxes) arising as a result of the sale of the Transferred Equity Interests being treated as a taxable sale of assets rather than a taxable sale of stock or limited liability company interests for federal income and applicable state income Tax purposes. The obligations of the Selling Parties pursuant to this Section 8.03(i) shall survive until sixty (60) calendar days after the expiration of the applicable statute of limitations.
(j)    Restructuring. The Selling Parties and the Company will have effected the Restructuring prior to Closing, including having effected the LLC Conversion on the business day preceding the Closing Date.
SECTION 7.04    D&O Policy. At or prior to Closing, the Company shall and Seller shall cause the Company to obtain a “tail” prepaid directors’ and officers’ insurance policy(ies) (the “D&O Tail Policy”) covering each individual who on or prior to the Closing Date was a director, officer, or employee of any Acquired Company with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the Transactions). Buyer and Seller shall each be responsible for fifty percent (50%) of the fees, costs and expenses incurred in connection with obtaining the D&O Tail Policy.
SECTION 7.05    Ancillary Agreements. At the Closing, Buyer, each Selling Party and Sellers’ Representative, as applicable, shall enter into, execute and deliver the Ancillary Agreements necessary to fully effect the Transactions.
SECTION 7.06    Further Assurances. If at any time after the Closing any further action is necessary or desirable to fully effect the Transactions, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents including Intellectual Property assignment agreements) as any other party may reasonably request.
SECTION 7.07    Selling Parties’ Release. As of the Closing, Sellers’ Guarantor and each Selling Party, on behalf of itself and its heirs, executors, administrators, agents, successors, assigns and Affiliates (other than the Acquired Companies), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges the Acquired Companies and their present and future directors, officers, employees, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns (the “Buyer Released Parties”) with respect to, any and all claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, acts, omissions, fees, expenses (including attorneys’ fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in the United States, state, foreign or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the Closing, relating to the Acquired Companies or such Selling Party’s direct or indirect ownership interest therein (the “Seller Released Claims”); provided, however, that in no event shall the foregoing release apply with respect to (a) any obligations of any Buyer Released Party set forth in this Agreement (including the indemnification obligations set forth in Article XI) or in any Ancillary Agreement to which such Selling Party or Sellers’ Guarantor is a party, subject to the limitations and conditions provided in this Agreement or such Ancillary Agreement to which such Selling Party or Sellers’ Guarantor is a party or (b) the indemnification or similar obligations of the Acquired Companies to Sellers’ Guarantor in his capacity as director or officer under the Company’s articles of incorporation or bylaws as in effect on the date of this Agreement or under applicable Law. Sellers’ Guarantor and each Selling Party represents and warrants that it has not assigned or otherwise transferred any right or interest in or to any of the Seller Released Claims. SELLERS’ GUARANTOR AND EACH SELLING PARTY FURTHER ACKNOWLEDGES THAT IT IS AWARE THAT STATUTES EXIST THAT RENDER NULL AND VOID RELEASES AND DISCHARGES OF ANY CLAIMS, RIGHTS, DEMANDS, LIABILITIES, ACTIONS OR CAUSES OF ACTION THAT ARE UNKNOWN TO THE RELEASING OR DISCHARGING PARTY AT THE TIME OF EXECUTION OF THE RELEASE AND DISCHARGE. SELLERS’ GUARANTOR AND EACH SELLING PARTY HEREBY EXPRESSLY WAIVES, SURRENDERS AND AGREES TO FOREGO ANY PROTECTION TO WHICH SUCH PARTY WOULD OTHERWISE BE ENTITLED BY VIRTUE OF THE EXISTENCE OF ANY SUCH STATUTE IN ANY JURISDICTION.
ARTICLE VIII
Employees
SECTION 8.01    Employee Benefits Matters.
(a)    Each employee of the Acquired Companies who remains in service following the Closing shall be referred to herein as a “Continuing Employee”. With respect to each Continuing Employee, for the period following the Closing Date through December 31, 2018 (or such lesser period as such Continuing Employee remains employed) (such period, the “Benefits Continuation Period”), Buyer and its Affiliates shall (or shall cause any other Person providing compensation and benefits on their behalf to) provide to each such Continuing Employee (i) no less favorable base salary or wage rates, as applicable, than the base salary or wage rates (but excluding any incentive opportunities) provided by Acquired Companies immediately prior to the Closing, and (ii) employee benefits under plans, programs and arrangements that will provide benefits (excluding any defined benefit pension, employer discretionary retirement plan contributions, retiree welfare, incentive, equity or transaction-based compensation or benefits) to such Continuing Employee that are either (A) substantially comparable in the aggregate to the employee benefits provided by the Acquired Companies immediately prior to the Closing (excluding any defined benefit pension, employer discretionary retirement plan contributions, retiree welfare, equity, or transaction-based compensation or benefits) or (B) generally made available to other similarly situated employees of Buyer and its Affiliates. Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring either Buyer or any of its Affiliates to continue the employment of any employee of the Acquired Companies for any period after the Closing Date.
(b)    With respect to each Continuing Employee, effective from and after the Closing Date, Buyer and its Affiliates shall (i) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by Buyer or its Affiliates for the benefit of such Continuing Employees, service with the Acquired Companies prior to the Closing to the extent such service was recognized under a corresponding Employee Benefit Plan covering such Continuing Employee, including for purposes of eligibility, vesting and benefit levels and accruals (other than benefit accrual under a defined benefit pension plan), in each case, except where it would result in a duplication of benefits or result in the loss of tax advantaged status, (ii) use commercially reasonably efforts to waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Continuing Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Employee Benefit Plan and (iii) use commercially reasonably efforts to provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing for the plan year in which the Closing occurs.
(c)    With respect to each Continuing Employee terminated during the Benefits Continuation Period (other than for cause, as reasonably determined by Buyer or any of its Affiliates), Buyer or its Affiliates shall provide severance or termination benefits to each such Continuing Employee as set forth on Schedule 9.01(c).
(d)    If requested by Buyer in writing delivered to the Company not less than five (5) business days before the anticipated Closing Date, the Company Board of Directors shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s 401(k) plans, effective as of the day prior to the Closing Date.
(e)    The Company shall prior to the Closing Date offer retention bonus agreements in the amounts and to the employees of the Company identified in Exhibit C, and in the form included in Exhibit C (the “Retention Bonus Agreements”). Such Retention Bonus Agreements shall cover an aggregate amount of retention bonus payments (exclusive of Employer Payroll Taxes) which do not exceed the Retention Bonus Amount. Following the final earning date for such retention bonuses as set forth in the Retention Bonus Agreements, any portion of the Retention Bonus Amount (exclusive of Employer Payroll Taxes), which is not earned by participants pursuant to such Retention Bonus Agreements shall be paid by Buyer to Seller within ten (10) days of such final earning date.
(f)    The provisions contained in this Agreement are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including any employee (or dependent or beneficiary of any of the foregoing). Nothing herein shall be deemed an amendment of any plan providing benefits to any employee of the Acquired Companies, Buyer or any of their respective Affiliates or shall guarantee any individual employment for any period after the Closing.
ARTICLE IX
Termination
SECTION 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Sellers’ Representative and Buyer;
(b)    by Sellers’ Representative or by Buyer:
(i)    if the Closing has not occurred on or before June 22, 2018; or
(ii)    if any Legal Impediment shall be in effect and shall have become final and non-appealable;
(c)    by Sellers’ Representative, if Buyer breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02 and (ii) cannot be cured or has not been cured within thirty (30) calendar days following receipt by Buyer of written notice of such breach or failure to perform; and
(d)    by Buyer, if Selling Parties or the Company breach or fail to perform any of their representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.01 and (ii) cannot be cured or has not been cured within thirty (30) calendar days following receipt by Sellers’ Representative of written notice of such breach or failure to perform,
(e)    unless, in the case of clauses (b), (c) and (d) of this Section 10.01, the party seeking to terminate this Agreement is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
SECTION 9.02    Procedure for Termination. In the event of the termination of this Agreement pursuant to Section 10.01, written notice thereof shall be given by the terminating party to the other party, and this Agreement shall terminate, and the Transactions shall be abandoned without further action by either of the parties.
SECTION 9.03    Effect of Termination. If this Agreement is terminated pursuant to this Article X, it will become void and of no further force and effect, with no Liability on the part of any party to this Agreement, except that the provisions of this Section 10.03, Section 7.02 and Article XII will survive any termination of this Agreement and the parties will continue to be bound by the Confidentiality Agreement in accordance with its terms; provided, however, that nothing herein shall relieve any party from Liability for Damages incurred or suffered by any other party as a result of any fraud, willful misconduct or material breach of this Agreement prior to such termination.
ARTICLE X
Indemnification
SECTION 10.01    Survival. All representations and warranties contained in this Agreement and the Government Contract Matters, and any Claim with respect thereto, shall survive the Closing until the date that is twenty-four (24) months after the Closing Date (the “Expiration Date”), and shall then expire and be of no force or effect; provided, however, that the representations and warranties set forth in Section 4.17 (Taxes), the Company Fundamental Representations and the Seller Fundamental Representations shall survive the Closing until sixty (60) calendar days following the expiration of the applicable statute of limitations. The covenants and agreements in that by their nature are required to be performed by or prior to the Closing, and any Claim with respect thereto, shall survive the Closing until the Expiration Date and shall then expire and be of no force or effect. All other covenants and agreements contained in this Agreement shall survive the Closing until sixty (60) calendar days following the expiration of the applicable statute of limitations. Notwithstanding anything herein to the contrary, any representation, warranty or covenant that is the subject of any Claim with respect to which notice is delivered by the Indemnified Party to the Indemnifying Party prior to the expiration of the applicable survival period set forth in this Section 11.01 shall survive with respect to such Claim until such Claim is fully and finally resolved.
SECTION 10.02    Indemnification by Selling Parties. In addition to the indemnification set forth in Section 8.03, from and after the Closing:
(a)    Selling Parties shall, jointly and severally, indemnify and hold harmless the Buyer Indemnitees against and from any and all Damages that any Buyer Indemnitee may incur or suffer to the extent such Damages arise out of or result from (i) the breach of any representation or warranty made by Selling Parties and the Company in Article IV (or any certificate delivered by the Company pursuant to this Agreement), (ii) the breach by the Company or Sellers’ Guarantor prior to the Closing of any covenant or agreement of the Company contained in this Agreement, (iii) any Indebtedness of the Acquired Companies or Unpaid Company Transaction Expenses to the extent not paid prior to the Closing (provided that (x) in no event shall Selling Parties have any indemnification obligation pursuant to this Section 11.02(a)(iii) or otherwise in this Section 11.02 or in Section 8.03 with respect to any amount taken into account in determining any adjustment to the Purchase Price pursuant to Article II and (y) the indemnification obligation of Selling Parties pursuant to Section 11.02(a)(iii) shall expire and be of no further force or effect on the Expiration Date), (iv) the Government Contract Matters, and (v) Selling Parties’ share of Transfer Taxes set forth in Section 8.03(b).
(b)    Selling Parties shall, jointly and severally, indemnify and hold harmless the Buyer Indemnitees against and from any and all Damages that any Buyer Indemnitee may incur or suffer to the extent such Damages arise out of or result from (i) the breach of any representation or warranty made by such Selling Party in this Agreement, including in Article III (or any certificate delivered by such Selling Party pursuant to this Agreement) or (ii) the breach by such Selling Party or Sellers’ Representative of any covenant or agreement of such Selling Party or Sellers’ Representative contained in this Agreement.
SECTION 10.03    Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless the Seller Indemnitees against and from any and all Damages that any Seller Indemnitee may incur or suffer to the extent such Damages arise out of or result from (a) the breach of any representation or warranty made by Buyer in this Agreement (or any certificate delivered by Buyer pursuant to this Agreement), (b) the breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, or (c) any Taxes of the Acquired Companies for any Post-Closing Tax Period and Buyer’s share of Transfer Taxes set forth in Section 8.03(b).
SECTION 10.04    Scope of Liability. The rights of the Indemnitees to indemnification pursuant to the provisions of this Article XI are subject to the following:
(a)    Indemnification shall be available to the Buyer Indemnitees under Section 11.02(a)(i), and Section 11.02(b)(i) or the Seller Indemnitees under Section 11.03(a) (as applicable) only to the extent the aggregate amount of Damages otherwise due to the Buyer Indemnitees or the Seller Indemnitees, respectively, for all Claims under Section 11.02(a)(i), Section 11.02(b)(i) or Section 11.03(a) (as applicable) for such indemnification exceeds Two Million Dollars ($2,000,000) (the “Deductible”), and then indemnification shall be available to the Buyer Indemnitees or the Seller Indemnitees, respectively, only for the amount of indemnifiable Damages in excess of the Deductible. The Selling Parties aggregate maximum Liability to Buyer Indemnitees for all Claims under Section 11.02(a)(i), Section 11.02(a)(iv), and Section 11.02(b)(i), and Buyer’s aggregate maximum Liability to Seller Indemnitees for all Claims under Section 11.03(a) (as applicable), shall not exceed the amount of Thirty Million One Hundred Seventy-Five Thousand Dollars ($30,175,000) (the “Cap”) (and for the avoidance of doubt all Liability of the Selling Parties for Claims under Section 11.02(a)(i), Section 11.02(a)(iv), and Section 11.02(b)(i) shall be satisfied exclusively from the Indemnity Escrow Account). Neither Seller nor Buyer shall have any Liability under Section 11.02(a)(i), Section 11.02(b)(i) or Section 11.03(a) (as applicable) for any individual item where the Damages relating thereto (aggregating the Damages arising out of or resulting from the same or related facts, events or circumstances) are less than Thirty Thousand Dollars ($30,000); provided that such items shall be aggregated and included for purposes of satisfying the Deductible. The limitations on the Selling Parties’ indemnification obligations in this Section 11.04(a) shall not apply to Claims for indemnification by any Buyer Indemnitee in respect of the inaccuracy or breach of any Seller Fundamental Representation, Company Fundamental Representation or the representations and warranties set forth in Section 4.17 (Tax Matters).
(b)    Solely for purposes of determining the amount of Damages resulting from any inaccuracy or breach of the representations and warranties contained in this Agreement (but not, for the avoidance of doubt, for purposes of determining whether any inaccuracy or breach of such representations and warranties has occurred), the determination shall, in each case, be made without references to the terms “material,” “materially,” “Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality (including specific monetary thresholds) contained or incorporated in any such representation or warranty.
(c)    Except with respect to fraud or willful misconduct, (i) the Buyer Indemnitees will not be entitled to indemnification pursuant to Section 11.02(a), Section 11.02(b) or Section 8.03(i) for any amounts, individually or in the aggregate, in excess of the Purchase Price and (ii) the Seller Indemnitees will not be entitled to indemnification from Buyer pursuant to Section 11.03 for any amounts, individually or in the aggregate, in excess of the Purchase Price.
(d)    The right of the Indemnitees to seek indemnification pursuant to this Article XI shall not be affected or deemed waived by reason of the fact that, based on any facts or circumstances known, or that should have been known, to the Selling Parties, Buyer or any other Indemnitee, including from any investigation made by or on behalf of such Indemnitee, the information provided in the Data Room or given to such Indemnitee (except, for the avoidance of doubt, any disclosure of any fact or item in any portion of the Disclosure Schedules).
(e)    Notwithstanding anything to the contrary herein, the Selling Parties shall have no indemnification obligation for Damages with respect to the availability of any Tax asset or attribute of the Acquired Companies. Except in any case where Buyer obtains the consent of Seller or Sellers’ Representative, as applicable, pursuant to Section 8.03(g), the Selling Parties shall have no indemnification obligation for Damages with respect to Taxes arising from (i) any action taken by Buyer or any of its Affiliate (including any Acquired Company) after the Closing on the Closing Date other than in the ordinary course of business except as required by this Agreement or applicable Law; (ii) any election with respect to Taxes with respect to a Pre-Closing Tax Period of an Acquired Company made by the Buyer or any of its Affiliates (including, after the Closing, any Acquired Company); or (iii) any voluntary compliance program with respect to a Pre-Closing Tax Period of an Acquired Company initiated with any Taxing Authority by Buyer or any of its Affiliates (including, after the Closing, any Acquired Company).
SECTION 10.05    Claims. Any Indemnitee claiming it may be entitled to indemnification under this Article XI (the “Indemnified Party”) shall give written notice as promptly as practicable to the other party (the “Indemnifying Party”) of each Claim. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, including the estimated amount of Damages and the basis for indemnification hereunder. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to a third-party Claim. Notwithstanding the foregoing, Claims that are Tax Proceedings relating to a Pre-Closing Tax Period with respect to the Company shall be governed by the terms of Section 8.03(e) and not this Section 11.05.
SECTION 10.06    Defense of Actions. Subject to the limitations set forth below in this Section 11.06, the Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the defense of any Claim based on any Action or Claim by any third party within sixty (60) calendar days of receipt of notice of such Claim by the Indemnifying Party, with authority to conduct such defense, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, and to settle or otherwise dispose of the same and the Indemnified Party shall reasonably cooperate in such defense; provided that the Indemnifying Party shall (a) permit the Indemnified Party to participate in such defense, settlement or disposal through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall be paid by such Indemnified Party) and (b) not, in defense of any such Claim, except with the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), consent to the entry of any Judgment or enter into any settlement which (i) provides for any relief other than the payment of monetary damages, (ii) does not include as an unconditional term thereof the giving by the third-party claimant to the Indemnified Party of a release from all Liability in respect thereof or (iii) includes any admission of wrongdoing or misconduct by the Indemnified Party. If the Indemnifying Party elects to assume the defense of any third-party Claim, the Indemnifying Party shall not enter into any settlement of such Claim for the payment of monetary damages unless (A) the Indemnified Party consents in writing to such settlement (not to be unreasonably withheld, conditioned or delayed) or (B) the Indemnifying Party confirms in writing to the Indemnified Party that the Indemnifying Party will be responsible for indemnifying the Indemnified Party for the Damages resulting from such Claim, to the extent provided in (and subject to the parameters of) this Article XI. The Indemnifying Party shall not be entitled to assume the defense of any third-party Claim without the consent of the Indemnified Party if such third-party Claim (x) seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought) and not also against the Indemnifying Party or (y) is related to or otherwise arises in connection with any criminal matter, in which case the Indemnified Party shall allow the Indemnifying Party a reasonable opportunity to participate in such defense with its own counsel and at its own expense. As to those third-party Actions or claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will obtain the consent of the Indemnifying Party prior to settling or otherwise disposing of any of the same (not to be unreasonably withheld, conditioned or delayed). Notwithstanding an election by the Indemnifying Party to assume the defense of any third-party Claim, the Indemnified Party shall have the right to employ one separate co-counsel and to participate in the defense in such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if, based on advice from counsel, there exists any actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of the third-party Claim. The Indemnified Party and the Indemnifying Party and their respective counsel shall cooperate in the defense of any third-party Claim subject to this Article XI and keep each other informed of all significant developments relating to any such third-party Claim, and provide copies of all relevant correspondence.
SECTION 10.07    Satisfaction of Claims.
(a)    After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have reached an agreement, in each case with respect to any Claim under this Article XI or Section 8.03, subject to Section 11.07(b), the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such Claim and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five (5) business days after the date of such notice; provided that, in the case of a Claim pursuant to Section 11.02 or Section 8.03 for which any amounts due and owing with respect to such Claim shall be paid from funds in the Indemnity Escrow Account pursuant to Section 11.07(b), Buyer and Sellers’ Representative shall promptly instruct the Escrow Agent to deliver to Buyer the amount that Buyer is entitled to receive with respect to such outstanding Claim.
(b)    Any Claim by a Buyer Indemnitee subject to indemnification pursuant to Section 11.02 shall be paid as follows and in the following order: (i) first, from the Indemnity Escrow Account, to the extent of the funds then remaining in the Indemnity Escrow Account, and (ii) second, with respect to any Claim pursuant to Section 11.02(a) or Section 11.02(b), directly by the Selling Parties; provided that in the case of the foregoing subsection (ii), for the avoidance of doubt, once the funds in the Indemnity Escrow Account are exhausted the Buyer Indemnitees shall have no further recourse against the Selling Parties or Sellers’ Guarantor (i.e., the Indemnity Escrow Account shall be the exclusive source of recovery) with respect to Claims for indemnification pursuant to Sections 11.02(a)(i), Section 11.02(a)(iv) or 11.02(b)(i), except with respect to the breach of any Seller Fundamental Representation, Company Fundamental Representation or the representations and warranties set forth in Section 4.17 (Tax Matters). For the avoidance of doubt, any Buyer Indemnitee shall be entitled to recourse directly against the Selling Parties for (i) breaches of any representations and warranties in Section 4.17, and (ii) for any indemnification pursuant to Section 8.03(i).
SECTION 10.08    Limitation, Exclusivity, No Duplicate Recovery.
(a)    Except to the extent prohibited by Law, upon and after becoming aware of any event which could reasonably be expected to give rise to any indemnifiable Damages hereunder, the Indemnified Party shall take and cause its Affiliates to take, or cooperate with the Indemnifying Party if so requested by the Indemnifying Party in order to take, all commercially reasonable measures to mitigate the indemnifiable Damages based upon, arising out of or incurred as a result of such event. The reasonable costs and expenses of mitigation hereunder shall constitute indemnifiable Damages under this Agreement. In the event any Damages incurred by a Buyer Indemnitee are, to the knowledge of Buyer, reasonably covered by insurance, Buyer shall and shall cause any Buyer Indemnitee to agree to use commercially reasonable efforts to submit a timely claim to the applicable insurance carrier; provided, however, that no Buyer Indemnitee shall be required to commence or engage in litigation or initiate any other Action against any insurance carrier.
(b)    From and after Closing, no Claim shall be made unless the Indemnified Party shall have given written notice of such Claim to the Indemnifying Party, prior to the date set forth in Section 11.01 for such Claim. Subject to Section 12.17 or in the event of fraud or willful misconduct, from and after Closing, this Article XI and Section 8.03 provide the exclusive means by which a party may assert claims of any nature whatsoever relating to the Transactions (other than disputes related to the Purchase Price Adjustment, which shall be governed by the terms of Section 2.04 and disputes related to the Listed Matters Amount, which shall be governed by the terms of Section 2.10), including any breach of any representation, warranty, covenant or agreement contained in this Agreement or any certificate delivered pursuant hereto. Each party hereby waives and releases any other remedies or claims (including any rights of contribution or indemnification) that it may have against each other party (or any of its Affiliates) with respect to the matters arising out of or in connection with this Agreement or relating to the Transactions, except that any limitations herein shall not apply (i) to the remedies of injunctive relief or specific performance set forth herein; (ii) in the event of fraud or willful misconduct, as to which the parties shall have all remedies available at Law or in equity; (iii) with respect to the covenants and agreements that by their respective terms anticipate performance following the Closing Date; and (iv) as otherwise expressly provided in this Agreement (including in Sections 8.03 and 10.01) or any Ancillary Agreements.
(c)    For the avoidance of doubt, no Buyer Indemnitee or Seller Indemnitee shall have any right to indemnification under this Article XI for any Damages to the extent that a Buyer Indemnitee or Seller Indemnitee, as applicable, previously obtained indemnification under this Article XI for such Damages, and in no event shall any party hereto be indemnified under different provisions of this Agreement for Damages that have already been paid or otherwise taken into account under this Agreement, including, with respect to any matter that is reflected in the calculation of Final Closing Date Net Working Capital or any adjustment to the Purchase Price pursuant to Section 2.03, Section 2.04 or Section 2.10.
SECTION 10.09    Calculation of Damages. Except as otherwise provided in this Article XI, in any case where the Indemnified Party subsequently recovers from third parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery and the related increase in insurance premium) but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter. The computation of the amount of any indemnity payment required to be made to any Buyer Indemnitee pursuant to this Agreement shall be reduced by the amount of the Tax Benefit resulting from the incurrence of the liability giving rise to the Damages at issue, if any, actually realized by the Buyer Indemnitee in the year such Liability is incurred or in the immediately succeeding year. If the Buyer Indemnitee receives a Tax Benefit after an indemnification payment is made to it, the Buyer Indemnitee shall promptly pay to Seller the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Buyer Indemnitee. If and to the extent all or any portion of any Tax Benefit that (a) was used to reduce the Damages otherwise payable to the Buyer Indemnitee or (b) was paid over to Seller pursuant to this Section 11.09, is subsequently reduced, denied, or eliminated by the applicable Taxing Authority, Selling Parties agree to pay the amount by which the Tax Benefit was so reduced, denied, or eliminated to the Buyer Indemnitee promptly, and in any case within five (5) days of receiving written demand for such payment from the Buyer Indemnitee. For purposes hereof, “Tax Benefit ” means any refund of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid.
SECTION 10.10    Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless there is no reasonable basis for doing so under the applicable Tax Law. Each party shall notify the other party if it receives notice that any Taxing Authority proposes to treat any indemnification payment as other than an adjustment to the Purchase Price for Tax purposes, or if a party otherwise determines that an indemnification payment is required by applicable Tax Law to be treated as other than an adjustment to the Purchase Price for Tax purposes.
ARTICLE XI
Miscellaneous
SECTION 11.01    Sellers’ Representative.
(a)    By executing this Agreement, each Selling Party irrevocably authorizes and appoints Sellers’ Representative as such Selling Party’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Sellers’ Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to: (i) give and receive notices and communications; (ii) authorize delivery to Buyer of cash from the Indemnity Escrow Account in satisfaction of claims for indemnification made by Buyer pursuant to Section 8.03 or Article XI; (iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer pursuant to Section 8.03 or Article XI; (iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Section 8.03 or Article XI; (v) authorize delivery to Buyer of cash from the Indemnity Escrow Account in satisfaction of any negative Purchase Price Adjustment pursuant to Section 2.04 or any adjustment to the Final Purchase Price payable to Buyer pursuant to Section 2.10 otherwise agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described Section 2.04 or Section 2.10; (vi) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other Transaction Document (including the Escrow Agreement); (vii) make all elections or decisions contemplated by this Agreement and any other Transaction Document (including the Escrow Agreement); (viii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Sellers’ Representative in complying with its duties and obligations; (ix) to receive funds, make payments of funds, and give receipts for funds on behalf of the Selling Parties in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby and (x) take all actions necessary or appropriate in the good faith judgment of Sellers’ Representative for the accomplishment of the foregoing.
(b)     Buyer shall be entitled to deal exclusively with Sellers’ Representative on all matters relating to this Agreement (including Section 8.03 and Article XI) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Party by Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Selling Party by Sellers’ Representative, as being fully binding upon such Person. Notices or communications to or from Sellers’ Representative shall constitute notice to or from each of the Selling Parties. Any decision or action by Sellers’ Representative hereunder, including any agreement between Sellers’ Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification or otherwise as provided hereunder, shall constitute a decision or action of all Selling Parties and shall be final, binding and conclusive upon each such Selling Party. No Selling Party shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one Selling Party, or by operation of Law, whether by death or other event.
(c)    Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by the unanimous vote or written consent of the Selling Parties; provided, however, in no event shall Sellers’ Representative resign or be removed without the Selling Parties having first appointed a new Sellers’ Representative who shall assume such duties immediately upon the resignation or removal of Sellers’ Representative. In the event of the death, incapacity, resignation or removal of Sellers’ Representative, a new Sellers’ Representative shall be appointed by the unanimous vote or written consent of the Selling Parties. Notice of such vote or a copy of the written consent appointing such new Sellers’ Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer and the Company shall be entitled to rely on the decisions and actions of the prior Sellers’ Representative as described in Section 12.01(a) and Section 12.01(b).
(d)    Sellers’ Representative shall not be liable to the Selling Parties for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Sellers’ Representative shall be conclusive evidence of good faith). Seller shall indemnify and hold harmless Sellers’ Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Sellers’ Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Sellers’ Representative, Sellers’ Representative shall reimburse the Selling Parties the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied by Seller.
SECTION 11.02    Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, covenants and agreements of the Selling Parties and the Company contained in this Agreement. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant (except as expressly set forth in such Disclosure Schedule).
SECTION 11.03    To the knowledge. “To the knowledge of the Company” or other references to the knowledge or awareness of the Company means the actual knowledge, after reasonable due inquiry, of those individuals set forth on Schedule 12.03(a), “to the knowledge of Seller” or other reference to the knowledge or awareness of a Selling Party means the actual knowledge after reasonable due inquiry of each Selling Party and Sellers’ Guarantor and“to the knowledge of Buyer” or other references to the knowledge or awareness of Buyer or its Affiliates means the actual knowledge, after reasonable due inquiry, of those individuals set forth on Schedule 12.03(b).
SECTION 11.04    Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions, including the fees of counsel and accountants, shall be borne by the party incurring such expenses.
SECTION 11.05    Modifications and Amendments. This Agreement shall not be modified, altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto. Notwithstanding anything to the contrary herein, this Section 12.05, Section 12.07, Section 12.08, Section 12.16, Section 12.17, Section 12.21 and Section 12.22 (and any provision of this Agreement to the extent a modification or amendment of such provision would modify the substance of such Sections) may not be modified or amended in a manner that materially and adversely affects the rights of the Financing Sources without the prior written consent of such Financing Sources.
SECTION 11.06    Waivers. At any time and from time to time prior to the Closing, the parties hereto may, to the extent permitted under applicable Law, (a) extend the time for, or waive in whole or in part, the performance of any obligation of any party hereto under this Agreement; (b) waive any inaccuracy in any representation or warranty contained in this Agreement; or (c) waive any condition or compliance with any covenant or agreement contained in this Agreement. The failure of a party hereto to require performance of any provision hereof at any time shall in no manner affect such party’s right at a later time to enforce such provision. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement shall not constitute a waiver of its rights.
SECTION 11.07    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party; provided that without such consent, Buyer may assign this Agreement or its rights and obligations hereunder to (a) a third party in connection with a sale or transfer (by means of a merger, stock sale or otherwise) of all or substantially all of Buyer’s business, or (b) secure its or its Affiliates’ obligations under any debt Financing. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
SECTION 11.08    No Third Party Beneficiaries. Other than as set forth in Section 11.02 and Section 11.03, nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective successors and permitted assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided that the Financing Sources are intended third party beneficiaries of the rights set forth in Section 12.05, Section 12.07, this Section 12.08, Section 12.16, Section 12.17, Section 12.21 and Section 12.22.
SECTION 11.09    Notices. Any notice, request, instruction or other communication to be given hereunder by any party to the other parties shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) one (1) business day following the day when sent by overnight courier (with written confirmation of receipt), (c) three (3) business days following the day when sent by postpaid registered or certified mail or (d) when sent by email (provided that an additional copy is delivered one (1) business day thereafter in accordance with the delivery method set forth in the preceding clauses (a) or (b)), in each case to the parties at the following addresses:
if to any Selling Party, Sellers’ Representative, Sellers’ Guarantor or the Company before the Closing, to:

Kamco Holdings, Inc.
c/o Kamal S. Ghaffarian
5907 Sunnyslope Drive
Naples, Florida 34119
Email: kam@sgt-inc.com
with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
1650 Tyson Boulevard, 14th Floor
McLean, Virginia 22102
Attention: Craig Chason
Email: craig.chason@pillsburylaw.com
and if to Buyer, to:

KBRwyle Technology Solutions, LLC
601 Jefferson Avenue
Houston, Texas 77002
Attention: Executive Vice President and General Counsel
Email: eileen.akerson@kbr.com
with a copy to:

Hogan Lovells US LLP
Park Place II, Ninth Floor
7930 Jones Branch Drive
McLean, Virginia 22102
Attention: Carine Stoick
Email: carine.stoick@hoganlovells.com
or to such other address as such party shall hereafter designate by like notice.
SECTION 11.10    Buyer’s Own Due Diligence. Buyer has conducted its own investigation, examination and valuation of the Company in effecting the Transactions. Buyer has made all inspections and investigations of the Company and the Company deemed necessary or desirable by Buyer. Buyer is purchasing the Transferred Equity Interests based on the results of Buyer’s inspections and investigations, and not on any representation or warranty of any Selling Party any of its Affiliates not expressly set forth in this Agreement, in any Ancillary Agreement or in any certificate delivered by any Selling Party its Affiliates pursuant to this Agreement. In light of these inspections and investigations and the representations and warranties made to Buyer by Selling Parties and the Company herein, solely with respect to the transactions contemplated by this Agreement, Buyer is relinquishing any right to any claim based on any representations and warranties other than those expressly set forth in this Agreement or in any certificate delivered by Selling Parties, the Company or their respective Affiliates pursuant to this Agreement; provided, however, that nothing herein shall limit the liability of Selling Parties for fraud or willful misconduct.
SECTION 11.11    Financial Information and Projections. In connection with Buyer’s investigation of the Company, Buyer has received from Seller various forward-looking statements regarding the Company (including the estimates, assumptions, projections, forecasts and plans furnished to it) (the “Forward-Looking Statements”). Buyer acknowledges and agrees (i) there are uncertainties inherent in attempting to make the Forward-Looking Statements; (ii) Buyer is familiar with such uncertainties, (iii) Buyer is not relying on any Forward-Looking Statement in any manner whatsoever, and (iv) with respect to any Forward-Looking Statements, Buyer shall have no claim against Selling Parties or any of their respective Affiliates solely with respect to the transactions contemplated by this Agreement except in the case of fraud or willful misconduct.
SECTION 11.12    No Other Representation or Warranties. Buyer acknowledges and agrees that except for the representations and warranties contained in Articles III and IV or any certificate delivered by Selling Parties, the Company or any of their respective Affiliates (including the Company) pursuant to this Agreement, none of Selling Parties or the Company nor any other Person makes or shall be deemed to make any express or implied representation or warranty with respect to the Company. Without limiting the generality of the foregoing, Buyer acknowledges that Selling Parties make no representation or warranty (a) with respect to any Forward-Looking Statements made (i) in the Data Room, (ii) in any supplemental due diligence information provided or made available to Buyer, (iii) in connection with Buyer’s discussions with management of the Company, (iv) in negotiations leading to this Agreement or (v) in any other circumstance; (b) with respect to the reasonableness of the assumptions underlying any Forward-Looking Statements; or (c) as to merchantability, suitability or fitness for a particular purpose or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, Buyer agrees that the representations and warranties contained in Articles III and IV by Selling Party and the Company or any certificate delivered by Selling Parties or any of their respective Affiliates (including the Company) pursuant to this Agreement, are in lieu of, and Buyer hereby expressly waives all rights to, any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other Law, including the warranties of merchantability and fitness for a particular purpose.
SECTION 11.13    Guaranty.
(a)    To induce Buyer to enter into this Agreement, Sellers’ Guarantor hereby absolutely, unconditionally and irrevocably guarantees to any applicable Buyer Indemnitee (the “Seller Guaranty”) the due, punctual and full payment and performance of each Selling Party’s obligations under this Agreement when due, subject to any and all limitations on the Selling Parties’ obligations hereunder. Without limiting the foregoing, Sellers’ Guarantor shall ensure satisfaction of any payment obligations under or pursuant to this Agreement by the Selling Parties, subject to any and all limitations on such Selling Party’s obligations hereunder. The Seller Guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, subject to Section 12.13(d). This Seller Guaranty shall be a guarantee of payment and performance and not merely of collection. Sellers’ Guarantor hereby covenants and agrees that it shall not, and shall cause its Affiliates not to, institute, directly or indirectly, any claim, action, lawsuit or proceeding asserting that this Seller Guaranty is illegal, invalid or unenforceable in accordance with its terms.
(b)    To the fullest extent permitted by applicable Laws, the obligations of Sellers’ Guarantor as guarantor hereunder shall not be affected by any change in the existence (corporate or otherwise) of the Selling Parties or Sellers’ Guarantor or any insolvency, bankruptcy, reorganization or similar proceeding affecting any of them or their assets. Sellers’ Guarantor, solely in his capacity as guarantor, expressly and irrevocably waives any election of remedies by Buyer, promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to the Selling Parties under or in connection with this Agreement, other than in respect of defenses that are available to the Selling Parties hereunder. Buyer acknowledges and agrees that Sellers’ Guarantor shall be entitled to all rights, remedies and benefits of the Selling Parties hereunder, including to the extent applicable, the Cap. Sellers’ Guarantor acknowledges that he will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Section 12.13(b) are made knowingly in contemplation of such benefits.
(c)    Sellers’ Guarantor represents and warrants to Buyer as follows:
(i)    Sellers’ Guarantor has the capacity to enter into this Agreement;
(ii)    this Agreement has been duly executed and delivered by Sellers’ Guarantor;
(iii)    the execution and delivery of this Agreement by Sellers’ Guarantor and the performance of its obligations hereunder does not contravene any applicable Law, Contract or contractual restriction binding on Sellers’ Guarantor or his assets;
(iv)    assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligation of Sellers’ Guarantor enforceable against Sellers’ Guarantor in accordance with its terms;
(v)    all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by Sellers’ Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement by Sellers’ Guarantor; and
(vi)    Sellers’ Guarantor has available financial capacity to pay and perform its obligations under this Agreement, and all funds necessary for Sellers’ Guarantor to fulfill its obligations under this Agreement shall be available to Sellers’ Guarantor for so long as this Agreement shall remain in effect in accordance with this Section 12.13.
(d)    No amendment, supplement or modification to this Section 12.13 shall be made without the written agreement of Sellers’ Guarantor and Buyer.
SECTION 11.14    Headings. The Article and Section headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 11.15    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.
SECTION 11.16    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereunder; provided that, notwithstanding the foregoing, any disputes related to the Financing or otherwise involving the Financing Sources shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the principles of conflicts of law thereunder.
SECTION 11.17    Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any party is entitled at law or in equity. Each party further agrees that (i) no other party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such remedy, and each party hereby irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) it will not oppose the granting of such remedy. Notwithstanding anything to the contrary in this Agreement, including this Section 12.17, neither any Selling Party, the Company, nor any of their respective Affiliates or Representatives, shall be entitled to seek specific performance of any rights of Buyer or any of its Affiliates to cause any Financing to be funded; provided, that nothing in the immediately preceding sentence limits Seller’s or the Company’s right to seek specific performance of Buyer’s obligations set forth in this Purchase Agreement pursuant to this Section 12.17.
SECTION 11.18    Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Ancillary Agreements and the Confidentiality Agreement, contains the entire agreement between the parties with respect to the Transactions and supersedes all prior agreements or understandings, whether written or oral, between the parties.
SECTION 11.19    Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent, (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement
SECTION 11.20    Set-Off. Any payments pursuant to this Agreement shall be made in full, without any set-off, counterclaim, restriction or condition and without any deduction or withholding (except as may be required pursuant to applicable Law or as otherwise expressly set forth herein).
SECTION 11.21    Consent to Jurisdiction. All Actions arising out of or relating to this Agreement or the Transactions shall be brought exclusively in the Court of Chancery of the State of Delaware sitting in New Castle County, or, only if such Court of Chancery declines to accept jurisdiction over such Action, in any state or federal court of competent jurisdiction in the State of Delaware, New Castle County; provided that, notwithstanding the foregoing, all Actions related to any Financing or otherwise involving the Financing Sources shall be brought exclusively in the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the borough of Manhattan. Each party hereto hereby (i) submits to the exclusive jurisdiction of such state or federal courts for the purpose of any such Action brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above‑named courts, that such party’s property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Transactions may not be enforced in or by the above‑named courts. Each party consents to the service of process in any such Action in the above-named courts by the mailing of such process by registered or certified mail at such party’s address for notices specified herein. Each party hereto irrevocably and unconditionally waives any right to a trial by jury in connection with any Action arising out of or relating to this Agreement or the Transactions, including any Action related to any Financing or otherwise involving the Financing Sources.
SECTION 11.22    Non-recourse. Notwithstanding anything to the contrary contained herein, each Selling Party and the Company agrees on behalf of itself and its respective Affiliates and its and their respective Representatives that none of the Financing Sources shall have any Liability to such Selling Party, the Company or any of its or their respective Affiliates or Representatives relating to this Agreement, any commitment letter, engagement letter or definitive financing document or any of the Transactions or the transactions contemplated by any such commitment letter, engagement letter or definitive financing document (including with respect to any Financing). Each Selling Party, the Company and its and their respective Affiliates and its and their respective Representatives hereby waive any and all rights or claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources that may be based upon, arise out of or relate to this Agreement, any commitment letter, engagement letter or definitive financing document or any of the Transactions (including any Financing), and each Selling Party, the Company and its and their respective Affiliates and its and their respective Representatives agrees not to commence or support an Action against any such Financing Source in connection with this Agreement or any commitment letter, engagement letter or definitive financing document or any of the Transactions or the transactions contemplated thereby (including any Action related to any Financing). Nothing in this Section 12.22 will limit the rights of Buyer in respect of the Financing under any commitment letter related thereto. Without limiting the foregoing, none of the Financing Sources shall be subject to any punitive, exemplary, consequential, special or speculative damages or damages of a tortious nature to any Selling Party, the Company, their respective Affiliates or its or their respective Representatives.
SECTION 11.23    Attorney Conflict Waiver. Buyer hereby agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates (including the Acquired Companies following the Closing), that (i) Pillsbury Winthrop Shaw Pittman LLP may serve as counsel to the Selling Parties and their respective Affiliates, on the one hand, and the Acquired Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transactions, and that, following consummation of the Transactions, Pillsbury Winthrop Shaw Pittman LLP (or any successor) may serve as counsel to any of the Selling Parties and their respective Affiliates or any director, member, shareholder, partner, officer or employee thereof, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation and (ii) Buyer shall not, and shall cause the Acquired Companies not to, seek or have Pillsbury Winthrop Shaw Pittman LLP (or any successor) disqualified from any such representation. Buyer hereby consents thereto and waives any conflict of interest arising therefrom, and Buyer shall cause any of its Affiliates (including the Acquired Companies following the Closing) to consent to or waive any conflict of interest arising from such representation. Buyer acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that Buyer has consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 12.23 are intended to be for the benefit of, and shall be enforceable by, the Selling Parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Equity Purchase Agreement as of the date first above written.

BUYER:
KBRWYLE TECHNOLOGY SOLUTIONS, LLC

By:	/s/ William Byron Bright Name: William Byron Bright Title: President

[Signatures continue on the following pages]
COMPANY:
SGT, INC.

By:	/s/ Kamal S. Ghaffarian Name: Kamal S. Ghaffarian Title: President & Chief Executive Officer
SELLER:
KAMCO HOLDINGS, INC.

By:	/s/ Kamal S. Ghaffarian Name: Kamal S. Ghaffarian Title: President, Treasurer & Secretary

SHAREHOLDER SELLING PARTIES:

THE KAMAL S. GHAFFARIAN REVOCABLE TRUST
By: /s/ Kamal S. Ghaffarian
Name: Kamal S. Ghaffarian
Title: Trustee
GHAFFARIAN 2012 GIFT TRUST

By:	/s/ Navin Ghaffarian Name: Navin Ghaffarian Title: Trustee

SELLERS’ REPRESENTATIVE:
/s/ Kamal S. Ghaffarian

Kamal S. Ghaffarian

[Signatures continue on the following page]

Solely for the purposes of Sections 7.02, 7.07, 7.08, 8.02, 8.07 and Article XII:

SELLERS’ GUARANTOR:
/s/ Kamal S. Ghaffarian

Kamal S. Ghaffarian

4848-1296-7002.v5